Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT AND PLAN OF MERGER

dated as of

October 30, 2016

among

GENERAL ELECTRIC COMPANY,

BAKER HUGHES INCORPORATED,

BEAR MERGERSUB, INC.,

and

BEAR NEWCO, INC.

i

ii

iii

EXHIBITS

Exhibit A	Form of Newco LLC Operating Agreement
Exhibit B	Form of Exchange Agreement
Exhibit C	Form of Stockholders Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Amended and Restated Certificate of Incorporation of Newco
Exhibit F	Form of Bylaws of Newco

ANNEXES

1.01(a)	Accounting Principles
1.01(b)	Working Capital Principles
5.04(c)	GE O&G Financial Statements
7.08	Certain Businesses
7.14(d)(i)	GE O&G Assets
7.14(d)(ii)	GE O&G Assumed Liabilities

iv

8.01(b)	Antitrust/Competition
8.03(e)	Excluded Matters

v

TRANSACTION AGREEMENT AND PLAN OF MERGER

TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 30, 2016, among General Electric Company, a New York corporation (“GE”), Baker Hughes Incorporated, a Delaware corporation (“BHI”), Bear Newco, Inc., a Delaware corporation and a direct wholly owned subsidiary of BHI (“Newco”) and Bear MergerSub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Newco (“Merger Sub”).

WITNESSETH:

WHEREAS, GE and BHI desire to combine GE O&G (as defined below) with BHI in a transaction involving the following steps (collectively, the “Transactions”):

(i)          Prior to the GE O&G Transfer (as defined below), GE will undertake the GE Reorganization (as defined below) and BHI will undertake the BHI Reorganization (as defined below);

(ii)          Merger Sub will merge with and into BHI, with BHI as the surviving corporation (the “Surviving Entity”) and a direct wholly owned subsidiary of Newco on the terms and subject to the conditions set forth herein (the “Merger”);

(iii)          As a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share of common stock, par value $1.00 per share, of BHI (the “BHI Common Stock”) (other than shares of BHI Common Stock owned by BHI immediately prior to the Effective Time (as defined below) and other than Appraisal Shares (as defined below)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive one share of Class A common stock, par value $0.0001 per share, of Newco (the “Class A Common Stock”);

(iv)          Immediately following and as part of a plan that includes the Merger, Newco will cause the Surviving Entity to be converted into a Delaware limited liability company (“Newco LLC”) by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), and Newco will become the sole managing member of Newco LLC (the “Conversion” and, together with the Merger, the “Newco Reorganization”), and Newco as sole managing member will adopt, and Newco LLC will be governed by, the Initial Newco LLC Operating Agreement (as defined below);

(v)          Following the Newco Reorganization (A) pursuant to the transactions described on Schedule I (the “Transactions Schedule”), GE will acquire membership interests in Newco LLC (the “Membership Interests”) in exchange for (i) all of the equity interests of one or more legal entities (each, a “GE O&G Holdco” and collectively, “GE O&G Holdcos”) that will hold, directly or indirectly, all of the assets and liabilities of GE O&G and any GE O&G Subsidiary that is not a GE O&G Holdco (the “GE O&G Transfer”) and (ii) an amount equal to $7,400,000,000 less the Class B Stock Purchase Price (as defined below) (the “Cash Transfer” and, together with the GE O&G Transfer, the “GE Transfer”), (B) GE will contribute to Newco an amount equal to the product of the number of shares of Class B Common Stock issuable to GE pursuant to Section 2.10 multiplied by the par value of one share of Class B Common Stock (the “Class B Stock Purchase Price”) in exchange for shares of Newco’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which Membership Interests, together with shares of Class B Common Stock, will be exchangeable on a 1:1 basis for Class A Common Stock (subject to adjustment pursuant to the Exchange Agreement) and (C) GE and Newco, as members, will adopt, and Newco LLC will thereafter be governed by, the Newco LLC Operating Agreement; and

(vi)          Newco will distribute as a special dividend an amount equal to $17.50 per share to the holders of record of the Class A Common Stock immediately following the Effective Time (as defined below) in accordance with Section 7.15 (the “Dividend”);

WHEREAS, the Board of Directors of BHI has unanimously (a) determined that it is in the best interests of BHI and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by BHI of this Agreement and the consummation of the Transactions, including the Merger and the GE Transfer, and (c) resolved to recommend adoption of this Agreement by the stockholders of BHI;

WHEREAS, the Board of Directors of GE has unanimously (a) determined that it is in the best interests of GE and its stockholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance by GE of this Agreement and the consummation of the Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Newco Reorganization will qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE, BHI, Newco and Merger Sub hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01          Definitions.  (a)  As used herein, the following terms have the following meanings:

“Accounting Principles” means the policies and procedures set forth on Annex 1.01(a).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

“Ancillary Agreements” means, collectively, the following agreements:

(i)	the Exchange Agreement;

(ii)	the Newco LLC Operating Agreement;

(iii)	the Registration Rights Agreement; and

(iv)	the Stockholders Agreement.

“Assumed Liabilities” has the meaning set forth in Annex 7.14(d)(ii).

“BHI 10-K” means BHI’s annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Amendment No. 1 filed on February 19, 2016.

“BHI Balance Sheet” means the audited consolidated balance sheet of BHI as of December 31, 2015, and the footnotes thereto set forth in the BHI 10-K.

“BHI Performance Units” means any performance unit awards that provide for settlement in cash or BHI Common Stock granted under the BHI Stock Plans.

“BHI SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by BHI with the SEC.

“BHI Stock Plans” means the 2002 Employee Long-Term Incentive Plan, the 2002 Director & Officer Long-Term Incentive Plan or the BHI Incorporated Director Compensation Deferral Plan, each as amended to date.

“BHI Transferors” means any of Newco, BHI or their respective Subsidiaries that will transfer assets pursuant to the Transactions, as identified in accordance with Section 7.04(f).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date of the Closing.

“Closing Working Capital” has the meaning set forth in the Working Capital Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Damage” or “Damages” means any damage, expense, fine, penalty, loss, liability, award, judgment, obligation, amount paid in settlement, interest, cost and expense (including reasonable fees and expenses of attorneys, consultants and experts and Proceeding costs incurred in investigating, preparing or defending the foregoing).

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” means the agent for the surrender of BHI Common Stock in exchange for Class A Common Stock, to be mutually agreed by GE and BHI.

“Exchange Agreement” means the exchange agreement, to be dated, executed and delivered as of the Closing Date and substantially in the form of Exhibit B.

“GAAP” means generally accepted accounting principles in the United States.

“GE O&G” means GE’s Oil & Gas business described in the segment disclosures in GE’s annual report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2015, as reflected in the GE O&G Financial Statements.

“GE SEC Documents” means all forms, reports, schedules, registration statements, definitive proxy statements and other documents, including all exhibits thereto, required to be filed by GE with the SEC.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Long-Term Ancillary Agreements” means, collectively, the following agreements:

(i)	the GE Digital Agreement;

(ii)	the Intercompany Services Agreement;

(iii)	the IP Cross-License Agreement;

(iv)	the Non-Competition Agreement;

(v)	the Supply Agreement (GE to Newco);

(vi)	the Supply Agreement (Newco to GE);

(vii)	the Tax Matters Agreement;

(viii)	the Trademark License Agreement; and

(ix)	the Transition Services Agreement.

“Minimum Working Capital” has the meaning set forth in the Working Capital Principles.

“Newco LLC Operating Agreement” means the amended and restated limited liability company agreement substantially in the form attached hereto as Exhibit A.

“NYSE” means the New York Stock Exchange.

“Permitted Lien” means (i) Liens reserved against or identified in the BHI Balance Sheet or the GE O&G Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to, or that constitute “Permitted Liens” under, credit facilities of BHI and its Subsidiaries or GE O&G, as the case may be, and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of BHI and its Subsidiaries or GE O&G, as the case may be.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Registration Rights Agreement” means the registration rights agreement, to be dated, executed and delivered as of the Closing Date and substantially in the form of Exhibit D.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Stockholders Agreement” means the stockholders agreement, to be dated, executed and delivered as of the Closing Date and substantially in the form of Exhibit C.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or escheat payments, or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

“Tax Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Treasury Regulations” means the regulations promulgated under the Code.

“Working Capital Principles” means the working capital principles set forth on Annex 1.01(b).

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Definition	Defined in
Acquisition Agreement	Section 7.07(c)
Additional Credit Support	Section 7.11(a)(ii)
Agreement	Preamble
Alternative Proposal	Section 7.07(e)(i)
Anti-Corruption Laws	Section 4.22(b)
Antitrust Action	Section 7.08(d)
Appraisal Shares	Section 2.08
BHI	Preamble

Definition	Defined in
BHI Benefit Plans	Section 4.11(a)
BHI Board Recommendation	Section 7.01(c)
BHI Common Stock	Recitals
BHI Disclosure Letter	Article 4
BHI Financial Advisor	Section 4.10
BHI Incentive Awards	Section 2.04(d)
BHI Indemnified Persons	Section 10.01
BHI Material Adverse Effect	Section 4.01(b)
BHI Option	Section 2.04(a)
BHI Preferred Stock	Section 4.02(a)
BHI Reorganization	Section 7.14(c)
BHI Restricted Stock	Section 2.04(b)
BHI Restricted Stock Unit	Section 2.04(c)
BHI Severance Arrangement	Section 7.03(h)
BHI Stockholder Approval	Section 4.12(b)
BHI Subsidiaries	Section 4.01(a)
BHI Terminable Breach	Section 9.04(a)
BHI Termination Fee	Section 9.05(a)
Bribery Act	Section 4.22(b)
Cause	Section 7.03(h)
Certificate of Conversion	Section 3.01(b)
Certificate of Formation	Section 3.01(b)
Certificate of Merger	Section 3.01(b)
Certificates	Section 2.03(a)(i)
Chancery Court	Section 11.04(b)
Change in Recommendation	Section 7.07(c)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class B Stock Purchase Price	Recitals
Cleanup	Section 4.14(h)
Closing	Section 3.01(a)
Closing Conditions	Section 3.01(a)
Closing Statement	Section 2.11(a)
Combined Proxy Statement/Prospectus	Section 4.08
Comparable GE O&G Audited Financial Statements	Section 7.05(a)
Confidentiality Agreement	Section 7.06(b)
Continuing Employee	Section 7.03(a)
Conversion	Recitals
Credit Support Instruments	Section 7.11(a)(ii)
Detriment Limit	Section 7.08(d)
DGCL	Recitals
Dividend	Recitals
DLLCA	Recitals
EC Merger Regulation	Section 4.03(c)

Definition	Defined in
Effective Time	Section 3.01(b)
Environmental Claim	Section 4.14(c)
Environmental Laws	Section 4.14(a)
Environmental Permits	Section 4.14(b)
ERISA	Section 4.11(a)
ESPP	Section 2.04(e)
Expenses	Section 9.05(a)
FCPA	Section 4.22(b)
Final Adjustment Amount	Section 2.11(c)
Foreign BHI Benefit Plan	Section 4.11(g)
Foreign GE O&G Benefit Plans	Section 5.10(g)
GE	Preamble
GE Digital Agreement	Section 7.18(g)
GE Disclosure Letter	Article 5
GE Expense Reinbursement Amount	Section 9.05(a)(v)
GE Financial Advisors	Section 5.09
GE Financial Statements	Section 5.04(b)
GE Indemnified Persons	Section 10.02
GE Interim Financials	Section 7.05(b)
GE Material Adverse Effect	Section 5.01(b)
GE Material Contracts	Section 5.18(a)
GE O&G Audited Financial Statements	Section 7.05(a)
GE O&G Balance Sheet	Section 7.05(a)
GE O&G Benefit Plans	Section 5.10(a)
GE O&G Financial Statements	Section 5.04(c)
GE O&G Holdco	Recitals
GE O&G Subsidiary	Section 5.01(a)
GE O&G Transfer	Recitals
GE Reorganization	Section 7.14(d)
GE Terminable Breach	Section 9.03(a)
GE Termination Fee	Section 9.05(a)
GE Transfer	Recitals
GE Transferor	Section 11.06(a)
Good Reason	Section 7.03(h)
Hazardous Material	Section 4.14(h)
Hedge	Section 6.01(b)(xviii)
Indemnification Obligations	Section 7.12(a)
Indemnified Party	Section 10.03(a)
Indemnified Persons	Section 7.12(a)
Indemnifying Party	Section 10.03(a)
Independent Accountant	Section 2.11(c)
Initial Newco LLC Operating Agreement	Section 2.09
Intellectual Property	Section 4.18
Intercompany Services Agreement	Section 7.18(h)
Interim Period	Section 7.05(b)

Definition	Defined in
Intervening Event	Section 7.07(d)
Intervening Event Change in Recommendation	Section 7.07(d)
Involuntary Termination	Section 7.03(h)
IP Cross-License Agreement	Section 7.18(e)
Liabilities	Section 4.09
Material Contracts	Section 4.20(a)
Membership Interests	Recitals
Merger	Recitals
Merger Consideration	Section 2.02(i)
Merger Sub	Preamble
Money Laundering Laws	Section 4.22(d)
Newco	Preamble
Newco LLC	Recitals
Newco Option	Section 2.04(a)
Newco Plans	Section 7.03(b)
Newco Reorganization	Recitals
Newco Restricted Stock Unit	Section 2.04(c)
Non-Competition Agreement	Section 7.18(i)
Notice of Change in Recommendation	Section 7.07(c)
OFAC	Section 4.22(e)
PBGC	Section 4.11(b)
Preliminary Adjustment Amount	Section 2.11(a)
Proceeding	Section 10.03(a)
Prohibited Person	Section 4.22(e)
Registration Statement	Section 4.08
Regulatory Laws	Section 7.08(f)
Release	Section 4.14(h)
Representative	Section 7.07(a)
Sarbanes-Oxley Act	Section 4.05(d)
Section 409A	Section 2.04(a)
Separation From Service	Section 7.03(h)
September 30 Audited Financial Statements	Section 7.05(a)
Special Meeting	Section 7.01(c)
Specified BHI SEC Disclosure	Article 4
Specified Employee	Section 7.03(h)
Specified GE SEC Disclosure	Article 5
Superior Proposal	Section 7.07(e)(ii)
Supply Agreement (GE to Newco)	Section 7.18(c)
Supply Agreement (Newco to GE)	Section 7.18(d)
Surviving Entity	Recitals
Tax Matters Agreement	Section 7.18(a)
Termination Date	Section 9.02(a)

Definition	Defined in
Third Party Claim	Section 10.03(a)
Trademark License Agreement	Section 7.18(f)
Transactions	Recitals
Transactions Schedule	Recitals
Transition Services Agreement	Section 7.18(b)
U.S. BHI Benefit Plans	Section 4.11(a)
U.S. GE O&G Benefit Plans	Section 5.10(a)
Uncertificated Shares	Section 2.03(a)(ii)

ARTICLE 2

THE NEWCO REORGANIZATION AND THE GE TRANSFER

Section 2.01          The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger will occur, whereupon the separate existence of Merger Sub shall cease, and BHI shall be the Surviving Entity and a direct wholly owned Subsidiary of Newco.  From and after the Effective Time, the Surviving Entity will possess all of the rights, powers and privileges and be subject to all of the obligations, liabilities and restrictions of BHI and Merger Sub, all as provided under the DGCL.  At the Effective Time, (A) the certificate of incorporation of Merger Sub shall be amended in its entirety to read as set forth on Exhibit E and as so amended shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided by Law and such certificate of incorporation and (B) the bylaws of Merger Sub shall be the bylaws of the Surviving Entity until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Entity and such bylaws.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity, and the officers of BHI immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Section 2.02          Conversion of Shares.  (a)  At the Effective Time, by virtue of the Merger and without any other action on the part of BHI or any holder of any capital stock of BHI:

(i)          Except for Appraisal Shares, each share of BHI Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist and will be converted into the right to receive one share of Class A Common Stock (the “Merger Consideration”);

(ii)          All shares of BHI Common Stock that are held by BHI as treasury stock immediately prior to the Effective Time will be canceled and retired and cease to exist and no Merger Consideration will be delivered in exchange therefor; and

(iii)          All shares of issued and outstanding common stock of Merger Sub owned by Newco shall be automatically converted into shares of common stock of the Surviving Entity.

(b)          The outstanding shares of common stock of Newco held by BHI immediately prior to the Effective Time will be repurchased and canceled at the Effective Time.

Section 2.03          Surrender and Payment.

(a)          GE shall appoint the Exchange Agent for the purpose of exchanging the Merger Consideration for:

(i)          certificates representing shares of BHI Common Stock (the “Certificates”) or

(ii)          uncertificated shares of BHI Common Stock (the “Uncertificated Shares”).

Promptly after the Closing Date, Newco will send, or will cause the Exchange Agent to send, to each holder of shares of BHI Common Stock at the Effective Time a letter of transmittal and instructions that will specify that the delivery will be effected, and risk of loss and title will pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent.

(b)          Each holder of shares of BHI Common Stock will be entitled to receive, on

(i)          surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or

(ii)          receipt of an “agent’s message” by the Exchange Agent (or other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that the holder has a right to receive under Section 2.02.  The shares of Class A Common Stock constituting the Merger Consideration will be in uncertificated book-entry form, unless a physical certificate is requested by the holder or is otherwise required under applicable Law.  As a result of the Merger, at the Effective Time, all shares of BHI Common Stock will cease to be outstanding and each holder of BHI Common Stock will cease to have any rights with respect to the BHI Common Stock, except the right to receive the Merger Consideration payable in respect of the BHI Common Stock.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to the payment that:

(i)          either the surrendered Certificate will be properly endorsed or will otherwise be in proper form for transfer or the applicable Uncertificated Share will be properly transferred, and

(ii)          the Person requesting the payment will pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.

(d)          After the Effective Time, there will be no further registration of transfers of shares of BHI Common Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Entity, they will be canceled and exchanged for the Merger Consideration payable in respect of the BHI Common Stock provided for, and in accordance with the procedures set forth, in this Article 2.

(e)          Any portion of the Merger Consideration made available to the Exchange Agent under Section 2.03(a) that remains unclaimed by the holders of shares of BHI Common Stock twelve (12) months after the Closing Date will be returned to the Surviving Entity, on demand.  Any holder who has not exchanged shares of BHI Common Stock for the Merger Consideration in accordance with this Section 2.03 before that date will look only to the Surviving Entity for payment of the Merger Consideration, and any dividends and distributions with respect to the Merger Consideration, in respect of those shares without any interest thereon.  Regardless of the preceding sentence, the Surviving Entity will not be liable to any holder of shares of BHI Common Stock for any amounts properly paid to a public official under applicable abandoned property, escheat or similar Laws.  Any amounts remaining unclaimed by holders of shares of BHI Common Stock six (6) years after the Closing Date (or that earlier date, immediately before the time when the amounts would otherwise escheat to or become property of any Governmental Entity) will become, to the extent permitted by applicable Law, the property of the Surviving Entity, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04          BHI Equity-Based Awards.

(a)          Each outstanding option to purchase shares of BHI Common Stock  granted under the BHI Stock Plans (a “BHI Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire BHI Common Stock and shall be converted into a right to acquire Class A Common Stock (a “Newco Option”) that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Option immediately prior to the Effective Time (including, without limitation, acceleration of vesting in connection with the GE Transfer), except that such Newco Option shall be with respect to a number of shares of Class A Common Stock equal to the number of shares of BHI Common Stock subject to the BHI Option immediately prior to the Effective Time.  Following the GE Transfer and the Dividend, the exercise price per share of each Newco Option will be reduced by the per share amount of the Dividend; provided that the Newco Options shall be further adjusted to the extent required to remain compliant with, or exempt from, the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (collectively, “Section 409A”).

(b)          As of the Effective Time, each restricted share of BHI Common Stock (the “BHI Restricted Stock”) granted and then outstanding under the BHI Stock Plans shall be canceled and converted into, as soon as practicable after the Effective Time, a share of Class A Common Stock that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Restricted Stock immediately prior to the Effective Time (and, for clarity, the holders of such shares shall receive the Dividend in accordance with Section 7.15).  Following and by reason of the GE Transfer, each share of Class A Common Stock received upon conversion of a share of BHI Restricted Stock that is, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement, shall be unrestricted.

(c)          As of the Effective Time, each restricted stock unit with respect to BHI Common Stock that is not a BHI Performance Unit (a “BHI Restricted Stock Unit”) granted and then outstanding that is not, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement shall be canceled and converted into a restricted stock unit with respect to a number of shares of Class A Common Stock equal to the total number of shares of BHI Common Stock subject to such BHI Restricted Stock Unit immediately prior to the Effective Time (a “Newco Restricted Stock Unit”) that shall continue to have, and shall be subject to, the same terms and conditions as applied to such BHI Restricted Stock Unit immediately prior to the Effective Time (including with respect to rights relating to the Dividend).  As of the Effective Time, each BHI Restricted Stock Unit granted and then outstanding under the BHI Stock Plans that is, as of the date hereof, subject to terms and conditions providing for acceleration of vesting in connection with the transactions contemplated by this Agreement, which by reason of the Merger is required to be canceled and converted into a Newco Restricted Stock Unit, shall, by reason of the GE Transfer, be canceled and converted into, as soon as practicable after the GE Transfer, a number of unrestricted shares of Class A Common Stock equal to the total number of shares of BHI Common Stock subject to such BHI Restricted Stock Unit immediately prior to the Effective Time (and, for clarity, the holders of such shares shall receive the Dividend in accordance with Section 7.15).

(d)          GE and Newco shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Section 2.04 to any holders of BHI Options, BHI Restricted Stock, BHI Restricted Stock Units or BHI Performance Units (collectively, “BHI Incentive Awards”) such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax or other Law.  To the extent that amounts are so withheld by GE, Newco or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of such BHI Incentive Awards, as applicable, in respect of which the deduction and withholding was made by GE, Newco or the Exchange Agent, as the case may be.

(e)          Pursuant to Section 11.20 of the BHI Employee Stock Purchase Plan, as amended (the “ESPP”), if the Closing occurs prior to the last day of an Offering Period (as defined in the ESPP), there shall be no purchases of BHI Common Stock for that Offering Period, and the ESPP option holders’ accumulated payroll deductions for such Offering Period shall be returned to the ESPP option holders without interest.

(f)          Prior to the date hereof, BHI has provided GE a true and complete list of the BHI Incentive Awards outstanding on the date of this Agreement, setting forth, as applicable, (i) the target number of shares deliverable, on a grant by grant basis, and the maximum number of shares deliverable, on an aggregate basis, in respect of BHI Performance Units settled in BHI Common Stock, (ii) the aggregate target and maximum amounts of cash subject to BHI Performance Units settled in cash, (iii) the number of shares remaining subject to such awards on a grant by grant basis, (iv) the dates on which such awards were granted, (v) the exercise prices applicable to such awards, and (vi) the settlement date for each BHI Performance Unit, BHI Restricted Stock Unit and share of BHI Restricted Stock, and the expiration date of each BHI Option.  Promptly following request by GE after the date hereof, BHI will deliver to GE an updated version of the list provided by BHI to GE.

(g)          Newco shall take all actions necessary or appropriate to have available for issuance under an effective registration statement filed with the SEC a sufficient number of shares of Class A Common Stock for delivery upon exercise, settlement, conversion  or vesting of the BHI Incentive Awards with respect to those individuals, if any, who, subsequent to the Closing, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Newco shall administer any Newco Option, Newco Restricted Stock Unit, or restricted share of Class A Common Stock issued pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the corresponding BHI Incentive Award complied with such rule prior to the Merger.

(h)          As of the Closing, except as provided in this Section 2.04, all BHI Stock Plans shall be terminated and all rights under any BHI Incentive Award and any provision of the BHI Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of BHI shall be canceled.  BHI shall ensure that, as of and after the Closing, except as provided in this Section 2.04, no Person shall have any rights under the BHI Stock Plans.

Section 2.05          Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of BHI shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of stock options or other equity awards to purchase shares of BHI Common Stock or the settlement of restricted stock units or deferred stock units or (b) the grant of equity-based compensation to directors or employees of BHI or under BHI’s equity compensation plans or arrangements, the Merger Consideration, amounts payable under Section 2.03 and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted.  For the avoidance of doubt, the provisions of this Section 2.05 shall not apply to the Dividend.

Section 2.06          Withholding Taxes.  Each of the Exchange Agent, BHI, Newco and Newco LLC shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of BHI Common Stock pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of BHI Common Stock in respect of which such deduction and withholding were made.

Section 2.07          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond, in such reasonable amount as Newco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of BHI Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08          Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of BHI Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.02, but instead at the Effective Time shall become the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (i) such shares of BHI Common Stock shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration.  BHI shall deliver prompt notice to GE of any demands for appraisal of any shares of BHI Common Stock (provided that the failure of BHI to deliver such prompt notice shall not constitute a breach of this Agreement) and BHI shall provide GE with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Prior to the Effective Time, BHI shall not, without the prior written consent of GE, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.09          The Conversion.  On the Closing Date, immediately following the Effective Time and as part of a plan that includes the Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA:  (i) the Conversion shall be effected pursuant to which the Surviving Entity shall be converted to a limited liability company by the filing of a Certificate of Formation and a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, with Newco as the sole managing member, (ii) Newco, as sole managing member of Newco LLC, shall adopt, and Newco LLC shall be governed by, a limited liability company operating agreement (the “Initial Newco LLC Operating Agreement”), (iii) the officers of the Surviving Entity shall be the officers of Newco LLC and (iv) the issued and outstanding shares of the Surviving Entity shall be converted into a number of Membership Interests in Newco LLC equal to the number of shares of Class A Common Stock outstanding immediately following the Effective Time.

Section 2.10          The GE Transfer.  On the Closing Date, following the Newco Reorganization, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DGCL:  (i) GE will receive in exchange for the GE Transfer Membership Interests representing 62.5% of the Membership Interests outstanding after giving effect to any issuance of Membership Interests in connection with such exchange, (ii) GE will contribute the Class B Stock Purchase Price in cash to Newco in exchange for the issuance of a number of shares of Class B Common Stock representing 62.5% of the voting power of the outstanding shares of Common Stock of Newco (calculated on a fully diluted basis, taking into account all Newco Options, Newco Restricted Stock Units and any other security, instrument or award that is or will be outstanding immediately following the Closing and is or will be convertible, exchangeable or settled into shares of Common Stock of Newco) after giving effect to such issuance and (iii) Newco and GE, as the members of Newco LLC, shall adopt, and Newco LLC shall thereafter be governed by, the Newco LLC Operating Agreement and, immediately following Closing, GE, as a result of (i) and (ii), shall hold the same number of Units (as defined in the Newco LLC Operating Agreement) and shares of Class B Common Stock.

Section 2.11          Working Capital Adjustment.

(a)          As soon as practicable but in no event later than ninety (90) days following the Closing Date, Newco shall prepare, or cause to be prepared, and deliver to GE a statement (the “Closing Statement”) setting forth in reasonable detail the calculation of the Closing Working Capital, which shall be prepared and calculated in accordance with the Working Capital Principles and in the format of the Sample Closing Statement set forth therein, and the amount by which the Closing Working Capital exceeds the Minimum Working Capital or is less than the Minimum Working Capital (such deficiency, if any, the “Preliminary Adjustment Amount”).  To the extent the Closing Working Capital includes amounts in currencies other than U.S. dollars, such amounts shall be deemed to have been converted into U.S. dollars for the purpose of determining the Preliminary Adjustment Amount in accordance with the Working Capital Principles.

(b)          GE shall complete its review of the Closing Statement within forty-five (45) days after the date on which it received the Closing Statement.  Newco shall provide to GE and its Representatives such access to the books and records of any GE O&G Holdco and its Subsidiaries, including such access to the GE O&G Holdcos’ and its Subsidiaries’ employees and work papers of their accountants, as GE shall reasonably request, in connection with GE’s review of the Closing Statement.  If GE does not agree with the determination of the Preliminary Adjustment Amount set forth on the Closing Statement prepared by Newco, then on or before the last day of such forty-five (45)-day period, GE shall inform Newco in writing of its objections to the determination of the Preliminary Adjustment Amount (collectively, the “GE Objections”), setting forth such objections in reasonable detail and GE’s proposed adjustments thereto.  If no GE Objections are received by Newco within such period, then the Preliminary Adjustment Amount reflected on the Closing Statement shall be conclusive and binding on the parties.  Newco shall have thirty (30) days after the date on which it receives any GE Objections to review and respond to such GE Objections.

(c)          If GE and Newco are unable to resolve all of their disagreements as to the determination of the Preliminary Adjustment Amount set forth in the GE Objections within fifteen (15) days after the end of Newco’s thirty (30) day review period, then either party may refer any remaining disagreements to BDO USA, LLP (New York office), or if BDO USA, LLP declines to act, Crowe Horwath LLP (Chicago office), or if Crowe Horwath LLP declines to act, an internationally recognized accounting firm, other than KPMG LLP or Deloitte & Touche LLP, with experience in auditing the financial statements of a company in the same or similar industry as GE O&G, which is reasonably acceptable to GE and Newco (and in no case the Boston, Fairfield, Houston or New York office of the agreed firm) (the “Independent Accountant”) which shall determine in accordance with this Section 2.11, and only with respect to the disagreements submitted (it being understood that in making such determination the Independent Accountant shall be functioning as an expert and not an arbitrator and that the Independent Accountant shall not assign any value with respect to a disputed matter that is greater than the highest value claimed by either party or less than the lowest value claimed by either party), whether and to what extent, if any, the Preliminary Adjustment Amount requires adjustment.  GE and Newco shall jointly engage the Independent Accountant and enter into reasonable and customary arrangements for such services, including a customary non-disclosure agreement.  The Independent Accountant’s determination shall be conclusive and binding upon GE and Newco and their Affiliates, absent manifest error.  The fees and disbursements of the Independent Accountant shall be borne equally by GE and Newco.  The “Final Adjustment Amount” shall be equal to the Preliminary Adjustment Amount in the event that there are no GE Objections in accordance with Section 2.11(b), or shall be as agreed by the parties or finally determined by the Independent Accountant in accordance with this Section 2.11(c) in the event that there are GE Objections.

(d)          No amounts shall be paid by any party in the event GE and Newco finally determine in accordance with this Section 2.11 that the Closing Working Capital equals or exceeds the Minimum Working Capital.  In the event that the Final Adjustment Amount reflects Closing Working Capital that is less than the Minimum Working Capital, GE at its option shall, as an adjustment to the Cash Transfer (i) pay to Newco LLC an amount equal to the Final Adjustment Amount, such payment to be made by wire transfer of immediately available funds in U.S. dollars to such account as Newco LLC shall designate in writing to GE no later than five (5) Business Days after the date on which the Final Adjustment Amount is finally determined pursuant to this Section 2.11, or (ii) reduce the amount of any payable by Newco LLC to GE and included in Closing Working Capital by an amount equal to the Final Adjustment Amount.

(e)          The Closing Statement, the Preliminary Adjustment Amount and the Final Adjustment Amount shall be prepared and calculated in good faith and in accordance with the Working Capital Principles.

ARTICLE 3

CLOSING

Section 3.01          Closing.

(a)          Subject to the terms and conditions of this Agreement, the closing of the Transactions shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, 10022 at 10:00 A.M. New York time on the day that is three (3) Business Days after the day in which all of the conditions set forth in Article 8 (the “Closing Conditions”) have been satisfied, or where legally permissible waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing).

(b)          At Closing, BHI will file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL to effect the Merger.  The Merger will become effective on the date and at the time the Certificate of Merger is filed with the Delaware Secretary of State (or at a later date and time specified, if any, in the Certificate of Merger).  The time when the Merger will become effective is referred to as the “Effective Time”.  Immediately following the Effective Time, Newco will file a certificate of formation (the “Certificate of Formation”) and a certificate of conversion (the “Certificate of Conversion”) with the Delaware Secretary of State and make all other filings or recordings required by the DLLCA to effect the transactions set forth on the Transactions Schedule required to occur between the Newco Reorganization and the GE O&G Transfer.  As soon as practicable thereafter, GE will effect the GE O&G Transfer and the Cash Transfer.

Section 3.02          GE Closing Deliverables.  At the Closing, GE will deliver, or cause to be delivered, to Newco LLC or BHI, as applicable, the following:

(a)          the Cash Transfer following the Newco Reorganization and the transactions required to precede the Cash Transfer as described on the Transactions Schedule by wire transfer of immediately available funds to a bank account of Newco LLC in the United States to be designated by BHI in a written notice to GE at least five (5) Business Days prior to the Closing Date;

(b)          duly executed counterparts of each of the Ancillary Agreements;

(c)          duly executed counterparts of each of the Long-Term Ancillary Agreements; and

(d)          a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to each of GE and any GE Transferor confirming that it is not a “foreign person” as defined in Section 1445 of the Code.

Section 3.03          BHI Closing Deliverables.  At the Closing, BHI will deliver, or cause to be delivered, to GE, the following:

(a)          duly executed counterparts of each of the Ancillary Agreements;

(b)          duly executed counterparts of each of the Long-Term Ancillary Agreements; and

(c)          a certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2) with respect to each of Newco and any BHI Transferor confirming that it is not a “foreign person” as defined in Section 1445 of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BHI, NEWCO AND MERGERSUB

Except as set forth in (i) the disclosure letter, delivered by BHI to GE at or prior to the execution and delivery of this Agreement (the “BHI Disclosure Letter”) or (ii) the BHI SEC Documents filed with the SEC between December 31, 2014 and the date of this Agreement (excluding any disclosure set forth in any risk factor section or forward looking statements section, the “Specified BHI SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified BHI SEC Disclosure is responsive to the matters set forth in this Article 4, BHI, Newco and Merger Sub represent and warrant to GE as follows:

Section 4.01          Organization, Good Standing and Qualification.

(a)          BHI and each entity that is a Subsidiary of BHI (the “BHI Subsidiaries”) is a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b)          BHI and each of the BHI Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed does not constitute a BHI Material Adverse Effect.  A “BHI Material Adverse Effect” means, with respect to BHI, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of BHI and the BHI Subsidiaries considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a BHI Material Adverse Effect has occurred to the extent it results from (A) a change in Law, or GAAP or interpretations thereof, (B) general economic, market (including the market price of oil and gas), or political conditions or other conditions (including acts of terrorism or war or other force majeure events) affecting the industries in which BHI and its Subsidiaries operate, (C) any change in BHI’s stock price, trading volume or credit rating (unless due to a circumstance which would separately constitute a BHI Material Adverse Effect), (D) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement or the consummation of the Transactions, (E) acts of God, earthquakes or similar catastrophes, any weather related event or any outbreak of illness or other public health event, or (F) the failure of BHI to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a BHI Material Adverse Effect); provided, however, that (i) any fact, circumstance, occurrence, effect, development, change or condition referred to in clauses (A), (B) or (E) shall be taken into account for purposes of determining whether a BHI Material Adverse Effect has occurred to the extent, but only to the extent, such fact, circumstance, occurrence, effect, development, change or condition adversely affects BHI in a disproportionate manner as compared to other participants in the industries in which BHI and its Subsidiaries operate.

(c)          The copies of the certificate of incorporation of BHI which is incorporated by reference as an exhibit to the BHI 10-K and the bylaws of BHI which are an exhibit to BHI’s current report on Form 8-K filed on October 28, 2016, are complete and correct copies of such documents as amended and in effect on the date of this Agreement.

Section 4.02          Capitalization, Indebtedness.

(a)          The authorized capital stock of BHI consists of (i) 750,000,000 shares of BHI Common Stock and (ii) 15,000,000 shares of preferred stock, par value $1.00 per share (the “BHI Preferred Stock”).

(b)          As of September 30, 2016, (i) 422,753,256 shares of BHI Common Stock were outstanding, of which 63,594 were shares of BHI Restricted Stock, and (ii) 477,625 shares of BHI Common Stock were held by BHI in treasury.  As of the date of this Agreement, there are no shares of BHI Preferred Stock issued and outstanding or held in treasury.  As of September 30, 2016, (i) 16,427,074 shares of BHI Common Stock are reserved for issuance in respect of future grants under the BHI Stock Plans and (ii) 3,424,745 shares of BHI Common Stock are reserved for issuance in respect of the ESPP.  Since September 30, 2016 through the date of this Agreement, BHI has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation of, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock (other than in connection with BHI’s previously announced share repurchase program).  BHI has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of BHI of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of BHI.  As of September 30, 2016, there were outstanding BHI Options to purchase an aggregate of 7,820,642 shares of BHI Common Stock and 4,435,459 shares of BHI Common Stock subject to BHI Restricted Stock Units and BHI Performance Units.  Since September 30, 2016 through the date of this Agreement (i) no shares of BHI Common Stock have been issued, except pursuant to BHI Options, BHI Performance Unit awards or BHI Restricted Stock Units granted under the BHI Stock Plans, in each case outstanding on September 30, 2016, and (ii) no BHI Incentive Awards have been granted under the BHI Stock Plans.  There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of BHI having the right to vote (or, other than any outstanding options to purchase BHI Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of BHI may vote.

(c)          All issued and outstanding shares of BHI’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of BHI Options or options granted under the ESPP, or pursuant to the vesting of BHI Restricted Stock Unit awards, BHI Performance Unit awards or BHI Restricted Stock awards granted under the BHI Stock Plans, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.  The issuance and sale of all of the shares of capital stock described in this Section 4.02 have been in material compliance with United States federal and state securities Laws.  Neither BHI nor any of the BHI Subsidiaries has agreed to register any securities under the Securities Act, or under any state securities Law or granted registration rights to any individual or entity.

(d)          Except for the BHI Options, options granted under the ESPP, BHI Restricted Stock Unit awards, BHI Restricted Stock awards and BHI Performance Unit awards granted under the BHI Stock Plans, as of the date of this Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities or agreements obligating BHI or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in BHI or any of the BHI Subsidiaries or securities convertible into or exchangeable for such shares or other equity interest, (ii) contractual obligations of BHI or any of the BHI Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of BHI or any of the BHI Subsidiaries or any such securities or agreements listed in clause (i) of this sentence, or (iii) voting trusts or similar agreements to which BHI or any of the BHI Subsidiaries is a party with respect to the voting of the capital stock of BHI or any of the BHI Subsidiaries.  Immediately after the consummation of the Merger, except as contemplated by Section 2.04, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or agreements, obligating BHI or any of the BHI Subsidiaries calling for the purchase or issuance of any shares of the capital stock or other equity interest in BHI or any of the BHI Subsidiaries or securities convertible into or exchangeable for such shares or other such securities.

(e)          All of the issued and outstanding shares of Newco’s and Merger Sub’s capital stock are, and at the Closing will be, owned by BHI and Newco, respectively.  Newco and Merger Sub have not conducted any business prior to the date of this Agreement and have no, and prior to the Closing will have no, assets, liabilities or obligations of any nature other than those incident to their incorporation and pursuant to this Agreement and the transactions contemplated hereby.

Section 4.03          Authorization; No Conflict.

(a)          Each of BHI, Newco and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by BHI, Newco and Merger Sub, the performance by BHI, Newco and Merger Sub of their respective obligations hereunder and the consummation by BHI, Newco and Merger Sub of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of BHI, Newco and Merger Sub, and, prior to Closing, will be validly approved by Newco as the sole stockholder of Merger Sub, and the Board of Directors of BHI has resolved to recommend adoption of this Agreement by the stockholders of BHI and has directed that this Agreement be submitted to the stockholders of BHI for their consideration, and the Board of Directors of Merger Sub has resolved to recommend adoption of the Agreement by the sole stockholder of Merger Sub.  No other corporate proceedings on the part of BHI or any of the BHI Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by BHI of its obligations hereunder and the consummation by BHI of the transactions contemplated hereby, except for the adoption of this Agreement by the BHI Stockholder Approval (as defined in Section 4.12(b)) and the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Certificate of Merger.  This Agreement has been duly executed and delivered by BHI and, assuming due authorization, execution and delivery by GE, constitutes a valid and binding obligation of BHI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b)          None of the execution and delivery of this Agreement by BHI, Newco and Merger Sub, the consummation by BHI, Newco and Merger Sub of the transactions contemplated hereby or compliance by BHI, Newco and Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of BHI or the organizational documents of any BHI Subsidiary (including Newco and Merger Sub), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or except to the extent contemplated in Section 2.04 or the plans or agreements referenced in Section 4.11 of the BHI Disclosure Letter, accelerate the performance required by BHI or any BHI Subsidiaries under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by BHI or any BHI Subsidiaries (including once incorporated, Newco and Merger Sub) under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which BHI or any of the BHI Subsidiaries is a party or by which BHI or any of the BHI Subsidiaries (including Newco and Merger Sub) or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.03(c), violate any Laws applicable to BHI or any of the BHI Subsidiaries (including Newco and Merger Sub) or any of their respective properties or assets, other than any such event described in (i) only with respect to any BHI Subsidiary (excluding Newco and Merger Sub) or (ii) or (iii) which does not constitute a BHI Material Adverse Effect.

(c)          Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1) (the “EC Merger Regulation”) or other foreign antitrust or competition Laws, the filing of the Certificate of Merger as required by the DGCL, the filing of the Amended and Restated Certificate of Incorporation of Newco, and the filing of the Certificate of Formation and the Certificate of Conversion as required by the DGCL and the DLLCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by BHI of this Agreement or the consummation by BHI of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a BHI Material Adverse Effect.

Section 4.04          Subsidiaries.

(a)          Section 4.04(a) of the BHI Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) BHI Subsidiary and (ii) entity (other than the BHI Subsidiaries) in which BHI or any BHI Subsidiary owns any interest other than non-material interests.

(b)          All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, (i) each BHI Subsidiary that are owned directly or indirectly by BHI, and (ii) each other Person that is a legal entity in which BHI has an equity ownership interest, in each case that are owned directly or indirectly by BHI are duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and such shares, securities or interests are owned by BHI or by a BHI Subsidiary free and clear of any Liens or limitations on voting rights.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any BHI Subsidiaries.

Section 4.05          SEC Documents; Financial Statements and Internal Controls.

(a)          Since December 31, 2014, BHI has filed all BHI SEC Documents required to be filed by BHI with the SEC.  As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the BHI SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the BHI SEC Documents, and none of the BHI SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement and the Transactions, no event has occurred with respect to BHI or any of the BHI Subsidiaries which BHI is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by BHI by the filing of a current report on Form 8-K prior to the date hereof.  None of the BHI Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)          The consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in equity, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of BHI contained in the BHI SEC Documents have been prepared from the books and records of BHI and the BHI Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of BHI and the BHI Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c)          Other than any matters that do not remain the subject of any open or outstanding inquiry, BHI has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity.  Since December 31, 2014, BHI’s independent public accounting firm has not informed BHI that it has any material questions, challenges or disagreements regarding or pertaining to BHI’s accounting policies or practices which are unresolved as of the date of this Agreement.  Since December 31, 2014, no current officer or director of BHI has received, or is entitled to receive, any material compensation from any entity other than BHI or a BHI Subsidiary that has engaged in or is engaging in any material transaction with BHI or any BHI Subsidiary.

(d)          With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the BHI SEC Documents, the principal executive officer and principal financial officer of BHI have made all certifications (without qualifications or exceptions to the matters certified) required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.  Other than any matters that do not remain the subject of any open or outstanding inquiry, neither BHI nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or form of such certificates.  Neither BHI nor any of its Subsidiaries has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of BHI or any of its Subsidiaries.  “Principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e)          BHI has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to BHI and the BHI Subsidiaries required to be disclosed in BHI’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to BHI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of BHI required under the Exchange Act with respect to such reports.  BHI has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to BHI’s auditors and the audit committee of the Board of Directors of BHI and on Section 4.05(e) of the BHI Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect BHI’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BHI’s internal control over financial reporting.

(f)          BHI is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.06          Absence of Material Adverse Changes, etc.  Since January 1, 2016, BHI and the BHI Subsidiaries have conducted their business in the ordinary course of business consistent with past practices and there has not been or occurred:

(a)          a BHI Material Adverse Effect; or

(b)          any damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of BHI.

Section 4.07          Litigation.  There are no suits, actions or legal, administrative, arbitration or other hearings, proceedings or governmental investigations pending or, to the knowledge of BHI, threatened against BHI or any of the BHI Subsidiaries or any of their respective properties or assets or any director, officer or employee of BHI or any BHI Subsidiary for which BHI or any BHI Subsidiary may be liable which constitute a BHI Material Adverse Effect.  There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against BHI or any of the BHI Subsidiaries which constitute a BHI Material Adverse Effect.

Section 4.08          Information Supplied.  None of the information supplied or to be supplied by BHI for inclusion or incorporation by reference in (a) Newco’s registration statement on Form S-4 (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and (b) the proxy statement relating to the meeting of BHI’s stockholders to be held in connection with the Merger (the “Combined Proxy Statement/Prospectus”) will, at the date the Combined Proxy Statement/Prospectus is mailed to stockholders of BHI or at the time of the meeting of stockholders of BHI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

The portions of the Combined Proxy Statement/Prospectus supplied by BHI will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by BHI with respect to statements made or incorporated by reference therein based on information regarding GE, GE O&G or Newco incorporated by reference in the Combined Proxy Statement/Prospectus or supplied by GE or GE O&G specifically for inclusion in the Combined Proxy Statement/Prospectus.

Section 4.09          No Undisclosed Liabilities.  BHI and the BHI Subsidiaries do not have any obligation or liability (“Liabilities”) required by GAAP to be recognized on a condensed consolidated statement of financial position of BHI, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the BHI SEC Documents as at and for the year ended December 31, 2015 or the 9-month period ended September 30, 2016, (b) as incurred since December 31, 2015 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since December 31, 2015, (d) as incurred in connection with the transactions contemplated by this Agreement, (e) that are obligations to perform pursuant to the terms of any of the Material Contracts or (f) as would not constitute a BHI Material Adverse Effect.

Section 4.10          Broker’s Fees.  Except for Goldman, Sachs & Co. (the “BHI Financial Advisor”), which shall be entitled to fees and commissions not in excess of the compensation set forth on Section 4.10 of the BHI Disclosure Letter, no agent, broker, Person or firm acting on behalf of BHI or any BHI Subsidiary or under BHI’s or any BHI Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.  BHI will promptly after the execution thereof provide to GE a complete and correct copy of the engagement letter agreement related to such fee or commission entered into by and between BHI and the BHI Financial Advisor.

Section 4.11          Employee Plans.

(a)          Within forty (40) Business Days following the date of this Agreement, BHI shall provide to GE a true and complete list of BHI Benefit Plans that are not Foreign BHI Benefit Plans (as defined in Section 4.11(g)) (the “U.S. BHI Benefit Plans”).  Within forty (40) Business Days following the date of this Agreement, BHI shall provide to GE a true and complete list of the Foreign BHI Benefit Plans applicable to employees in jurisdictions where at least fifty (50) employees of BHI are located.  “BHI Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including, without limitation, (i) BHI Stock Plans, (ii) material “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other material plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director, and (iv) any material individual employment, compensation, severance, consulting or similar agreement, in each case, that is sponsored, maintained or contributed to by BHI or a BHI Subsidiary, or with respect to which BHI or a BHI Subsidiary may have any liability (contingent or otherwise).

Within forty (40) Business Days following the date of this Agreement, BHI shall provide or make available to GE a true, correct and complete copy of each U.S. BHI Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the U.S. BHI Benefit Plans.  With respect to the Foreign BHI Benefit Plans, BHI shall provide or make available to GE a true, correct and complete copy of each Foreign BHI Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent actuarial valuation report and the most recent financial statement that has been requested in writing by GE within forty (40) Business Days following such written request by GE.  For purposes of BHI’s obligation pursuant to this Section 4.11(a) to provide or make available to GE a copy of each BHI Benefit Plan, if such BHI Benefit Plan is an individual agreement that is materially consistent with a form of agreement, BHI may meet such obligation by providing or making available to GE a copy of such form.

(b)          With respect to each U.S. BHI Benefit Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of BHI, nothing has occurred since the date of such letter to adversely affect such qualification or exemption.  With respect to each U.S. BHI Benefit Plan, except in each case as would not constitute a BHI Material Adverse Effect, (A) each such plan has been administered in compliance with its terms and applicable Laws; (B) neither BHI nor any BHI Subsidiary has engaged in any transaction or acted or failed to act in any manner that would subject BHI or any BHI Subsidiary to any liability for a breach of fiduciary duty under ERISA; (C) no disputes, government audits, examinations or, to the knowledge of BHI, investigations are pending or, to the knowledge of BHI, threatened other than ordinary claims for benefits; (D) neither BHI nor any BHI Subsidiary has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (E) all contributions due have been made on a timely basis or have been properly recorded on the books of BHI or a BHI Subsidiary; (F) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (G) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date hereof; (H) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is reasonably expected to be incurred by BHI or any BHI ERISA Affiliate, and all premiums to the PBGC have been timely paid in full; (I) the PBGC has not instituted proceedings to terminate any BHI Benefit Plan that is subject to Title IV of ERISA; (J) no BHI Benefit Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303 (i)(4) of ERISA or Section 430(i)(4) of the Code); and (K) no events have occurred that could result in a payment by or assessment against BHI or any BHI Subsidiary of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(c)          Except as disclosed on Section 4.11(c) of the BHI Disclosure Letter, no BHI Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to ERISA or (ii) subject to Title IV of ERISA.

(d)          No event has occurred with respect to a BHI Benefit Plan that would reasonably be expected to result in liability to BHI or any BHI Subsidiary which constitutes a BHI Material Adverse Effect.

(e)          Except as disclosed on Section 4.11(e) of the BHI Disclosure Letter (i) no present or former employees of BHI or any of the BHI Subsidiaries are covered by any employee agreements or plans that provide or will provide material post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law) or has or will obtain a right to receive a gross-up payment from BHI or any of the BHI Subsidiaries with respect to any excise or other taxes which may be imposed upon such present or former employee pursuant to Section 4999 or 409A of the Code and (ii) except as set forth in Section 2.04 or Section 7.03, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any employee, officer or director of BHI or any of the BHI Subsidiaries.

(f)          To the knowledge of BHI (i) at all times since January 1, 2006, all BHI Benefit Plans that are subject to Section 409A have been operated in a manner that materially complies with Section 409A, (ii) all BHI Benefit Plans that were in effect prior to January 1, 2010 were validly amended no later than December 31, 2009 to become in material documentary compliance with Section 409A and (iii) all new BHI Benefit Plans that were established after December 31, 2009 have, since their inceptions, been in material documentary compliance with Section 409A.

(g)          With respect to each BHI Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign BHI Benefit Plan”), except in each case as would not constitute a BHI Material Adverse Effect, (i) such plan has been in all material respects, established, maintained and administered in accordance with its terms and all applicable Laws and orders of any controlling Governmental Entity, (ii) if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities, and (iii) if such plan is required to be funded and/or book reserved, such plan is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 4.12          Board Recommendation; Company Action; Requisite Vote of BHI’s Stockholders.

(a)          The Board of Directors of BHI has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other Transactions are advisable, fair to, and in the best interests of BHI and its stockholders, (ii) approved and adopted this Agreement and approved the Merger and the other Transactions and (iii) directed that this Agreement be submitted for consideration by the stockholders of BHI and resolved to recommend that the stockholders of BHI approve and adopt this Agreement and the Merger (provided, that any change in or modification or rescission of such recommendation by the Board of Directors of BHI in accordance with Section 7.07 shall not be a breach of the representation in clause (iii) of this sentence).  The Board of Directors of BHI has received from the BHI Financial Advisor an opinion, dated the date of this Agreement, a written copy of which will be provided to GE as soon as practicable after the date hereof, solely for informational purposes, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration to be received in the Merger by holders of BHI Common Stock (other than GE and its Affiliates) together with the Dividend is fair to such holders from a financial point of view.

(b)          The affirmative vote of the holders of the majority of the outstanding shares of BHI Common Stock (the “BHI Stockholder Approval”) is the only vote required of the holders of any class or series of BHI capital stock that shall be necessary to adopt this Agreement and to consummate the Transactions, including the Merger.

(c)          The Board of Directors of BHI has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares:  (a) the execution of this Agreement and (b) the Transactions, including the Merger.  None of BHI or its “affiliates” or “associates” or, to the knowledge of the BHI, any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to GE.  Prior to the date of this Agreement, the Board of Directors of BHI has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby.

Section 4.13          Taxes.

(a)          (i) All material Tax Returns required to be filed by or with respect to BHI and its Subsidiaries before the date hereof have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects, (ii) BHI and its Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of BHI, and (iii) the charges, accruals and reserves for Taxes with respect to BHI and its Subsidiaries reflected in the BHI Balance Sheet are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

(b)          Neither BHI nor any of its Subsidiaries is party to any material agreement, the principal purpose of which is the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among BHI and any of its Subsidiaries, and neither BHI nor any of its Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is BHI or any of its Subsidiaries or which relates to a Tax period ending on or before December 31, 2009).

(c)          During the period beginning two (2) years before the date hereof, neither BHI nor any of its Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(d)          Newco LLC will be, once formed, a Delaware limited liability company that at all times since its formation until the time of the GE O&G Transfer will be classified as a disregarded entity or a partnership for U.S. federal income tax purposes.

(e)          Neither BHI nor any of its Subsidiaries has taken or agreed to take any action, or knows of any fact, agreement or circumstance that would reasonably be expected to prevent the Newco Reorganization from qualifying as a reorganization under Section 368(a) of the Code.

Section 4.14          Environmental Matters.  Except as to matters that would not constitute a BHI Material Adverse Effect:

(a)          BHI and each BHI Subsidiary are in compliance with all applicable orders of any court, Governmental Entity or arbitration board or tribunal and all applicable federal, state, local and foreign or international Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively “Environmental Laws”).

(b)          BHI and each BHI Subsidiary are in possession of all permits, approvals, licenses and other authorizations by Governmental Entities required under applicable Environmental Laws (“Environmental Permits”) and are in compliance with the terms and conditions thereof.  Such Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Merger.

(c)          None of BHI or any BHI Subsidiary has entered into any consent decree or received written notice of or is the subject of any actual or threatened material action, cause of action, claim, demand or notice or any actual or threatened material investigation, by any Person or entity alleging liability or seeking Cleanup under, or non-compliance with, any Environmental Law (an “Environmental Claim”).

(d)          There are no Environmental Claims that are pending or threatened against BHI or any of BHI Subsidiaries or against any Person or entity whose liability for any Environmental Claim BHI or any of the BHI Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(e)          There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against BHI or any of the BHI Subsidiaries or, to the knowledge of BHI, against any Person whose liability for any Environmental Claim BHI or any of the BHI Subsidiaries has or may have retained or assumed either contractually or by operation of Law.

(f)          There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by BHI or any of the BHI Subsidiaries (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g)          BHI and the BHI Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any Environmental Claim against BHI or any of the BHI Subsidiaries.

(h)          “Cleanup” means all actions to:  (i) investigate, clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or migration of Hazardous Materials so that they do not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to investigation, cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment. “Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous. “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

(i)          The representations and warranties set forth in this Section 4.14 are BHI’s sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Claims or Environmental Law.

Section 4.15          Compliance with Laws.  Except for non-compliance as would not constitute a BHI Material Adverse Effect:  (a) BHI and the BHI Subsidiaries are in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof that materially affect the business, properties or assets owned or leased by BHI and the BHI Subsidiaries; and (b) no written notice, charge, claim, action or assertion has been received by BHI or any BHI Subsidiary or, to BHI’s knowledge, filed, commenced or threatened in writing against BHI or any BHI Subsidiary alleging any such non-compliance, in either case, that remains unresolved.  All licenses, permits and approvals required under such Laws with respect to BHI or the BHI Subsidiaries or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a BHI Material Adverse Effect.  Notwithstanding the foregoing, no representation or warranty in this Section 4.15 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 4.14, (b) Taxes, which are covered by Section 4.13, (c) ERISA matters, which are covered by Section 4.11, (d) the FCPA or the Bribery Act (each as defined in Section 4.22(b)) or any other applicable Anti-Corruption Law, which are covered by Section 4.22, or (e) the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, which are covered by Section 4.05.

Section 4.16          Certain Agreements.  Within ten (10) Business Days following the date of this Agreement, BHI shall provide to GE a true and complete list of each collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (including any works council, health and safety committee, or employee representative body) that BHI or any BHI Subsidiary is a party to or otherwise bound by, along with descriptions of any such contracts or agreements that are presently being negotiated, any pending representation campaigns respecting any of the employees of BHI or any of the BHI Subsidiaries, and any campaigns being conducted to solicit cards from employees of BHI or any of the BHI Subsidiaries to authorize representation by any labor organization.  To the knowledge of BHI, neither BHI nor any BHI Subsidiary (i) is a party to, or bound by, any citation by any Governmental Entity relating to employees or employment practices which would constitute a BHI Material Adverse Effect; (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice which would constitute a BHI Material Adverse Effect; or (iii) is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization.  As of the date of this Agreement, there is no pending or, to the knowledge of BHI, threatened, material labor strike or work stoppage involving BHI or any of the BHI Subsidiaries.

Section 4.17          Title to Properties.  Except as would not constitute a BHI Material Adverse Effect:  (a) BHI and the BHI Subsidiaries have good and defensible title to all real property owned by BHI and the BHI Subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all Liens (other than Permitted Liens) or restrictions, and (b), to the knowledge of BHI, all of the leases and subleases under which BHI or the BHI Subsidiaries holds properties are in full force and effect.

Section 4.18          Intellectual Property.  Except as would not constitute a BHI Material Adverse Effect, (i) BHI and the BHI Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and other proprietary information (including rights in software) and other proprietary intellectual property rights (collectively, “Intellectual Property”) necessary to carry on BHI’s business as now operated by them and (ii) BHI and the BHI Subsidiaries exclusively own all of the Intellectual Property owned by them.  Except as would not constitute a BHI Material Adverse Effect, there is no (and BHI has not received notice of any) infringement of or conflict with rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on BHI’s business as now operated by it.

Section 4.19          Insurance.  As of the date hereof, except as would not constitute a BHI Material Adverse Effect all material insurance policies maintained by BHI and the BHI Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies are in full force and effect, and BHI believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as BHI and the BHI Subsidiaries.  Except as would not constitute a BHI Material Adverse Effect neither BHI nor any BHI Subsidiary is in breach or default under any such insurance policy, and neither BHI nor any BHI Subsidiary has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the material insurance policies of BHI and the BHI Subsidiaries.

Section 4.20          Material Contracts.

(a)          Except for this Agreement and agreements filed with the SEC, neither BHI nor any BHI Subsidiary is, as of the date hereof, a party to or bound by any written agreement:

(i)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          that is a partnership or joint venture agreement (other than a partnership agreement constituting an organizational agreement of a Subsidiary) that is material to BHI and the BHI Subsidiaries considered as a single enterprise;

(iii)          except for intercompany transactions among BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $100 million or that creates a Lien other than a Permitted Lien on any material asset of BHI or any BHI Subsidiary;

(iv)          other than any partnership, joint venture or similar arrangement, that limits or purports to limit the ability of BHI or any of its Affiliates to compete or engage in any line of business, in any geographic area or with any Person and that, in each case, is material to BHI and the BHI Subsidiaries considered as a single enterprise;

(v)          except for intercompany transactions among BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices, for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee) that provides (A) for payment of $25 million or more per year or (B) material exclusive rights to any third party;

(vi)          relating to the sale of any of the assets or properties (other than dispositions of inventory and consumables in the ordinary course of business consistent with past practices) of BHI or any BHI Subsidiary in excess of $50 million, other than those as to which the sale transaction has previously closed, (A) are so reflected on BHI’s financial statements and (B) BHI and the BHI Subsidiaries have no continuing material obligation thereunder or relate to an intercompany transaction among BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices;

(vii)          relating to the acquisition by BHI or any BHI Subsidiary of any assets (other than acquisitions of equipment and supplies in the ordinary course of business), operating business or the capital stock of any other Person in excess of $50 million other than those as to which the acquisition has previously closed and (A) are so reflected on BHI’s financial statements and (B) BHI and the BHI Subsidiaries have no continuing obligation thereunder;

(viii)          that (A) obligates BHI or any BHI Subsidiary for more than one year, has total projected revenue of at least $100 million and is currently operating or currently projected to operate at a loss or (B) involves a take or pay amount of at least $100 million; and

(ix)          with respect to a BHI Stock Plan or BHI Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, except to the extent contemplated by Section 2.04.

All written agreements of the type described in this Section 4.20, including those agreements filed with the SEC, shall be collectively referred to herein as the “Material Contracts”.

(b)          Neither BHI nor any BHI Subsidiary, nor, to BHI’s knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which would not constitute a BHI Material Adverse Effect.

Section 4.21          Customers and Suppliers.  Since December 31, 2015, through the date of this Agreement:  (a) no customer or supplier of BHI or any BHI Subsidiary has canceled or otherwise terminated its relationship with BHI or any BHI Subsidiary except as would not constitute a BHI Material Adverse Effect; (b) no customer or supplier of BHI or any BHI Subsidiary has overtly threatened to cancel or otherwise terminate its relationship with BHI or any BHI Subsidiary or its usage of the services of BHI or any BHI Subsidiary, except as would not constitute a BHI Material Adverse Effect; and (c) BHI and the BHI Subsidiaries have no direct or indirect ownership interest that is material to BHI and the BHI Subsidiaries taken as a whole in any customer or supplier of BHI or any BHI Subsidiary.

Section 4.22          Certain Business Practices.

(a)          To the knowledge of BHI, neither BHI nor any BHI Subsidiary has since January 1, 2012, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Corruption Laws (as defined below) of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Closing applicable to BHI and the BHI Subsidiaries and their respective operations, except as would not constitute a BHI Material Adverse Effect.  BHI has instituted and maintained policies and procedures designed to ensure compliance with such Laws.

(b)          To the knowledge of BHI and except as would not constitute a BHI Material Adverse Effect, none of BHI, any BHI Subsidiary or any Affiliate of BHI, nor any of their respective directors, officers, employees, agents or other Representatives, or anyone acting on behalf of BHI or its Subsidiaries, is aware of or has taken, since January 1, 2012, any action, directly or indirectly, that would result in a violation of:  the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); the UK Bribery Act 2010 or its predecessor laws (“Bribery Act”); or any analogous anticorruption laws, statutes, rules or ordinances applicable to BHI, BHI Subsidiaries or Affiliates of BHI, as applicable (collectively, “Anti-Corruption Laws”), including, without limitation, offering, paying, promising to pay or authorizing the payment of money or anything of value to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign governmental official and used for the purpose of:  (A) influencing any act or decision of a foreign governmental official or other Person, including a decision to fail to perform official functions, (B) inducing any foreign governmental official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any foreign governmental official to use influence with any Governmental Entity in order to affect any act or decision of such Governmental Entity, in order to assist BHI, any BHI Subsidiary or any Affiliate of BHI in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws.

(c)          No proceeding by or before any Governmental Entity involving BHI, any BHI Subsidiary or any Affiliate of BHI, or any of their directors, officers, employees, or agents, or anyone acting on behalf of BHI or its Subsidiaries, with respect to any applicable Anti-Corruption Laws is pending or, to the knowledge of BHI, threatened.  Since January 1, 2012, no civil or criminal penalties have been imposed on BHI, any BHI Subsidiary or any Affiliate of BHI with respect to violations of any applicable Anti-Corruption Law, except as have already been disclosed in the BHI SEC Documents, nor have any disclosures been submitted to any Governmental Entity with respect to violations of the FCPA, the Bribery Act or any other applicable Anti-Corruption Laws.

(d)          Except as would not constitute a BHI Material Adverse Effect, the operations of BHI and the BHI Subsidiaries are and have been, since January 1, 2012, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving BHI or any BHI Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of BHI, threatened.

(e)          BHI and its Affiliates have complied with all applicable statutory and regulatory requirements relating to export controls and trade sanctions, including, in each case to the extent applicable, the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 1901-1908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and any similar rules or regulations of the European Union or other jurisdiction, except as would not constitute a BHI Material Adverse Effect.  Except as would not constitute a BHI Material Adverse Effect, neither BHI, nor any of its Affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.  For the purposes of this Agreement, “Prohibited Person” means (i) any individual or entity that has been determined by competent authority to be the subject of a prohibition on such conduct in any Law, regulation, rule, or executive order administered by OFAC; (ii) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (iii) any individual or entity that acts on behalf of or is owned or controlled by the government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (iv) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), as amended from time to time, or 50% or more of which is owned, directly or indirectly, by any such individual or entity; or (v) any individual or entity that has been designated on any similar list or order published by the U.S. government.

(f)          BHI and its Affiliates have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.  Since January 1, 2012, no civil or criminal penalties have been imposed on BHI or any of its Affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity.  To the knowledge of BHI, BHI and its Affiliates have not been since January 1, 2012 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a BHI Material Adverse Effect.  No Governmental Entity has notified BHI or any of its Affiliates in writing since January 1, 2012 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a BHI Material Adverse Effect.  To the knowledge of BHI, none of BHI or its Affiliates has, since January 1, 2012, undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to BHI’s or any of its Affiliates’ export activity that would constitute a BHI Material Adverse Effect.

Section 4.23          Affiliate Transactions.  There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than BHI Stock Plans), whether or not entered into in the ordinary course of business, to or by which BHI or any BHI Subsidiary, on the one hand, and any of their respective Affiliates (other than BHI or any BHI Subsidiary), on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since the date that is two (2) years before the date hereof and (b) involve continuing liabilities and obligations that have been, are or will be material to BHI and the BHI Subsidiaries taken as a whole.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GE

Except as set forth in (i) the disclosure letter, delivered by GE to BHI at or prior to the execution and delivery of this Agreement (the “GE Disclosure Letter”) or (ii) the GE SEC Documents filed with the SEC between December 31, 2014 and the date of this Agreement to the extent such GE SEC Documents expressly relate to GE O&G (excluding any disclosure set forth in any risk factor section or forward looking statements section, the “Specified GE SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified GE SEC Disclosure is responsive to the matters set forth in this Article 5, GE represents and warrants to BHI as follows:

Section 5.01          Organization, Good Standing and Qualification.

(a)          GE, and each Subsidiary of GE that is a part of GE O&G, including each GE O&G Holdco (each, a “GE O&G Subsidiary”) is, or will be when incorporated or organized, a corporation, limited liability company, partnership or other entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has, or will have when incorporated or organized, all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b)          GE and each GE O&G Subsidiary is, or will be when incorporated or organized, duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed does not constitute a GE Material Adverse Effect.

A “GE Material Adverse Effect” means, with respect to GE O&G, any fact, circumstance, occurrence, event, development, change or condition, either individually or together with one or more other contemporaneously existing facts, circumstances, occurrences, events, developments, changes or conditions that is, or would reasonably be expected to be, materially adverse to the business or financial condition of GE O&G considered collectively as a single enterprise; provided, however, that any such fact, circumstance, occurrence, event, development, change or condition (or combination thereof) shall not be considered in determining whether a GE Material Adverse Effect has occurred to the extent it results from (A) a change in Law, or GAAP or interpretations thereof, (B) general economic, market (including the market price of oil and gas), political or other conditions (including acts of terrorism or war or other force majeure events) affecting the industries in which the GE O&G Subsidiaries operate, (C) the announcement or pendency of this Agreement, any actions taken in compliance with this Agreement (including the delivery of the GE O&G Audited Financial Statements and the financial positions set forth thereon unless due to a circumstance which would separately constitute a GE Material Adverse Effect) or the consummation of the Transactions, (D) acts of God, earthquakes or similar catastrophes, any weather-related event or any outbreak of illness or other public health event, or (E) the failure of GE O&G to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a GE Material Adverse Effect); provided, however, that (i) any fact, circumstance, occurrence, effect, development, change or condition referred to in clauses (A), (B) or (D) shall be taken into account for purposes of determining whether a GE Material Adverse Effect has occurred to the extent, but only to the extent, such fact, circumstance, occurrence, effect, development, change or condition adversely affects GE O&G in a disproportionate manner as compared to other participants in the industries in which the GE O&G Subsidiaries operate.

Section 5.02          Authorization; No Conflict.

(a)          GE has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by GE, the performance by GE of its obligations hereunder and the consummation by GE of the transactions contemplated hereby have been duly and validly approved by the board of directors of GE.  No other corporate proceedings on the part of GE or any of the GE O&G Subsidiaries (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by GE of its obligations hereunder and the consummation by GE of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by GE and, assuming due authorization, execution and delivery by BHI, Newco and Merger Sub constitutes a valid and binding obligation of GE, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b)          None of the execution and delivery of this Agreement by GE, the consummation by GE or any GE O&G Subsidiary of the transactions contemplated hereby or compliance by GE with any of the provisions herein will (i) result in a violation or breach of or conflict with the organizational documents of GE or any GE O&G Subsidiary, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets owned or operated by GE or any GE O&G Subsidiary under, or result in being declared void, voidable, or without further binding effect under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which GE or any of the GE O&G Subsidiaries is a party or by which GE or any of the GE O&G Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 5.02(c), violate any Laws applicable to GE or any of the GE O&G Subsidiaries or any of their respective properties or assets, other than any such event described in (i) (only with respect to any GE O&G Subsidiaries), (ii) or (iii) which does not constitute a GE Material Adverse Effect.

(c)          Except for filings, permits, authorizations, consents, approvals and other applicable requirements as may be required under the Securities Act, the  Exchange Act, state securities or blue sky laws, the HSR Act, the EC Merger Regulation or other foreign antitrust or competition Laws, the filing of the Certificate of Merger as required by the DGCL, and the filing of the Certificate of Formation and the Certificate of Conversion as required by the DGCL and the DLLCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by GE of this Agreement or the consummation by GE of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notices does not constitute a GE Material Adverse Effect.

Section 5.03          Subsidiaries.

(a)          Section 5.03(a) of the GE Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each (i) GE O&G Subsidiary that has been incorporated or formed as of the date hereof and (ii) entity (other than the GE O&G Subsidiaries) in which any GE O&G Subsidiary (that has been incorporated or formed as of the date hereof) owns any interest other than non-material interests.

(b)          All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each GE O&G Subsidiary that has been incorporated or formed as of the date hereof are duly authorized, validly issued, fully paid and, in the case of all corporate Subsidiaries, nonassessable, and (except in the case of any GE O&G Holdco) such shares, securities or interests are or will be owned by a GE O&G Holdco free and clear of any Liens or limitations on voting rights.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any GE O&G Subsidiary.

Section 5.04          SEC Documents; Financial Statements and Internal Controls.

(a)          Since December 31, 2014, GE has filed all GE SEC Documents required to be filed by GE with the SEC.  As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the GE SEC Documents (to the extent related to GE O&G) complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the GE SEC Documents, and none of the GE SEC Documents (to the extent related to GE O&G) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, except for any reports on Form 8-K required to be filed with respect to this Agreement and the Transactions, no event has occurred with respect to GE or any of its Subsidiaries (in each case, to the extent related to GE O&G) which GE is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by GE by the filing of a current report on Form 8-K prior to the date hereof.  None of the GE O&G Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)          The consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in equity, consolidated statements of comprehensive (loss) income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of GE in respect of GE O&G (collectively, the “GE Financial Statements”) contained in the GE SEC Documents have been prepared from the books and records of GE and its Subsidiaries (in each case, to the extent related to GE O&G), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of GE and its Subsidiaries with respect to GE O&G as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c)          True and complete copies of the unaudited combined balance sheets of GE O&G as of December 31, 2014, December 31, 2015 and September 30, 2016, and the related unaudited combined statements of income for the years ended December 31, 2014 and December 31, 2015 and the nine months ended September 30, 2016 (collectively, the “GE O&G Financial Statements”) have been delivered by GE to BHI prior to the date of this Agreement.  The GE O&G Financial Statements have been prepared from the books and records of GE and its Subsidiaries, have been prepared in conformity with GAAP, as modified by the Accounting Principles, applied on a consistent basis during the periods involved, and fairly present in all material respects the combined financial position and the combined results of operations of GE O&G as of the dates or for the periods presented therein (subject to normal and recurring year-end adjustments in the ordinary course of business).  The GE O&G Financial Statements are attached hereto as Annex 5.04(c).

(d)          When delivered by GE to BHI in accordance with Section 7.05, the GE O&G Audited Financial Statements and the GE Interim Financials will have been prepared from the books and records of GE and its Subsidiaries, will have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of the GE Interim Financials, as modified by the Accounting Principles) and will fairly present in all material respects the combined financial position and the combined results of operations and, in the case of the GE O&G Audited Financial Statements, cash flows of GE O&G as of the dates or for the periods presented therein (subject, in the case of the GE Interim Financials, to normal and recurring year-end adjustments in the ordinary course of business).

(e)          Other than any matters that do not remain the subject of any open or outstanding inquiry, and only to the extent relating to GE O&G, GE has not received written notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Entity.  Since December 31, 2014, and only to the extent relating to GE O&G, GE’s independent public accounting firm has not informed GE that it has any material questions or practices which are unresolved as of the date of this Agreement.

(f)          GE has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to GE O&G required to be disclosed in GE’s reports required to be filed with or submitted to the SEC pursuant to the  Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GE’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of GE required under the Exchange Act with respect to such reports.

Section 5.05          Absence of Material Adverse Changes, etc.  Since January 1, 2016, GE O&G has conducted its business in the ordinary course of business consistent with past practices and there has not been or occurred:

(a)          a GE Material Adverse Effect; or

(b)          any damage, destruction or other casualty loss (whether or not covered by insurance) material to the business of GE O&G.

Section 5.06          Litigation.  There are no suits, actions or legal, administrative, arbitration or other hearings, proceedings or governmental investigations pending or, to the knowledge of GE, threatened against GE or any of its Subsidiaries (in each case, relating to GE O&G) or any of their respective properties or assets or any director, officer or employee of any GE O&G Subsidiary for which any GE O&G Subsidiary may be liable which constitute a GE Material Adverse Effect.  There are no judgments, decrees, injunctions, awards or orders of any Governmental Entity outstanding against GE or any of its Subsidiaries (in each case, relating to GE O&G) which constitute a GE Material Adverse Effect.

Section 5.07          Information Supplied.  None of the information supplied or to be supplied by GE for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and (b) the Combined Proxy Statement/Prospectus will, at the date the Combined Proxy Statement/Prospectus is mailed to stockholders of BHI or at the time of the meeting of stockholders of BHI to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The portions of the Combined Proxy Statement/Prospectus supplied by GE will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by GE with respect to statements made or incorporated by reference therein based on information regarding BHI incorporated by reference in the Combined Proxy Statement/Prospectus or supplied by BHI specifically for inclusion in the Combined Proxy Statement/Prospectus.

Section 5.08          No Undisclosed Liabilities.  GE O&G does not have any Liabilities required by GAAP to be recognized on a condensed consolidated statement of financial position of GE, except (a) as reflected, reserved or disclosed in the financial statements (or the notes thereto) included in the GE SEC Documents as at and for the year ended December 31, 2015 or the 9-month period ended September 30, 2016, (b) as incurred since December 31, 2015 in the ordinary course of business, (c) as have been discharged or paid in full in the ordinary course of business since December 31, 2015, (d) as incurred in connection with the transactions contemplated by this Agreement, (e) that are obligations to perform pursuant to the terms of any of the GE O&G Material Contracts or (f) as would not constitute a GE Material Adverse Effect.

Section 5.09          Broker’s Fees.  Except for Morgan Stanley & Co. LLC and Centerview Partners LLC (the “GE Financial Advisors”), the fees and commissions of which shall be borne wholly by GE, no agent, broker, Person or firm acting on behalf of GE or any of its Subsidiaries or under GE’s or any of its Subsidiaries’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 5.10          Employee Plans.

(a)          Within forty (40) Business Days following the date of this Agreement, GE shall provide to BHI a true and complete list of GE O&G Benefit Plans that are not Foreign GE O&G Benefit Plans (as defined in Section 5.10(g)) (the “U.S. GE O&G Benefit Plans”).  Within forty (40) Business Days following the date of this Agreement, GE shall provide a true and complete list of the Foreign GE O&G Benefit Plans applicable to employees of GE O&G in jurisdictions where at least fifty (50) employees of GE O&G are located.  “GE O&G Benefit Plans” means all material employee benefit plans or compensation arrangements of any type, including, without limitation, (i) material “employee benefit plans” as defined in Section 3(3) of ERISA in which any current, former or retired employee, officer, consultant, independent contractor or director of GE O&G participates, (ii) any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, unemployment, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, or any other material plan, program or policy providing benefits or compensation for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of GE O&G, and (iii) any material individual employment, compensation, severance, consulting or similar agreement to which any current, former or retired employee, officer, consultant, independent contractor or director of GE O&G is a party, in each case, that is sponsored, maintained or contributed to by GE or a GE O&G Subsidiary, or with respect to which GE or a GE O&G Subsidiary may have any liability (contingent or otherwise).

Within forty (40) Business Days following the date of this Agreement, GE shall provide or make available to BHI a true, correct and complete copy of each U.S. GE O&G Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent Annual Reports (Form 5500 Series) and accompanying schedules, the most recent actuarial valuation report, the most recent financial statement, summary plan description (and any summaries of material modifications thereto) and the most recent determination letter from the Internal Revenue Service with respect to the U.S. GE O&G Benefit Plans.  With respect to the Foreign GE O&G Benefit Plans, GE shall provide or make available to BHI a true, correct and complete copy of each Foreign GE O&G Benefit Plan (or, if a plan is not written, a written description thereof), and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent actuarial valuation report and the most recent financial statement that has been requested in writing by BHI within forty (40) Business Days following such written request by BHI.  For purposes of GE’s obligation pursuant to this Section 5.10(a) to provide or make available to BHI a copy of each GE O&G Benefit Plan, if such GE O&G Benefit Plan is an individual agreement that is materially consistent with a form of agreement, GE may meet such obligation by providing or making available to BHI a copy of such form.

(b)          With respect to each U.S. GE O&G Benefit Plan that is intended to qualify under Section 401(a) or 401(k) of the Code, such plan has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of GE, nothing has occurred since the date of such letter to adversely affect such qualification or exemption.  With respect to each U.S. GE O&G Benefit Plan, except in each case as would not constitute a GE Material Adverse Effect, (A) each such plan has been administered in compliance with its terms and applicable Laws; (B) neither GE nor any GE O&G Subsidiary has engaged in any transaction or acted or failed to act in any manner that would subject GE or any GE O&G Subsidiary to any liability for a breach of fiduciary duty under ERISA; (C) no disputes, government audits, examinations or, to the knowledge of GE, investigations are pending or, to the knowledge of GE, threatened other than ordinary claims for benefits; (D) neither GE nor any GE O&G Subsidiary has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) or 4975(d) of the Code; (E) all contributions due have been made on a timely basis or have been properly recorded on the books of GE or a GE O&G Subsidiary; (F) the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) are satisfied, whether or not waived, and no application for a waiver of the minimum funding standard has been submitted to the Internal Revenue Service; (G) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred within the one-year period prior to the date hereof; (H) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by GE or any GE O&G ERISA Affiliate, and all premiums to the PBGC have been timely paid in full; (I) the PBGC has not instituted proceedings to terminate any GE O&G Benefit Plan that is subject to Title IV of ERISA; (J) no GE O&G Benefit Plan is currently, or is reasonably expected to be, in “at-risk” status (as defined in Section 303 (i)(4) of ERISA or Section 430(i)(4) of the Code); and (K) no events have occurred that could result in a payment by or assessment against GE or any GE O&G Subsidiary of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(c)          Except as disclosed on Section 5.10(c) of the GE Disclosure Letter, no GE O&G Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA that is subject to ERISA or (ii) subject to Title IV of ERISA.

(d)          No event has occurred with respect to a GE O&G Benefit Plan that would reasonably be expected to result in liability to GE or any GE O&G Subsidiary which constitutes a GE Material Adverse Effect.

(e)          Except as disclosed on Section 5.10(e) of the GE Disclosure Letter (i) no present or former employees of GE (relating to O&G) or any of the GE O&G Subsidiaries are covered by any employee agreements or plans that provide or will provide material post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law) or has or will obtain a right to receive a gross-up payment from GE or any of the GE O&G Subsidiaries with respect to any excise or other taxes which may be imposed upon such present or former employee pursuant to Section 4999 or 409A of the Code and (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event, such as termination of employment) shall result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any employee, officer or director of GE O&G.

(f)          To the knowledge of GE (i) at all times since January 1, 2006, all GE O&G Benefit Plans that are subject to Section 409A have been operated in a manner that materially complies with Section 409A, (ii) all GE O&G Benefit Plans that were in effect prior to January 1, 2010 were validly amended no later than December 31, 2009 to become in material documentary compliance with Section 409A and (iii) all GE O&G Benefit Plans that were established after December 31, 2009 have, since their inceptions, been in material documentary compliance with Section 409A.

(g)          With respect to each GE O&G Benefit Plan that is subject to the laws of any jurisdiction outside of the United States (a “Foreign GE O&G Benefit Plan”), except in each case as would not constitute a GE Material Adverse Effect, (i) such plan has been in all material respects, established, maintained and administered in accordance with its terms and all applicable Laws and orders of any controlling Governmental Entity, (ii) if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities, and (iii) if such plan is required to be funded and/or book reserved, such plan is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 5.11          Taxes.

(a)          (i) All material Tax Returns required to be filed by or with respect to the GE O&G Subsidiaries before the date hereof have been timely filed (taking into account all extensions), and all such Tax Returns are true, correct and complete in all material respects, (ii) all GE O&G Subsidiaries have paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of GE, and (iii) the charges, accruals and reserves for Taxes with respect to the GE O&G Subsidiaries reflected in the December 31, 2015 consolidated balance sheet of GE are adequate under GAAP to cover unpaid Tax liabilities of the GE O&G Subsidiaries accruing through the date thereof.

(b)          None of the GE O&G Subsidiaries is party to any material agreement, the principal purpose of which is the allocation, indemnification or sharing of Taxes other than such an agreement exclusively between or among GE or any of its Subsidiaries and any GE O&G Subsidiary, and neither GE nor any of the GE O&G Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is GE or any of its Subsidiaries or which relates to a Tax period ending on or before December 31, 2009).

(c)          During the period beginning two (2) years before the date hereof, except in connection with the GE Reorganization, none of the GE O&G Subsidiaries has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(d)          Each GE O&G Holdco that is organized in the United States will be, at the time of the GE O&G Transfer, classified as a disregarded entity or a partnership for U.S. federal income tax purposes.

Section 5.12          Environmental Matters.  Except as to matters that would not constitute a GE Material Adverse Effect:

(a)          GE and each of its Subsidiaries (in each case, in respect of GE O&G) is in compliance with all applicable Environmental Laws.

(b)          GE and each of its Subsidiaries (in each case, in respect of GE O&G) is in possession of all Environmental Permits and are in compliance with the terms and conditions thereof.  Such Environmental Permits are in full force and effect, free from breach, and will not be adversely affected by the Transactions.

(c)          Neither GE nor any of its Subsidiaries (in each case, in respect of GE O&G) has entered into any consent decree or received written notice of or is the subject of any actual or threatened material Environmental Claim.

(d)          There are no Environmental Claims that are pending or threatened against GE or any of its Subsidiaries (in each case, in respect of GE O&G) or against any Person or entity whose liability for any Environmental Claim GE or any of its Subsidiaries (in each case, in respect of GE O&G) has or may have retained or assumed either contractually or by operation of Law.

(e)          There are no past or present specific conditions, events or incidents, including the Release or presence of any Hazardous Material, which would be reasonably likely to form the basis of any Environmental Claim against GE or any of its Subsidiaries (in each case, in respect of GE O&G) or, to the knowledge of GE, against any Person whose liability for any Environmental Claim GE or any of its Subsidiaries (in each case, in respect of GE O&G) has or may have retained or assumed either contractually or by operation of Law.

(f)          There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by GE or any of its Subsidiaries (in each case, in respect of GE O&G) (and no such property is contaminated by Hazardous Materials so as to require such Cleanup).

(g)          Neither GE nor any of its Subsidiaries (in each case, in respect of GE O&G) has treated, stored, disposed of, arranged for or permitted the disposal of, transported, Released or threatened the Release of any Hazardous Material in a manner that would be reasonably likely to form the basis of any Environmental Claim against GE or any of its Subsidiaries (in each case, in respect of GE O&G).

(h)          The representations and warranties set forth in this Section 5.12 are GE’s sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Claims or Environmental Law.

Section 5.13          Compliance with Laws.  Except for non-compliance as would not constitute a GE Material Adverse Effect:  (a) GE and all of its Subsidiaries (in each case, in respect of GE O&G) are (or will be once incorporated) in compliance with all applicable Laws of any United States federal, state or local, or international, supranational or foreign, government or agency thereof that materially affect the business, properties or assets owned or leased by GE or any of its Subsidiaries (in each case, in respect of GE O&G); and (b) no written notice, charge, claim, action or assertion has been received by GE or any of its Subsidiaries (in each case, to the extent related to GE O&G) or, to GE’s knowledge, filed, commenced or threatened in writing against GE or any of its Subsidiaries (in each case, to the extent related to GE O&G) alleging any such non-compliance, in either case, that remains unresolved.  All licenses, permits and approvals required under such Laws with respect to GE or any of its Subsidiaries (in each case, in respect of GE O&G) or their businesses, properties or assets are in full force and effect, except where the failure to be obtained or to be in full force and effect does not constitute a GE Material Adverse Effect.  Notwithstanding the foregoing, no representation or warranty in this Section 5.13 is made with respect to (a) Environmental Laws, Environmental Claims or Environmental Permits, which are covered by Section 5.12, (b) Taxes, which are covered by Section 5.11, (c) ERISA matters, which are covered by Section 5.10 or (d) the FCPA or the Bribery Act or any other applicable Anti-Corruption Law, which are covered by Section 5.20.

Section 5.14          Certain Agreements.  Within ten (10) Business Days following the date of this Agreement, GE shall provide to BHI a true and complete list of each collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization (including any works council, health and safety committee, or employee representative body) that GE or any of its Subsidiaries (in each case, relating to GE O&G) is a party to or otherwise bound by, along with descriptions of any such contracts or agreements that are presently being negotiated, any pending representation campaigns respecting any of the employees of GE or any of its Subsidiaries (in each case, relating to GE O&G), and any campaigns being conducted to solicit cards from employees of GE or any of its Subsidiaries (in each case, relating to GE O&G) to authorize representation by any labor organization.  To the knowledge of GE, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) (i) is a party to, or bound by, any citation by any Governmental Entity relating to employees or employment practices which would constitute a GE Material Adverse Effect; (ii) is the subject of any proceeding asserting that it has committed an unfair labor practice which would constitute a GE Material Adverse Effect; or (iii) is the subject of any proceeding seeking to compel it to bargain with any labor union or labor organization.  As of the date of this Agreement, there is no pending or, to the knowledge of GE, threatened, material labor strike or work stoppage involving GE or any of its Subsidiaries (in each case, relating to GE O&G).

Section 5.15          Title to Properties.  Except as would not constitute a GE Material Adverse Effect:  (a) GE and all of its Subsidiaries that have been incorporated have, and at the Closing the GE O&G Subsidiaries will have, good and defensible title to all real property owned by GE or any of its Subsidiaries (in each case, relating to GE O&G) and good title to all other material properties owned by them, in each case, free and clear of all Liens (other than Permitted Liens) or restrictions, and (b), to the knowledge of GE, all of the leases and subleases under which GE or any of its Subsidiaries (in each case, relating to GE O&G) holds properties, and as of the Closing under which the GE O&G Subsidiaries will hold properties, are in full force and effect.  The GE O&G Subsidiaries will hold or have the right to use at the Closing all of the properties and assets (other than the Excluded Assets (as defined in Annex 7.14(d)(i)) used or held for use in GE O&G, and such properties, assets and rights taken together with the rights and services provided pursuant to the Ancillary Agreements and the Long-Term Ancillary Agreements are sufficient to conduct GE O&G in the same manner as it is conducted on the date of this Agreement in all material respects.

Section 5.16          Intellectual Property.  Except as would not constitute a GE Material Adverse Effect, (i) the GE O&G Subsidiaries own or possess, or will own or possess prior to the Closing, adequate licenses or other valid rights to use all Intellectual Property necessary to carry on GE O&G’s business as now operated by it and (ii) the GE O&G Subsidiaries exclusively own all of the Intellectual Property owned by them.  Except as would not constitute a GE Material Adverse Effect, there is no (and GE has not received notice of any) infringement of or conflict with rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on GE O&G’s business as now operated by it.

Section 5.17          Insurance.  As of the date hereof, except as would not constitute a GE Material Adverse Effect all material insurance policies maintained by any of the GE O&G Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies are in full force and effect, and GE believes in good faith that its level of coverage is reasonably customary in comparison to coverage carried by companies in similar lines of business as GE O&G.  Except as would not constitute a GE Material Adverse Effect none of the GE O&G Subsidiaries is in breach or default under any such insurance policy, and none of the GE O&G Subsidiaries has taken any action or failed to take any action which (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination or material modification of any of the material insurance policies of such GE O&G Subsidiary.

Section 5.18          Material Contracts.

(a)          Except for this Agreement and agreements filed with the SEC, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) is, as of the date hereof, a party to or bound by any written agreement:

(i)          that is a “material contract” of GE O&G (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC and with materiality measured relative to GE O&G);

(ii)          that is a partnership or joint venture agreement (other than a partnership agreement constituting an organizational agreement of a GE O&G Subsidiary) that is material to GE O&G considered as a single enterprise;

(iii)          except for intercompany transactions among the GE O&G Subsidiaries, or one or more of such entities and GE, in the ordinary course of business consistent with past practices, relating to the borrowing of money (including any guarantee thereof) or that is a mortgage, security agreement, capital lease or similar agreements, in each case in excess of $100 million or that creates a Lien other than a Permitted Lien on any material asset of GE O&G;

(iv)          other than any partnership, joint venture or similar arrangement, that limits or purports to limit the ability of the GE O&G Subsidiaries or any of their Affiliates to compete or engage in any line of business, in any geographic area or with any Person and that, in each case, is material to GE O&G considered as a single enterprise;

(v)          except for intercompany transactions among the GE O&G Subsidiaries, or one or more of such entities and GE, in the ordinary course of business consistent with past practices, for the license or sublicense of any Intellectual Property or other intangible asset (whether as a licensor or a licensee) that provides (A) for payment of $25 million or more per year or (B) material exclusive rights to any third party;

(vi)          relating to the sale of any of the assets or properties (other than dispositions of inventory and consumables in the ordinary course of business consistent with past practices) of GE or any of its Subsidiaries (in each case, relating to GE O&G) in excess of $50 million, other than those as to which the sale transaction has previously closed, (A) are so reflected on the GE O&G Financial Statements and (B) neither GE nor the GE O&G Subsidiaries have any continuing material obligation thereunder or relate to an intercompany transaction among the GE O&G Subsidiaries in the ordinary course of business consistent with past practices;

(vii)          relating to the acquisition by GE or any of its Subsidiaries (in each case, relating to GE O&G) of any assets (other than acquisitions of equipment and supplies in the ordinary course of business), operating business or the capital stock of any other Person in excess of $50 million other than those as to which the acquisition has previously closed and (A) are so reflected on the GE O&G Financial Statements and (B) neither GE nor the GE O&G Subsidiaries have any continuing obligation thereunder; and

(viii)          that (A) obligates GE or any of its Subsidiaries (in each case, relating to GE O&G) for more than one year, has total projected revenue of at least $100 million and is currently operating or currently projected to operate at a loss or (B) involves a take or pay amount of at least $100 million.

All written agreements of the type described in this Section 5.18, including those agreements filed with the SEC, shall be collectively referred to herein as the “GE Material Contracts”.

(b)          Neither GE, any of the GE O&G Subsidiaries, nor, to GE’s knowledge, any counterparty to any GE Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any GE Material Contract, except in each case for those violations and defaults which would not constitute a GE Material Adverse Effect.

Section 5.19          Customers and Suppliers.  Since December 31, 2015 through the date of this Agreement:  (a) no customer or supplier of GE O&G has canceled or otherwise terminated its relationship with GE O&G except as would not constitute a GE Material Adverse Effect; (b) no customer or supplier of GE O&G has overtly threatened to cancel or otherwise terminate its relationship with GE O&G or its usage of the services of GE O&G, except as would not constitute a GE Material Adverse Effect; and (c) neither GE nor any of the GE O&G Subsidiaries has any direct or indirect ownership interest that is material to GE O&G taken as a whole in any customer or supplier of GE O&G.

Section 5.20          Certain Business Practices.

(a)          To the knowledge of GE, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) have since January 1, 2012, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Entity of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Corruption Laws of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Closing applicable to GE or any of its Subsidiaries (in each case, relating to GE O&G) and their respective operations, except as would not constitute a GE Material Adverse Effect.  GE has instituted and maintained policies and procedures designed to ensure compliance with such Laws.

(b)          To the knowledge of GE and except as would not constitute a GE Material Adverse Effect, neither GE nor any of its Subsidiaries (in each case, relating to GE O&G) or any of their Affiliates, nor any of their respective directors, officers, employees, agents or other Representatives, or anyone acting on behalf of GE or any of its Subsidiaries (in each case, relating to GE O&G), is aware of or has taken, since January 1, 2010, any action, directly or indirectly, that would result in a violation of:  the FCPA, the Bribery Act or any analogous Anti-Corruption Laws applicable to GE or the GE O&G Subsidiaries or any of their Affiliates, as applicable, including, without limitation, offering, paying, promising to pay or authorizing the payment of money or anything of value to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign governmental official and used for the purpose of:  (A) influencing any act or decision of a foreign governmental official or other Person, including a decision to fail to perform official functions, (B) inducing any foreign governmental official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any foreign governmental official to use influence with any Governmental Entity in order to affect any act or decision of such Governmental Entity, in order to assist GE (relating to GE O&G) or any of the GE O&G Subsidiaries or any of their Affiliates in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws.

(c)          No proceeding by or before any Governmental Entity involving GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates, or any of their directors, officers, employees, or agents, or anyone acting on behalf of GE or any of its Subsidiaries (in each case, relating to GE O&G) with respect to any applicable Anti-Corruption Laws is pending or, to the knowledge of GE, threatened.  Since January 1, 2010, no civil or criminal penalties have been imposed on GE (relating to GE O&G) or any of the GE O&G Subsidiaries or any of their Affiliates with respect to violations of any applicable Anti-Corruption Law, except as have already been disclosed in the GE SEC Documents, nor have any disclosures been submitted to any Governmental Entity with respect to violations of the FCPA, the Bribery Act or any other applicable Anti-Corruption Laws.

(d)          Except as would not constitute a GE Material Adverse Effect, the operations of GE and its Subsidiaries (in each case, relating to GE O&G) are and have been, since January 1, 2010, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving GE or any of its Subsidiaries (in each case, relating to GE O&G) with respect to the Money Laundering Laws is pending or, to the knowledge of GE, threatened.

(e)          GE (relating to GE O&G) and the GE O&G Subsidiaries that have been incorporated have complied with all applicable statutory and regulatory requirements relating to export controls and trade sanctions, including, in each case to the extent applicable, the Export Administration Regulations (15 C.F.R. Parts 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), section 999 of the Code, the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Foreign Narcotics Kingpin Designation Act (21 U.S.C. 19011908, 8 U.S.C. 1182), and the regulations, rules, and executive orders administered by the U.S. Department of the Treasury, OFAC and any similar rules or regulations of the European Union or other jurisdiction, except as would not constitute a GE Material Adverse Effect.  Except as would not constitute a GE Material Adverse Effect, neither GE (relating to GE O&G) nor any of the GE O&G Subsidiaries or any of their Affiliates, shareholders, directors, officers or employees have, directly or indirectly, engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods, or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

(f)          GE (relating to GE O&G) and its Affiliates (relating to GE O&G) have developed and implemented an export control and trade sanctions compliance program which includes corporate policies and procedures designed to ensure compliance with applicable Laws relating to export control and trade sanctions, including obtaining licenses or other authorizations as required for access by foreign nationals in the U.S. to controlled technology.  Since January 1, 2010, no civil or criminal penalties have been imposed on GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates with respect to violations of applicable Laws relating to export control or trade sanctions, nor have any voluntary disclosures relating to export control and trade sanctions issues been submitted to any Governmental Entity.  To the knowledge of GE, GE (relating to GE O&G) and the GE O&G Subsidiaries and their Affiliates have not been since January 1, 2010 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a GE Material Adverse Effect.  No Governmental Entity has notified GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates in writing since January 1, 2010 of any actual or alleged violation or breach of any applicable Laws relating to export controls or trade sanctions, except as would not constitute a GE Material Adverse Effect.  To the knowledge of GE, neither GE (relating to GE O&G) nor any of the GE O&G Subsidiaries or their Affiliates has, since January 1, 2010, undergone or is undergoing any internal or external audit, review, inspection, investigation, survey or examination of records relating to the export activity of GE (relating to GE O&G) or the GE O&G Subsidiaries or any of their Affiliates that would constitute a GE Material Adverse Effect.

ARTICLE 6

CONDUCT OF THE BUSINESS

Section 6.01          Conduct of BHI and the BHI Subsidiaries Pending the Transactions.  BHI covenants and agrees that, from the date hereof until the Closing, except as set forth on Section 6.01 of the BHI Disclosure Letter, unless GE shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a)          The businesses of BHI and the BHI Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and BHI and the BHI Subsidiaries shall use their commercially reasonable efforts to maintain their assets and preserve intact their respective business organizations, to maintain their assets and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; provided that strategic decisions to restructure businesses, mothball assets or reduce or increase headcount as a result of changes to market or competitive conditions if commercially reasonable will be deemed to be in the ordinary course and consistent with past practices (under Sections 6.01(a) and 6.01(b)) to the extent such actions are (i) consistent with actions taken in the thirty-six (36) month period prior to the date of this Agreement and (ii) consistent with actions being taken by competitors of BHI.

(b)          Without limiting the generality of Section 6.01(a), except (A) as set forth on Section 6.01(b) of the BHI Disclosure Letter, (B) as contemplated by this Agreement, (C) as required by applicable Law for which BHI shall use its reasonable best efforts to give advance notice to GE and (D) for intercompany transactions between the BHI Subsidiaries or BHI and the BHI Subsidiaries in the ordinary course of business consistent with past practices, BHI shall not directly or indirectly, and shall not permit any of the BHI Subsidiaries to, do any of the following:

(i)          except for dispositions of inventory and consumables in the ordinary course of business consistent with past practices, sell, lease, transfer or dispose of any assets, rights or securities of BHI or the BHI Subsidiaries outside of the ordinary course of business in excess of $150 million (calculated based on book value of such assets, rights or securities) in the aggregate;

(ii)          acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case in excess of $150 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Section 8.01, other than pursuant to existing contracts or commitments;

(iii)          enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $150 million;

(iv)          amend or propose to amend the certificate of incorporation or bylaws (or respective constituent documents) of BHI or the certificate of incorporation or bylaws (or respective constituent documents) of any BHI Subsidiary;

(v)          except for regular quarterly cash dividends in amounts not greater than the amount of the quarterly dividend declared immediately prior to the date of this Agreement, declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(vi)          purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with the relinquishment of shares by employees and directors of BHI in payment of the exercise price or withholding tax upon the exercise, vesting or delivery, as applicable, of BHI Incentive Awards or forfeiture of shares due to termination of employment;

(vii)          split, combine or reclassify any outstanding shares of its capital stock;

(viii)          issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by BHI or any of the BHI Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by a wholly owned subsidiary of BHI to BHI or to another wholly owned subsidiary of BHI;

(ix)          modify the terms of any existing indebtedness for borrowed money or security issued by BHI or any BHI Subsidiary having an aggregate principal amount in excess of $300 million in any respect;

(x)          (A) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases, as defined under GAAP), if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement (net of any repayments following the date of this Agreement) would exceed $1 billion, (B) make any individual loan, advance or capital contribution to or investment in excess of $50 million in any other Person (other than any BHI Subsidiary), (C) pledge or otherwise encumber shares of capital stock of BHI or any BHI Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $100 million or more in the aggregate; or (E) fund or prepay any obligations to any Person, that are not due and payable until after Closing unless, in the case of this clause (E), in the ordinary course of business consistent with past practices or as disclosed on Section 6.01 of the BHI Disclosure Letter;

(xi)          except to the extent required by applicable Law, by any BHI Benefit Plan as in effect on the date hereof or by contracts in existence as of the date hereof, or as required by Section 7.03 or as contemplated by Section 2.04, (A) subject to clause (H) below, materially increase the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers, except in the ordinary course of business consistent with past practices, (B) enter into or materially amend any BHI Benefit Plan, except in the ordinary course of business consistent with past practices, (C) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits, except in the ordinary course of business consistent with past practice, (D) make a payment of any pension, severance or retirement benefits not required by any BHI Benefit Plan or accelerate the vesting or payment of any compensation or benefit under any BHI Benefit Plan, (E) accelerate the vesting of, or the lapse of restriction with respect to, any BHI Incentive Awards, (F) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified compensation or benefits under any BHI Benefit Plan, except in the ordinary course of business consistent with past practices, (G) enter into, renew or materially modify any collective bargaining or similar agreement (including any works council, health and safety committee, or employee representative body), except in the ordinary course of business consistent with past practices or (H) make any new BHI Incentive Awards or other equity awards to any director or employee; provided that, for the 2017 calendar year and for each calendar year thereafter, BHI may make new equity awards to directors and employees in accordance with the terms set forth on Section 6.01(b)(xi) of the BHI Disclosure Letter, which equity awards shall provide that the transactions contemplated by this Agreement shall not constitute a “change of control” for purposes of such awards (provided that such awards that are subject to achievement of performance criteria may be converted as of the Effective Time into awards solely subject to vesting based on the passage of time);

(xii)          except in compliance in all material respects with compliance programs in effect as of the date of this Agreement (or as amended after the date of this Agreement; provided that such amendments are not material), enter into or amend any agreement between BHI or any BHI Subsidiary and any commercial sales representative;

(xiii)          except in the ordinary course of business consistent with past practices, execute or amend (other than as required by existing BHI Benefit Plans or employment agreements or by applicable Law) in any material respect any material consulting or indemnification agreement between BHI or any of the BHI Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material collective bargaining agreement or other material agreement with any labor organization (including any works council, health and safety committee, or employee representative body) entered into by BHI or any of the BHI Subsidiaries (other than as required by existing BHI Benefit Plans or agreements or by applicable Law);

(xiv)          except in the ordinary course of business consistent with past practices, make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any material Tax election or file any material amended Tax Return; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xv)          unless otherwise permitted under Section 6.01(b)(xi) enter into, amend or terminate any BHI Material Contract, or any agreement that would be a BHI Material Contract if it had been in existence on the date hereof, outside the ordinary course of business;

(xvi)          waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises are with a third party (who is not an executive officer of BHI) and involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution and which do not restrict GE or its Subsidiaries (other than BHI and its Subsidiaries) from and after the Closing) in amounts not in excess of $25 million individually;

(xvii)          make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) in excess of $500 million in calendar year 2016 (including any such expenditures occurring prior to the date of this Agreement) and of $1 billion in any subsequent calendar year;

(xviii)          make or assume any Hedges outside the ordinary course of business consistent with past practices.  For purposes of this provision, “Hedge” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangement related to such transactions;

(xix)          enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts BHI or any BHI Subsidiary, or that would reasonably be expected to, after the Closing, materially limit or restrict GE or any GE O&G Subsidiary or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area;

(xx)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BHI, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any BHI Subsidiary;

(xxi)          take any action that would reasonably be expected to (A) result in any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or (C) prevent, materially delay or materially impede the consummation of the Transactions or any other transaction contemplated by this Agreement; or

(xxii)          take or agree in writing to take any of the actions precluded by Section 6.01(b).

Section 6.02          Conduct of Business by GE Pending the Transactions.  GE covenants and agrees that, from the date hereof until the Closing, except as set forth on Section 6.02 of the GE Disclosure Letter and except as required to effect the Transactions (for the avoidance of doubt, including the GE Reorganization), unless BHI shall otherwise consent (which consent shall not be unreasonably withheld) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement (including the transfers or other actions required by Section 7.14):

(a)          The businesses of GE and its Subsidiaries as it relates to GE O&G shall be conducted only in the ordinary course of business consistent with past practices, and GE and its Subsidiaries shall use their commercially reasonable efforts to, with respect to GE O&G, maintain their assets and preserve intact their respective business organizations, to maintain their assets and significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; provided that strategic decisions to restructure businesses, mothball assets or reduce or increase headcount as a result of changes to market or competitive conditions if commercially reasonable will be deemed to be in the ordinary course and consistent with past practices (under Sections 6.02(a) and 6.02(b)) to the extent such actions are (i) consistent with actions taken in the thirty-six (36) month period prior to the date of this Agreement and (ii) consistent with actions being taken by competitors of GE.

(b)          Without limiting the generality of Section 6.02(a), except (A) as set forth in Section 6.02(b) of the GE Disclosure Letter, (B) as contemplated by this Agreement, (C) as required by applicable Law for which GE shall use its reasonable best efforts to give advance notice to BHI, and (D) for intercompany transactions between or among GE O&G Subsidiaries in the ordinary course of business consistent with past practices, GE (relating to GE O&G) shall not directly or indirectly, and shall not permit any of the GE O&G Subsidiaries to, do any of the following:

(i)          except for dispositions in the ordinary course of business consistent with past practices of (x) inventory or consumables, or (y) plant and equipment having an individual value of less than $10 million, sell, lease, transfer or dispose of any assets, rights or securities of GE (relating to GE O&G) or the GE O&G Subsidiaries outside of the ordinary course of business in excess of $150 million (calculated based on book value of such assets, rights or securities) in the aggregate; for the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, net proceeds generated by the sale, lease, transfer or disposition of any assets, rights or securities that would have been a Transferred Asset or is reflected in the GE O&G Financial Statements (except for dispositions in the ordinary course of business consistent with past practices of (x) inventory or consumables, or (y) plant and equipment having an individual value of less than $10 million) shall be a Transferred Asset;

(ii)          acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, in each case in excess of $150 million (including any contingent consideration) in any single transaction or series of related transactions or if such acquisition would prevent, materially delay or materially impede the satisfaction of the conditions set forth in Article 8, other than pursuant to existing contracts or commitments;

(iii)          enter into any partnership, joint venture agreement or similar arrangement if the aggregate amount of capital contributions required to be made under all such arrangements would exceed $150 million;

(iv)          issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by any of the GE O&G Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof, except for issuances by a GE O&G Subsidiary to another GE O&G Subsidiary;

(v)          modify the terms of any existing indebtedness for borrowed money or security issued by a GE O&G Subsidiary or otherwise related to GE O&G having an aggregate principal amount in excess of $300 million in any respect;

(vi)          (A) except for trade letters of credit or guarantees issued in the ordinary course of business, incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any indebtedness for borrowed money (including capital leases as defined under GAAP), if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement (net of any repayments following the date of this Agreement) would exceed $1 billion, (B) make any individual loan, advance or capital contribution to or investment in excess of $50 million in any other Person (other than any GE O&G Subsidiary), (C) pledge or otherwise encumber shares of capital stock of any GE O&G Subsidiary, (D) mortgage or pledge any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens) of $100 million or more in the aggregate; or (E) fund or prepay any obligations to any Person, that are not due and payable until after Closing unless, in the case of this clause (E), in the ordinary course of business consistent with past practices or as disclosed on Section 6.02 of the GE Disclosure Letter;

(vii)          except to the extent required by applicable Law, by any GE O&G Benefit Plan as in effect on the date hereof or by contracts in existence as of the date hereof, or as required by Section 7.03 or as contemplated by Section 2.04, (A) subject to clause (H) below, materially increase the compensation or benefits of any of the employees, officers, directors, consultants, independent contractors or service providers of GE O&G, except in the ordinary course of business consistent with past practices, (B) enter into or materially amend any GE O&G Benefit Plan, except in the ordinary course of business consistent with past practices or if such action applies on a substantially similar basis to GE employees that do not provide services to GE O&G and employees of GE O&G, (C) enter into, materially amend, alter or modify, or adopt or implement or otherwise commit itself to any plans or arrangements providing for retiree or post-employment medical, accident, disability, life insurance, death or welfare benefits to employees, officers, directors, consultants, independent contractors or service providers of GE O&G, except in the ordinary course of business consistent with past practice or if such action applies on a substantially similar basis to GE employees that do not provide services to GE O&G and employees of GE O&G, (D) make a payment of any pension, severance or retirement benefits not required by any GE O&G Benefit Plan or accelerate the vesting or payment of any compensation or benefit under any GE O&G Benefit Plan, (E) accelerate the vesting of, or the lapse of restriction with respect to, any equity award of GE held by any employee, officer, director, consultant, independent contractor or service provider of GE O&G, (F) cause the funding of any rabbi trust or similar arrangement or take any action to materially fund or in any other way materially secure the payment of nonqualified compensation or benefits under any GE O&G Benefit Plan, except in the ordinary course of business consistent with past practices, (G) enter into, renew or materially modify any collective bargaining or similar agreement (including any works council, health and safety committee, or employee representative body), except in the ordinary course of business consistent with past practices or (H) make any new equity awards to any director or employee of GE O&G; provided that, for the 2017 calendar year and for each calendar year thereafter, GE may make new equity awards to directors and employees of GE O&G in accordance with the terms set forth on Section 6.02(b)(vii) of the GE Disclosure Letter, which equity awards shall provide that the transactions contemplated by this Agreement shall not constitute a “change of control” for purposes of such awards (provided that such awards that are subject to achievement of performance criteria may be converted as of the Effective Time into awards solely subject to vesting based on the passage of time);

(viii)          except in compliance in all material respects with compliance programs in effect as of the date of this Agreement (or as amended after the date of this Agreement; provided that such amendments are not material), enter into or amend any agreement between GE (relating to GE O&G) or any GE O&G Subsidiary and any commercial sales representative;

(ix)          except in the ordinary course of business consistent with past practices, execute or amend (other than as required by existing GE O&G Benefit Plan or employment agreements or by applicable Law) in any material respect any material consulting or indemnification agreement between GE or any of the GE O&G Subsidiaries and any of the respective directors, officers, agents, consultants or employees of GE O&G, or any material collective bargaining agreement or other material agreement with any labor organization (including any works council, health and safety committee, or employee representative body) entered into by GE or any of the GE O&G Subsidiaries that covers any employees of GE O&G (other than as required by existing GE O&G Benefit Plans or agreements or by applicable Law);

(x)          except in the ordinary course of business consistent with past practices, make any material changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any material Tax election or file any material amended Tax Return; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax liability or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability; provided, that the foregoing provision shall not apply with respect to any consolidated, affiliated, combined, unitary or other Tax group that includes GE or any of its Affiliates (other than solely one or more GE O&G Holdcos and any of their Subsidiaries);

(xi)          unless otherwise permitted under Section 6.02(b)(vii) enter into, amend or terminate any GE Material Contract, or any agreement that would be a GE Material Contract if it had been in existence on the date hereof, outside the ordinary course of business;

(xii)          waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other legal proceedings, except where such waivers, releases, assignments, settlements or compromises are with a third party (who is not an executive officer of GE O&G) and involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution and which do not restrict GE (relating to GE O&G) or the GE O&G Subsidiaries) in amounts not in excess of $25 million individually;

(xiii)          make or commit to make capital expenditures (which for the avoidance of doubt shall not include capital leases) in excess of $500 million in calendar year 2016 (including any such expenditures occurring prior to the date of this Agreement) and of $1 billion in any subsequent calendar year;

(xiv)          make or assume any Hedges outside the ordinary course of business consistent with past practices;

(xv)          enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts GE (relating to GE O&G) or any GE O&G Subsidiary, or that would reasonably be expected to, after the Closing, materially limit or restrict any GE O&G Subsidiary or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area;

(xvi)          enter into any transactions, agreements or arrangements between GE or any of its Affiliates (other than the GE O&G Subsidiaries), on the one hand, and any GE O&G Subsidiary, on the other hand, except to the extent any such transaction, agreement or arrangement is in the ordinary course of business consistent with past practices; it being understood and agreed that no such transaction, agreement or arrangement shall continue following the Closing except to the extent provided in the Long-Term Ancillary Agreements;

(xvii)          monetize any receivables in excess of 51% of GE O&G’s gross trade accounts receivables;

(xviii)          take any action that would reasonably be expected to (A) result in any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement, (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or (C) prevent, materially delay or materially impede the consummation of the Transactions or any other transaction contemplated by this Agreement; or

(xix)          take or agree in writing to take any of the actions precluded by Section 6.02(b).

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.01          Preparation of Combined Proxy Statement/Prospectus; Stockholder’s Meeting.

(a)          As promptly as reasonably practicable after the delivery by GE to BHI of the GE O&G Audited Financial Statements in accordance with Section 7.05(a) (and in no event later than ten (10) Business Days thereafter), BHI shall cause to be prepared and filed with the SEC the Combined Proxy Statement/Prospectus in preliminary form.  Each of GE and BHI shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Combined Proxy Statement/Prospectus.  Each of GE and BHI shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Combined Proxy Statement/Prospectus or the Registration Statement.  Each party shall promptly notify the other party upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Combined Proxy Statement/Prospectus or the Registration Statement and shall provide the other party with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Combined Proxy Statement/Prospectus or the Registration Statement.  Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments), amendments or supplements to the Combined Proxy Statement/Prospectus or the Registration Statement prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(b)          As promptly as reasonably practicable after the delivery by GE to BHI of the GE O&G Audited Financial Statements in accordance with Section 7.05(a) (and in no event later than ten (10) Business Days thereafter), Newco shall file with the SEC the Registration Statement containing the Combined Proxy Statement/Prospectus.  Newco shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Transactions and the other transactions contemplated hereby.  Newco shall take any action (other than filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of shares of Class A Common Stock in the Merger and BHI shall furnish all information concerning BHI and the holders of shares of BHI Common Stock as may be reasonably requested in connection with any such action.  Promptly after the effectiveness of the Registration Statement, BHI and Newco shall cause the Combined Proxy Statement/Prospectus to be mailed to BHI’s stockholders, and if necessary, after the definitive Combined Proxy Statement/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable.  If at any time prior to the Closing, the officers and directors of GE or BHI discover any statement which, in light of the circumstances under which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statements made in the Combined Proxy Statement/Prospectus or Registration Statement not misleading, then such party shall immediately notify the other party of such misstatements or omissions.  BHI shall advise GE and GE shall advise BHI, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Class A Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Combined Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)          BHI shall, (i) in accordance with BHI’s certificate of incorporation and bylaws and applicable Law, take all actions to establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene, and hold a special meeting of its stockholders (the “Special Meeting”), for the purpose of securing the BHI Stockholder Approval, (ii) in accordance with BHI’s certificate of incorporation and bylaws and applicable Law, distribute to BHI’s stockholders the Combined Proxy Statement/Prospectus as soon as practicable after the date upon which the Registration Statement becomes effective and (iii) except as provided in Section 7.07, use its reasonable best efforts to solicit from stockholders of BHI proxies in favor of the Merger and to take all other action necessary or advisable to secure the BHI Stockholder Approval.  Within forty-five (45) days following the date upon which the Registration Statement becomes effective, BHI shall convene and hold the Special Meeting.  Without limiting the generality of the foregoing, BHI’s obligations pursuant to the first two sentences of this Section 7.01(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to BHI of any Alternative Proposal or (ii) the withdrawal or modification by the Board of Directors of BHI of the BHI Board Recommendation or the Board of Directors of BHI’s approval of this Agreement or the Transactions.  Once the Special Meeting has been called and noticed, BHI shall not postpone or adjourn the Special Meeting without the consent of GE (which consent shall not be unreasonably withheld or delayed) (other than to the extent necessary (i) for the absence of a quorum, or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of BHI has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by BHI’s stockholders prior to the Special Meeting; provided that in the event that the Special Meeting is delayed to a date after the Termination Date as a result of either (i) or (ii) of this sentence, then GE may extend the Termination Date to the fifth (5th) Business Day after such date).  Except to the extent permitted by Section 7.07, (i) the Combined Proxy Statement/Prospectus shall (x) state that the Board of Directors of BHI has determined that this Agreement and the Merger are advisable and in the best interests of BHI and (y) include the recommendation of the Board of Directors of BHI that this Agreement be adopted by the holders of BHI Common Stock (such recommendation described in this clause (y), the “BHI Board Recommendation”) and (ii) neither the Board of Directors of BHI nor any committee thereof shall withdraw, amend or modify, or publicly propose or resolve to withdraw, amend or modify, in a manner adverse to GE, the BHI Board Recommendation.

Section 7.02          Stock Exchange Listing.

Newco shall use its reasonable best efforts to cause the shares of Class A Common Stock to be issued in connection with the Merger (including shares issuable under any BHI Options) to be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance.

Section 7.03          Employee Benefit Matters.

(a)          For a period of twelve (12) months following the Closing, GE shall cause Newco and its Subsidiaries to provide to each employee of BHI or any BHI Subsidiary who is employed immediately prior to the Closing and who remains in the employ of Newco or any of its Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) a level of base salary or hourly wages that is no less favorable than the level of base salary or hourly wages provided to such Continuing Employee immediately prior to the Closing, (ii) cash incentive compensation opportunities (and for employees who are Band V and above including ungraded employees, equity-based incentive compensation opportunities) that are no less favorable than the cash and, if applicable, equity-based incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing (provided that, in lieu of equity-based compensation, cash incentive compensation of equivalent value may be provided) and (iii) with respect to employee benefits, (A) treat similarly situated Continuing Employees on a substantially equivalent basis, taking into account all relevant factors, including, but not limited to, duties, geographic location, tenure, qualifications and abilities, as other employees of Newco or its Subsidiaries and (B) not discriminate between employee benefits provided to Continuing Employees and employee benefits provided to other employees of Newco or its Subsidiaries, except with respect to grandfathered employee benefits or as otherwise required by applicable Law.

(b)          From and after the Closing, GE shall cause Newco and its Subsidiaries to honor all BHI Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Closing and shall cause any employee benefit plans and compensation arrangements established, maintained or contributed to by Newco and its Subsidiaries that cover any of the Continuing Employees following the Closing (collectively, the “Newco Plans”) to (i) recognize the pre-Closing service of participating Continuing Employees with BHI and its Subsidiaries for purposes of vesting and eligibility to participate, except to the extent such service credit would result in a duplication of benefits for the same period, (ii) recognize the pre-Closing service of participating Continuing Employees with BHI and its Subsidiaries for purposes of benefit accrual and amounts of benefits and contributions (other than for benefit accrual purposes under a defined benefit pension plan, an arrangement providing statutory required benefits or, except as required by a collective bargaining agreement as in effect on the date hereof or by applicable Law, an arrangement that, under applicable Law or collective bargaining agreement, is exclusively subject to collective negotiation or bargaining), except to the extent such service credit would result in a duplication of benefits for the same period, (iii) waive any pre-existing condition limitations for participating Continuing Employees and (iv) provide credit to each participating Continuing Employee under the applicable Newco Plan for amounts paid by such Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous BHI Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Newco Plan; provided that nothing herein shall limit the right of BHI or Newco to amend or terminate such plans, arrangements and agreements in accordance with their terms.

(c)          GE shall cause Newco and its Subsidiaries to credit under any applicable Newco Plans each Continuing Employee with all vacation and personal holiday time that such Continuing Employee has accrued but has not used as of the Closing, provided that any such credited accruals may be used only during the calendar year in which the Closing occurs.

(d)          Without limiting the generality of Section 7.03(b), BHI acknowledges and agrees that all provisions contained in this Agreement with respect to the Continuing Employees are included for the sole benefit of BHI, GE and Newco, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any employees, former employees, any participant in any BHI Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with BHI, GE, Newco, or any of their respective Subsidiaries.

(e)          Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any BHI Benefit Plan or other employee benefit plan or arrangement, or shall limit the right of Newco, BHI or any of their Subsidiaries, to amend, terminate or otherwise modify any such BHI Benefit Plan or other employee benefit plan or arrangement following the Closing in accordance with its terms.  In the event that (i) a party other than the GE, BHI or any of their Subsidiaries makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any BHI Benefit Plan or other employee benefit plan or arrangement, and (ii) such provision is deemed in any judicial proceeding to be an amendment to such BHI Benefit Plan or other employee benefit plan or arrangement even though not explicitly designated as such in this Agreement then such provision, to the extent covered by such deemed amendment, shall lapse retroactively and shall have no amendatory effect.

(f)          GE shall not (and shall cause its Subsidiaries not to) communicate or otherwise meet with any of the employees of BHI and BHI Subsidiaries to discuss the terms and conditions of employment or employee benefits or compensation matters without reasonable prior notice to BHI or its designee.  Such communications and/or meetings shall be effectuated solely by human resources representatives of GE in reasonable cooperation with BHI, and shall be limited to topics directly related to the terms and conditions of employment with Newco or one of Newco’s Subsidiaries and employee benefits or compensation matters following the Closing.

(g)          Without limiting Section 7.03(f), GE and BHI agree that for the period commencing on the date hereof and ending on the Termination Date, each of GE and BHI will not, and will ensure that its Affiliates (and any person acting on behalf of or in concert with it or any of its Affiliates) will not, directly or indirectly, solicit for employment or hire any officer, director, or employee of the other party or any of the other party’s Subsidiaries that (i) was or is involved in the negotiation or implementation of this Agreement (including members of the integration teams of GE and BHI) or (ii) (A) is an officer or employee at the Executive Band level or above of GE, or equivalent of BHI (and shall include employees that are three levels or less down from the Chief Executive Officer of BHI) and (B) in the case of officers or employees of GE, is substantially devoted to the GE O&G business.  The restrictions of this Section 7.03(g) shall not prohibit either party, however, from conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at such persons.

(h)          If, during the twelve (12) month period beginning on the Closing Date, the employment of any Continuing Employee is terminated as a result of an Involuntary Termination, (i) Newco LLC shall pay (or shall cause its Affiliate to pay) such Continuing Employee a lump sum cash severance payment in an amount equal to the greater of (A) (x) the cash severance payment that would be payable to such Continuing Employee under the applicable severance plan, program, agreement or arrangement of BHI or any of its Subsidiaries (each, a “BHI Severance Arrangement”), if any, that covers such Continuing Employee as of immediately prior to the Closing Date, under the terms of such BHI Severance Arrangement as in effect as of immediately prior to the Closing Date (taking into account service rendered by such Continuing Employee for Newco and Newco’s Affiliates after the Closing Date and disregarding any ability of BHI or its Subsidiaries to terminate or adversely amend such BHI Severance Arrangement) or (y) if greater, the amount determined in accordance with the formula set forth in Annex 7.03(h) of the BHI Disclosure Letter or (B) the cash severance payable to such Continuing Employee under any severance program or arrangement of Newco or its Subsidiary and (ii) the vesting of all BHI Incentive Awards (as converted to Newco equity awards pursuant to Section 2.04) held by such Continuing Employee as of the Closing Date (but excluding any grants made by Newco after the Closing Date) shall immediately accelerate in full.  Such cash severance amount will be paid on the date that is sixty (60) days following such Continuing Employee’s Separation From Service; provided that, if such Continuing Employee is a Specified Employee, such payment shall be made on the date that is six (6) months following such Continuing Employee’s Separation From Service, except to the extent that such payment may be made prior to such date without incurring additional taxes or interest under Section 409A.

For purposes of this Section 7.03(h), the terms “Separation From Service” and “Specified Employee” have the meanings ascribed to those terms in Section 409A; the term “Involuntary Termination” shall mean the termination of a Continuing Employee’s employment with Newco or its Subsidiary (without a contemporaneous transfer of employment to GE or its Affiliate) that occurs during the twelve (12) month period following the Closing and that results from either such Continuing Employee’s termination of employment by Newco or its Subsidiary other than for Cause (as defined herein) or a resignation by such Continuing Employee for Good Reason (as defined herein).

For purposes of this Section 7.03(h), the term “Cause” with respect to a Continuing Employee has the meaning assigned to it (or to a term of like import) in the applicable BHI Severance Arrangement as in effect as of immediately prior to the Closing, or if such applicable BHI Severance Arrangement that covered such Continuing Employee does not define “Cause” (or if such Continuing Employee is not covered by a Company Severance Arrangement as of immediately prior to the Closing) then “Cause” means (i) the willful and continued failure by the Continuing Employee to substantially perform the Continuing Employee’s duties with Newco (other than any such failure resulting from the Continuing Employee’s incapacity due to physical or mental illness) or (ii) the willful engaging by the Continuing Employee in conduct which is demonstrably and materially injurious to Newco or its Affiliate, monetarily or otherwise.

For purposes of this Section 7.03(h), the term “Good Reason” with respect to a Continuing Employee has the meaning assigned to it (or to a term of like import) in the applicable BHI Severance Arrangement as in effect as of immediately prior to the Closing, or if such applicable BHI Severance Arrangement that covered such Continuing Employee does not define “Good Reason” (or if such Continuing Employee is not covered by a BHI Severance Arrangement as of immediately prior to the Closing) then “Good Reason” means (without the Continuing Employee’s express written consent) (x) a reduction by Newco or its Affiliate in the Continuing Employee’s annual base compensation as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all individuals having a similar level of authority and responsibility with Newco or its Affiliate (as applicable), unless such act is corrected prior to the effective date of the Continuing Employee’s termination for Good Reason, or (y) the relocation of the Continuing Employee’s principal place of employment to a location outside of a 30-mile radius from the Continuing Employee’s principal place of employment immediately prior to the Closing, or Newco or its Affiliate requiring the Continuing Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Newco’s or its Affiliate’s business to an extent substantially consistent with the Continuing Employee’s business travel obligations immediately prior to the Closing.

The Continuing Employee’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.

Section 7.04          Tax Matters.

(a)          This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)          BHI shall use its reasonable best efforts to cause the Newco Reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  BHI will not take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Newco Reorganization to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(c)          Any and all existing Tax Sharing Agreements between GE and any of its Affiliates (other than the GE O&G Subsidiaries), on the one hand, and any GE O&G Subsidiary, on the other hand, shall be terminated prior to the Closing and neither GE nor such Affiliates nor any GE O&G Subsidiaries shall have any further liability thereunder.  For the avoidance of doubt, this Section 7.04(c) shall not apply to the Tax Matters Agreement.

(d)          Between the date hereof and the Closing Date, BHI shall prepare all Tax Returns of BHI for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation, and all such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

(e)          Between the date hereof and the Closing Date, except as set forth on Section 7.04(e) of the GE Disclosure Letter, GE shall prepare, or cause to be prepared, all Tax Returns that (1) solely include one or more GE O&G Subsidiaries and (2) are not filed or required to be filed with or as part of any other Tax Return of any consolidated, affiliated, combined, unitary or other Tax group that includes GE or any of its Affiliates (other than a group that consists solely of one or more GE O&G Holdcos and any of their Subsidiaries) for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation, and all such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

(f)          Between the date of the Transaction Agreement and until the Closing, GE and BHI shall mitigate, to the extent possible, any Formation Taxes (as defined in the term sheet for Tax Matters Agreement). Such cooperation shall include (i) BHI and GE providing any information with respect to Formation Transactions reasonably requested by the other party and (ii) GE and BHI jointly determining any Formation Transactions (as defined in the term sheet for Tax Matters Agreement) to be undertaken by BHI and its Subsidiaries; provided that, in the event that GE and BHI disagree on any Formation Transaction, GE shall make such determination in its reasonable discretion (for this purpose, any position supported by “substantial authority” under Treas. Reg. § 1.6662-4(d) (or any similar standard under applicable Law)  shall be considered reasonable).  For the avoidance of doubt, this Section 7.04(f) shall apply with respect to the transactions described in the Transactions Schedule.

(g)          From and after the execution of the Tax Matters Agreement, if there is any conflict between this Agreement and the Tax Matters Agreement with respect to a matter addressed in the Tax Matters Agreement, to the extent of such conflict, the Tax Matters Agreement shall prevail and control.

Section 7.05          GE O&G Audited Financial Statements.

(a)          As promptly as reasonably practicable following December 31, 2016 (and in any event no later than April 15, 2017), GE shall deliver to BHI the audited financial statements of GE O&G required under the Securities Act to be included in the Registration Statement, which financial statements shall include audited financial statements of GE O&G for the years ended December 31, 2014, December 31, 2015 and December 31, 2016 (containing combined balance sheets of GE O&G as of December 31, 2015 (the “GE O&G Balance Sheet”) and December 31, 2016  and combined statements of income and cash flows of GE O&G for the years ended December 31, 2014, December 31, 2015, December 31, 2016), prepared in accordance with GAAP, together with all related notes and schedules thereto, accompanied by an audit report of KPMG LLP (collectively, the “GE O&G Audited Financial Statements”).  In addition, as promptly as reasonably practicable following the date hereof (and in any event no later than April 30, 2017), GE shall deliver to BHI audited combined balance sheets of GE O&G as of September 30, 2016 and combined statements of income of GE O&G for the nine months ended September 30, 2016, prepared in accordance with GAAP (but excluding related notes and schedules thereto), accompanied by an audit report of KPMG LLP (the “September 30 Audited Financial Statements”).  The combined balance sheets and statements of income for the years ended December 31, 2014 and December 31, 2015 included in the GE O&G Audited Financial Statements together with the September 30 Audited Financial Statements are the “Comparable GE O&G Audited Financial Statements”.

(b)          GE shall deliver to BHI not later than three Business Days following the public filing of the related GE SEC Documents, for the three month period ending on December 31, 2016 and each three month period thereafter (each, an “Interim Period”) until the Closing Date, an unaudited combined balance sheet of GE O&G at the end of the applicable Interim Period and unaudited combined statements of operations of GE O&G for such Interim Period, prepared in conformity with GAAP, as modified by the Accounting Principles (the “GE Interim Financials”).

Section 7.06          Access; Confidentiality.

(a)          From the date hereof until the Closing and subject to the requirements of applicable Laws, BHI shall (i) give to GE and its Representatives reasonable access during normal business hours to the offices, properties, books and records of BHI and the BHI Subsidiaries, (ii) furnish to GE and its Representatives such financial and operating data and other information as GE may reasonably request, and (iii) instruct its and the BHI Subsidiaries’ Representatives to cooperate reasonably with GE in its investigation of BHI and the BHI Subsidiaries, except that nothing herein shall require BHI or any BHI Subsidiary to disclose any information that would cause a risk of a loss of privilege to BHI or any BHI Subsidiary.  Notwithstanding this Section 7.06, no party nor its Representatives shall have the right to conduct environmental sampling on any of the properties owned or operated by the other party or its Subsidiaries.  Any investigation pursuant to this Section 7.06(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of BHI or the BHI Subsidiaries.

(b)          Each of GE and BHI acknowledges that the information provided to it and its Representatives in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement between GE Oil & Gas UK Limited and BHI, dated as of May 17, 2016 (as amended or modified from time to time, the “Confidentiality Agreement”).  The terms of the Confidentiality Agreement are hereby incorporated by reference.  The Confidentiality Agreement shall terminate at the Closing.

(c)          No investigation by and of the parties or their respective Representatives made pursuant to this Section 7.06 shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 7.07          No Solicitation; Other Offers.

(a)          Subject to Section 7.07(b), BHI agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause to be ceased and terminated, all of its and its Representatives’ discussions and negotiations with any other Person (other than GE or its Affiliates) regarding any Alternative Proposal (as hereinafter defined), (ii) promptly request, and cause to be requested that, each Person that has received confidential information in connection with a possible Alternative Proposal within the last twelve (12) months return to BHI or destroy all confidential information heretofore furnished to such Person by or on behalf of BHI and the BHI Subsidiaries and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the twelve (12) months prior to the date hereof in respect of a proposed Alternative Proposal unless the Board of Directors of BHI concludes in good faith that a failure to take any action described in this clause (iii) would reasonably likely be inconsistent with the directors’ fiduciary obligations to BHI’s stockholders under applicable Law.

From and after the date of this Agreement, subject to Section 7.07(b) and Section 9.03, BHI shall not, directly or indirectly, nor shall BHI authorize or permit any BHI Subsidiary or any of its or their respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors (a “Representative”) to, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to an Alternative Proposal, (ii) except for confidentiality agreements entered into pursuant to the proviso to the first sentence of Section 7.07(b), or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by BHI pursuant to Section 9.03, approve or enter into a letter of intent, memorandum of understanding or other contract with any Person, other than GE, for, constituting or otherwise relating to an Alternative Proposal, (iii) provide or cause to be provided any information or data relating to BHI or any BHI Subsidiary in connection with, or in response to, any Alternative Proposal by any Person, or (iv) terminate, amend, waive or permit the waiver of any voting restriction contained in the organizational or governing documents of BHI, or take any action contemplated by paragraph (a)(1) of Section 203 of the DGCL.  Without limiting the generality of the foregoing, BHI acknowledges and agrees that, in the event any officer, director or financial advisor of BHI takes any action that if taken by BHI would be a breach of this Section 7.07, the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 7.07 by BHI.

(b)          Notwithstanding the provisions of Section 7.07(a), BHI and its Representatives shall be entitled, prior to obtaining the BHI Stockholder Approval, to furnish information regarding BHI and any BHI Subsidiary to, or engage in discussions or negotiations with, any Person in response to an unsolicited, bona fide, written third party proposal with respect to an Alternative Proposal that is submitted to BHI by such Person (for so long as such Alternative Proposal has not been withdrawn) if (i) none of BHI, the Representatives of BHI, the BHI Subsidiaries or the Representatives of the BHI Subsidiaries shall have breached the provisions set forth in this Section 7.07 in any material respect with respect to such Person, and (ii) the Board of Directors of BHI shall have determined, in its good faith judgment, after consultation with BHI’s financial advisor and outside legal counsel, that the proposal constitutes or is reasonably likely to lead to a Superior Proposal (as hereinafter defined); provided that BHI may not enter into negotiations or discussions or supply any information in connection with an Alternative Proposal without entering into a confidentiality agreement, which confidentiality agreement may allow such third party to make Alternative Proposals to BHI in connection with the negotiations and discussions permitted by this Section 7.07(b).  GE shall be entitled to receive an executed copy of any such confidentiality agreement and notification of the identity of such Person promptly (and in any event within twenty-four (24) hours) after BHI’s entering into such discussions or negotiations or furnishing information to the Person making such Alternative Proposal or its Representatives.  BHI shall promptly provide or make available to GE any non-public information concerning BHI and any BHI Subsidiary that is provided to the Person making such Alternative Proposal or its Representatives which was not previously provided or made available to GE.

BHI agrees that it shall notify GE promptly (and in any event within forty-eight (48) hours of receipt) if any inquiry, contact or proposal related to an Alternative Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, BHI, any BHI Subsidiary, any of its Representatives, or any Representatives of any BHI Subsidiary, and thereafter shall keep GE informed in writing, on a reasonably current basis, of all material developments regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions.  Nothing contained in this Agreement shall prevent the Board of Directors of BHI from complying with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any similar disclosure; provided, however, that any disclosure by BHI that relates to an Alternative Proposal shall be deemed to be a Change in Recommendation unless the Board of Directors of BHI reaffirms BHI Board Recommendation in such disclosure.

(c)          Neither the Board of Directors of BHI nor any committee thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to GE), or propose to withdraw (or qualify or modify in a manner adverse to GE), the approval, recommendation or declaration of advisability by the Board of Directors of BHI or any such committee thereof of this Agreement, the Merger or any other transaction contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any Alternative Proposal, (C) fail to include BHI Board Recommendation in the Combined Proxy Statement/Prospectus or (D) resolve, propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or allow BHI or any of the BHI Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Alternative Proposal or that would require BHI to abandon, terminate or fail to consummate the Merger (other than a confidentiality agreement referred to in Section 7.07(b)) (an “Acquisition Agreement”) or (B) resolve, agree or propose to do any of the foregoing.  Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the BHI Stockholder Approval, the Board of Directors of BHI determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to do so would reasonably likely be inconsistent with its fiduciary duties to BHI’s stockholders under applicable Law, it may (A) terminate this Agreement pursuant to Section 9.03(b) and cause BHI to enter into an Acquisition Agreement with respect to a Superior Proposal or (B) make a Change in Recommendation in connection with a Superior Proposal, but in the case of (1) the foregoing clause (A), only if such Superior Proposal has not resulted from a breach of its obligations pursuant to this Section 7.07, and (2) the foregoing clauses (A) or (B)  only if (x) BHI provides written notice to GE (a “Notice of Change in Recommendation”) advising GE that the Board of Directors of BHI intends to take such action and specifying the reasons therefor, including the terms and conditions of such Superior Proposal, the identity of the Person making Superior Proposal and copies of all relevant documents relating to such Superior Proposal that BHI has received from the Person or its Representatives that made such proposal and that are the basis of the proposed action by the Board of Directors of BHI, including a copy of the proposed Acquisition Agreement (if any) (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Change in Recommendation and compliance with the requirements of this Section 7.07(c)); (y) during a period of four (4) Business Days following GE’s receipt of a Notice of Change in Recommendation (or, in the event of a new Notice of Change in Recommendation as a result of any such amendment, an extension of two (2) additional Business Days), if requested by GE, BHI and its Representatives shall have negotiated with GE and its Representatives in good faith to make such revisions or adjustments proposed by GE to the terms and conditions of this Agreement as would enable BHI to proceed with its recommendation of this Agreement and the Merger and not to make such Change in Recommendation; and (z) if applicable, at the end of such applicable 4- or 2-Business Day period, the Board of Directors of BHI, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that GE, prior to the expiration of such applicable period, shall have offered in writing in a manner that would form a binding contract if accepted by BHI, continues to determine in good faith (after consultation with its outside counsel and financial advisors) that the Alternative Proposal constitutes a Superior Proposal and that failure to make such Change in Recommendation would reasonably likely be inconsistent with its fiduciary duties to BHI’s stockholders under applicable Law.

(d)          Other than in connection with an Alternative Proposal, BHI may, at any time prior to, but not after, obtaining the BHI Stockholder Approval, make a Change in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would likely be inconsistent with the fiduciary duties of the Board of Directors of BHI to BHI’s stockholders under applicable Law, provided, that:  (A) GE shall have received written notice from BHI of BHI’s intention to make an Intervening Event Change in Recommendation at least four (4) Business Days prior to the taking of such action by BHI, which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making an Intervening Event Change in Recommendation, if requested by GE, BHI and its Representatives shall have negotiated in good faith with GE and its Representatives regarding any revisions or adjustments proposed by GE to the terms and conditions of this Agreement as would enable BHI to proceed with its recommendation of this Agreement and the Merger and not make such Intervening Event Change in Recommendation and (C) BHI may make an Intervening Event Change in Recommendation only if the Board of Directors of BHI, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that GE shall have, prior to the expiration of the 4-Business Day period, offered in writing in a manner that would form a binding contract if accepted by BHI, continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would likely be inconsistent with its fiduciary duties to BHI’s stockholders under applicable Law.  An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known to the Board of Directors of BHI as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) and (ii) does not relate to (A) any Alternative Proposal or (B) clearance of the Merger under the HSR Act, the EC Merger Regulation or any other Regulatory Law, including any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.08; provided, however, that (1) any change in the price or trading volume of BHI Common Stock or of oil or gas shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that in the case of the price or trading volume of BHI Common Stock, any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof (including any of the foregoing set forth on or reflected in the GE O&G Audited Financial Statements) that has had or would reasonably be expected to have an adverse effect on the business or financial condition of GE or any of its Subsidiaries constitute an Intervening Event unless such event, fact, circumstance or development constitutes a GE Material Adverse Effect; and (3) BHI or GE (in respect of GE O&G) meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether an Intervening Event has occurred).

(e)          As used in this Agreement:

(i)          “Alternative Proposal” shall mean any bona fide proposal or offer from any Person or group of Persons other than GE or any of its Subsidiaries or any group of which GE or any of its Subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving BHI (or any BHI Subsidiary or BHI Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of BHI and the BHI Subsidiaries, taken as a whole), (B) for the issuance by BHI of 15% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of BHI or 15% or more of the aggregate equity securities of the BHI Subsidiaries, in each case other than the Merger.

(ii)          “Superior Proposal” shall mean any Alternative Proposal (A) which provides that 100% of BHI’s outstanding equity securities shall be converted into, exchanged for or otherwise canceled in exchange for the right to receive consideration that does not constitute 50% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (B) providing for the sale of all or substantially all of BHI’s assets, in either case on terms which the Board of Directors of BHI determines in its good faith judgment, after consultation with BHI’s outside counsel and financial advisors, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of BHI Common Stock than the Merger (or any bona fide written offer or proposal made by GE in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement).

(f)          For the avoidance of doubt, the restrictions set forth in this Section 7.07 shall not apply to any action taken by or on behalf of BHI in connection with its obligations under Section 7.08.

Section 7.08          Reasonable Best Efforts; Filings, etc.

(a)          Subject to the terms and conditions set forth in this Agreement, including the limitations set forth in Section 7.08(d), each of the parties hereto shall, and BHI shall cause each of BHI Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

(b)          Subject to Section 7.08(c) and the other terms and conditions herein provided and without limiting the foregoing, BHI and GE shall (and shall cause their respective Subsidiaries to):

(i)          make their respective required filings (and filings considered by GE to be advisable after consulting with, and considering in good faith the views of, BHI) under the HSR Act, the EC Merger Regulation and any other Regulatory Laws (and GE shall be responsible for all filing fees incident thereto), which filings shall be made as promptly as GE deems advisable (after consulting with, and considering in good faith the views of, BHI), and thereafter shall make any other required submissions under the HSR Act or other such Laws as promptly as GE deems advisable (after consulting with, and considering in good faith the views of, BHI); without limiting the generality of the foregoing, each party shall use its reasonable best efforts to respond to and comply as promptly as GE deems advisable with any request for information regarding the Transactions or any such filings for any Governmental Entity charged with enforcing, applying, administering, or investigating any Regulatory Law;

(ii)          use their reasonable best efforts to cooperate with one another in (A) determining which filings are required (or considered by GE to be advisable after consulting with, and considering in good faith the views of, BHI) to be made prior to the Closing with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Transactions and (B) timely making all such filings;

(iii)          promptly notify each other of any communication concerning this Agreement or the Transactions to that party from any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other party upon receipt, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants;

(iv)          not participate or agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Transactions) with any Governmental Entity relating to any filings or investigation concerning this Agreement or the Transactions unless it consults with the other party and its Representatives in advance and invites the other party’s Representatives to attend, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, unless the Governmental Entity prohibits such attendance; provided, however, that the requirements of this clause (iv) shall not apply to any meeting or substantive discussion between GE or its Representatives, on the one hand, and any Governmental Entity, on the other hand, to the extent (1) such a meeting or discussion relates to the sale or disposal of a GE business to the extent that it is not required by a Governmental Entity as part of a potential remedy, commitment or undertaking, and (2) GE has sought BHI’s consent to a waiver of the requirements of this clause (iv), which consent shall not be unreasonably withheld;

(v)          promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment and consult, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Affiliates or their respective Representatives intend to submit to any Governmental Entity;

(vi)          promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including, without limitation, any filings necessary or appropriate under the provisions of Regulatory Laws; and

(vii)          deliver to the other party’s outside counsel complete copies of all documents furnished to any Governmental Entity as part of any filing, subject to appropriate confidentiality agreements.

(c)          GE shall be entitled to direct the antitrust defense of the Transactions in any investigation or litigation by, or negotiations with, any Governmental Entity or other person relating to the Transactions or regulatory filings under applicable Regulatory Law, subject to the provisions of Section 7.08(a), Section 7.08(b), Section 7.08(d) and Section 7.08(e) and provided that GE shall consult with, and consider in good faith the views of, BHI throughout the antitrust defense of the transactions contemplated by this Agreement, including by providing BHI with reasonable opportunity to evaluate, as promptly as practicable, steps to be taken in pursuit of such defense.  BHI shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with GE.  BHI shall use its reasonable best efforts to provide full and effective support of GE in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by GE.

(d)          Without limiting the foregoing, GE shall take all such action (including any Antitrust Action) as may be necessary to resolve such objections, if any, that the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the European Commission, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, may assert under Regulatory Laws with respect to the transactions contemplated hereby (including any Antitrust Action necessary to resolve any objection raised by any Governmental Entity in relation to the businesses set forth on Annex 7.08, or any business of which such business set forth on Annex 7.08 forms a substantial part), and to avoid or eliminate, and minimize the impact of, each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires GE or BHI to take, or cause to be taken, any Antitrust Action with respect to any of the assets, businesses or product lines of BHI or any of its Subsidiaries, or of GE or any of its Subsidiaries, or the Surviving Entity or any of its Subsidiaries, or any combination thereof, if such action would exceed the Detriment Limit (it being agreed, however, that (i) this proviso shall not be construed to limit or prevent any Antitrust Action necessary to resolve any objection raised by any Governmental Entity in relation to the businesses set forth on Annex 7.08 or any business of which such business set forth on Annex 7.08 forms a substantial part and (ii) no Antitrust Action necessary to resolve any objection raised by any Governmental Entity in relation to the businesses set forth on Annex 7.08 or any business of which such business set forth on Annex 7.08 forms a substantial part shall be subject to, or taken into account for purposes of calculating, the Detriment Limit).  For purposes of this Agreement, “Antitrust Action” means any action with respect to assets, businesses or product lines, including a request that they be (x) divested or held separate pending divesture or (y) subject to conduct remedies, limitations or other actions, and the “Detriment Limit” would be exceeded if the assets, businesses or product lines subject to Antitrust Action in order to obtain actions or nonactions, waivers, authorizations, expirations or terminations of waiting periods, clearances, consents and approvals from Governmental Entities under Regulatory Laws account for more than $200,000,000 of revenue for the twelve (12) months ended December 31, 2015.  The parties hereto agree that the calculation of revenue for any overlapping asset, business or product line subject to any Antitrust Action shall be measured by the lowest such revenue for GE or BHI, as the case may be, for each overlapping asset, business or product line subject to any Antitrust Action, regardless of which asset, business or product line GE actually selects for such Antitrust Action.  If requested by GE, BHI will agree to and take any action contemplated by this Section 7.08(d), provided that the consummation of any divestiture or the effectiveness of any other remedy is conditioned on the consummation of the Transactions.  The foregoing agreement in this Section 7.08(d) is made solely to facilitate the closing of the Transactions and does not constitute a representation or admission that the Transactions, if consummated without any modification, would violate any Regulatory Laws or that agreeing to any divestitures, hold separate conditions or other restrictions permitted herein or suggested by any person or authority acting under any Regulatory Law would not be harmful to the parties hereto.

(e)          Notwithstanding anything in this Agreement to the contrary but subject to the next sentence, GE shall have the right, but not the obligation, to oppose or refuse to consent to, through litigation or otherwise, any request, attempt or demand by any Governmental Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of GE, BHI or any of their respective Subsidiaries and shall have the obligation to defend any litigation instituted by a Governmental Entity or other person with respect to the legality of the Transactions under applicable Regulatory Laws.  In the event GE opposes or refuses to consent to, through litigation or otherwise, including any appeals, any request, attempt or demand by any Governmental Entity or other person as provided in the preceding sentence, and (i) such proceedings conclude prior to the Termination Date with a decree, injunction or order restricting or prohibiting the Transactions or (ii) no decree, order or injunction has been issued in such proceedings prior to the Termination Date, then GE shall take such actions (including Antitrust Actions) in a timely manner, as are necessary to achieve the clearance by or approval of the Governmental Entity or other person and satisfaction of the condition set forth in Section 8.01(b) (Antitrust/Competition) and Section 8.01(c) (No Injunctions or Restraints) (with respect to any Regulatory Law) prior to the Termination Date, provided that GE shall not be required to take any action that would exceed the Detriment Limit.

(f)          For purposes of this Agreement, “Regulatory Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other applicable Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or any Laws with respect to foreign investment (including the approvals described in part B of Annex 8.01(b)).

Section 7.09          Stockholder Litigation.

BHI shall give GE the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against BHI or its directors or officers relating to the Transactions or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without GE’s consent (not to be unreasonably withheld).

Section 7.10          Public Statements.

BHI, GE and Newco shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided that each of BHI and GE may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by BHI and GE.  In addition, BHI shall, to the extent reasonably practicable and except for any public disclosure under Section 7.07, consult with GE regarding the form and content of any public disclosure of any material developments or matters involving BHI, including earnings releases, reasonably in advance of publication or release.  BHI and GE agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 7.11          Efforts; Release of Credit Support; Notification of Certain Matters.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, in good faith, all actions that are necessary, proper or advisable under applicable Law, to consummate the Transactions, including using its commercially reasonable efforts to accomplish the following as promptly as reasonably practicable following the date of this Agreement:

(i)          the obtaining of all material consents, approvals or waivers from third parties (provided that, for the avoidance of doubt, any failure to obtain a consent, approval or waiver from a third party shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or 8.03(b) to be satisfied on the Closing Date); and

(ii)          the obtaining of the unconditional release of GE and its Affiliates (other than the GE O&G Subsidiaries) from each of the guarantees, letters of credit, financial assurances, surety bonds, performance bonds or other contractual obligations in respect of GE O&G (including those securing obligations in excess of $10,000,000 set forth on Section 7.12(a)(ii) of the GE Disclosure Letter) and entered into in the ordinary course of business prior to the Closing (the “Credit Support Instruments”), including effecting such release through Newco LLC’s provision of guarantees or other credit support or the substitution in all respects of Newco LLC for GE or any Subsidiary of GE (other than the GE O&G Subsidiaries) that is a party to any Credit Support Instrument so that Newco LLC or the applicable Subsidiary of Newco LLC shall be solely responsible for the obligations of such Credit Support Instruments; provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to BHI and GE.  In the event GE identifies, after the date hereof, guarantees or other credit support instruments relating to GE O&G to which GE or one of its Affiliates (other than the GE O&G Subsidiaries) is a party (the ”Additional Credit Support”), GE shall notify BHI in writing of the existence and terms of such Additional Credit Support, and BHI, upon receipt of such notice, shall, and shall cause its Affiliates to, use its commercially reasonable efforts to promptly cause the release and substitution of such Additional Credit Support in a manner consistent with the foregoing; provided, further that, for the avoidance of doubt, any failure to obtain a release of a Credit Support Instrument shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or Section 8.03(b) to be satisfied on the Closing Date.  All costs and expenses incurred in connection with the release or substitution of the Credit Support Instruments and the Additional Credit Support, as the case may be, shall be borne by Newco LLC.  From and after the Closing, Newco LLC shall indemnify GE for any and all Damages arising from or relating to the Credit Support Instruments and the Additional Credit Support to the extent resulting from a breach of the underlying obligation by Newco.  In the event that GE or any of its Affiliates (other than the GE O&G Subsidiaries) remains a party to any Credit Support Instruments or Additional Credit Support following the Closing, Newco LLC shall use its commercially reasonable efforts to accomplish the foregoing release and substitution in accordance with this Section 7.11(a)(ii).

(b)          BHI agrees to give prompt notice to GE, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.02; provided, however, that the delivery of any notice pursuant to this Section 7.11(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  GE agrees to give prompt notice to BHI, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 8.03; provided, however, that the delivery of any notice pursuant to this Section 7.11(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.12          Director and Officer Indemnification and Insurance.

(a)          All rights to indemnification existing in favor of the current or former directors, officers and employees of BHI and the BHI Subsidiaries (the “Indemnified Persons”) as provided in the organizational and governing documents of BHI and the BHI Subsidiaries or under indemnification agreements between Indemnified Persons and BHI and the BHI Subsidiaries, in each case as in effect as of the date of this Agreement with respect to matters occurring prior to the Closing (the “Indemnification Obligations”) shall survive the Merger and shall continue in full force and effect as obligations of the Surviving Entity for a period of not less than six (6) years after the Closing unless otherwise required by Law, provided that all rights to indemnification in respect of any claim asserted or made during such period shall continue until the final disposition of such claim.  Newco LLC shall guarantee the full performance of the Indemnification Obligations by the Surviving Entity.

(b)          BHI may prior to Closing obtain and fully pay for “tail” insurance policies for the Persons who, as of the date of this Agreement or as of the Closing Date, are covered by BHI’s existing directors’ and officers’ liability insurance and fiduciary liability insurance with respect to matters existing or occurring at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that in no event shall BHI expend an amount pursuant to this Section 7.12(b) in excess of 300% of the current annual premium paid by BHI for its existing coverage in the aggregate set forth on Section 7.13(b) of the BHI Disclosure Letter.

If for any reason BHI does not obtain and fully pay for such “tail” insurance policies prior to the Closing, Newco or Newco LLC shall maintain director and officer liability insurance policies from a reputable and financially sound carrier through and including the date six (6) years after the Closing with respect to claims arising from facts or events that existed or occurred prior to or at the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby) and such policies shall contain coverage that is at least as favorable to the Persons covered by such existing policies (a complete and accurate copy of which has been made available to Newco); provided, that in no event shall Newco or Newco LLC be required to expend an amount pursuant to this Section 7.12(b) in excess of 300% of the current annual premium paid by BHI for its existing coverage in the aggregate and if such comparable coverage cannot be obtained by paying an aggregate premium equal to or below 300% of the current annual premium, the Surviving Entity shall only be required to maintain as much coverage as can be maintained by paying an aggregate premium equal to 300% of such amount.

(c)          This Section 7.12 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.  If Newco or Newco LLC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Newco or Newco LLC, as the case may be, shall assume the applicable obligations set forth in this Section 7.12.

(d)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to BHI or any of its Subsidiaries or their respective officers, directors, employees or agents or fiduciaries under any BHI Benefit Plan, it being understood and agreed that the indemnification provided for in this Section 7.12 is not prior to or in substitution for any such claims under any such policies.

Section 7.13          Integration Planning.  After the date hereof and prior to the Closing Date, GE and BHI shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of BHI and the BHI Subsidiaries and GE O&G and reasonably necessary integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.  In furtherance of the foregoing, BHI and GE shall reasonably cooperate with each other to the extent reasonably required in connection with any Tax matters relating to post-Closing integration planning (including by the provision of reasonably relevant records or information and using commercially reasonable efforts to make available relevant third party advisors).

Section 7.14          Entity Formations and Reorganizations.

(a)          Newco.  BHI shall cause Newco’s certificate of incorporation and bylaws to be in the form attached hereto as Exhibits E and F, respectively, immediately prior to and on the Closing Date.  BHI shall cause Newco to take any action required by this Agreement to be taken by Newco from the date of its incorporation through the Closing and to take any action reasonably required by GE.  Prior to the consummation of the Newco Reorganization, Newco will not undertake any activity except for any activity specifically required by this Agreement or otherwise specifically required to consummate the Newco Reorganization.

(b)          Merger Sub.  BHI shall cause Newco to cause Merger Sub to take any action required by this Agreement to be taken by Merger Sub from the date of its incorporation through the Closing and to take any action reasonably required by GE.  Prior to the Effective Time, Merger Sub will not undertake any activity except for any activity specifically required by this Agreement or otherwise specifically required to consummate the Merger.

(c)          BHI Reorganization.  Prior to the Closing, BHI shall, and shall cause its Affiliates to, undertake certain restructuring transactions (the “BHI Reorganization”) as described in the Transactions Schedule.  In connection with the BHI Reorganization, BHI shall, and shall cause the counterparties thereto to enter into the Long-Term Ancillary Agreements, in each case effective at the Closing.

(d)          GE Reorganization.  Prior to the Closing, GE shall, and shall cause its Affiliates to, undertake certain restructuring transactions (the “GE Reorganization”) as described on the Transactions Schedule, which (a) shall include (i) the transfer of the assets of GE and its Affiliates related to GE O&G to the GE O&G Subsidiaries, as described on Annex 7.14(d)(i), and (ii) the assumption by the GE O&G Subsidiaries of the Assumed Liabilities (as described on Annex 7.14(d)(ii)) and (b) shall be pursuant to documentation that BHI has had a reasonable opportunity to review and comment upon (which comments, if any, shall be reasonably considered by GE). In connection with the GE Reorganization, GE shall, and shall cause the counterparties thereto to, enter into the Long-Term Ancillary Agreements, in each case effective at the Closing.

Section 7.15          Dividend.  Prior to the GE O&G Transfer, Newco shall (a) declare the Dividend payable to the holders of record of Class A Common Stock immediately following the Conversion and (b) set the payment date for the Dividend.  Following the GE O&G Transfer and the Cash Transfer, Newco will pay the Dividend to all such holders of record of Class A Common Stock.

Section 7.16          Newco Board of Directors.  Prior to the Effective Time BHI shall take all action necessary to cause Newco’s Board of Directors, effective as of the Closing, to consist of nine (9) members comprised of (a) five (5) directors, including the chairman of the Board of Directors, designated by GE within five (5) Business Days prior to the Closing, (b) the Chief Executive Officer of BHI immediately prior to the Closing, and (c) three (3) directors that are independent for purposes of the NYSE’s listing rules designated by BHI, and reasonably acceptable to GE, within five Business Days prior to the Closing.

Section 7.17          Section 16 Matters.  Prior to the Closing, each of GE, BHI, and Newco shall use all reasonable efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of BHI Common Stock (including derivative securities with respect to BHI Common Stock) or acquisitions of BHI Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.18          Certain Agreements.  Between the date hereof and the Closing, BHI and GE shall each use reasonable best efforts to negotiate in good faith the terms and conditions of and to enter into the following agreements, effective as of the Closing:

(a)          the tax matters agreement (the “Tax Matters Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(a);

(b)          the transition services agreement (the “Transition Services Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(b);

(c)          the supply agreement (GE to Newco) (the “Supply Agreement (GE to Newco)”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(c);

(d)          the supply agreement (Newco to GE) (the “Supply Agreement (Newco to GE)”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(d);

(e)          the intellectual property cross-license agreement (the “IP Cross-License Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(e);

(f)          the trademark license agreement (the “Trademark License Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(f);

(g)          the GE Digital agreement (the “GE Digital Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(g);

(h)          the intercompany services agreement (the “Intercompany Services Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(h); and

(i)          the non-competition agreement (the “Non-Competition Agreement”) substantially including the terms set forth in the term sheet attached hereto as Annex 7.18(i).

provided, that, notwithstanding anything to the contrary set forth herein or in the term sheets of the Ancillary Agreements or the Long-Term Ancillary Agreements attached as exhibits hereto, the parties hereto agree that each term sheet contains all material terms necessary to the transactions contemplated by such term sheet and such term sheet shall be binding on the applicable parties from and after the Closing, and all such references to the agreement with respect thereto shall instead be deemed to be references to such term sheet (with such other deemed changes to such references and their context in the Transaction Agreements as are necessary to give effect to this proviso), in each case unless and until such agreement has been executed and delivered in accordance with this Agreement; and provided, further, that, for the avoidance of doubt and notwithstanding anything to the contrary set forth herein, the failure to execute or deliver any of the Ancillary Agreements or the Long-Term Ancillary Agreements shall not constitute a failure of any of the conditions set forth in Section 8.02(b) or Section 8.03(b) to be satisfied on the Closing Date.

Section 7.19          Certain Regulatory Clearances.  Notwithstanding anything in Section 7.08(a) or Section 7.08(d) to the contrary, in relation to the approvals described in part B of Annex 8.01(b), if requested by GE, BHI shall, and cause each of the BHI Subsidiaries to, (i) take promptly, or cause to be taken, all actions with respect to assets, businesses or product lines of BHI and the BHI Subsidiaries, including that they be (x) divested or held separate pending divestiture or (y) subject to conduct remedies, limitations or other actions, and to (ii) do promptly, or to cause to be done, all things necessary, proper or advisable under applicable Laws, in each case to assist GE in order to obtain the approvals described in part B of Annex 8.01(b) so as to enable the Closing to occur as soon as reasonably possible, including the taking of any such action and the doing of any such things at or following the Closing, as may be requested by the applicable Governmental Entities or as may otherwise result in such approvals described in part B of Annex 8.01(b) no longer being required, provided that any and all such actions, remedies or limitations referred to in this Section 7.19 are, in each and every such case, conditioned on the consummation of the Closing.

Section 7.20          Name.  Effective from and following the Closing the parties shall cause Newco and its Subsidiaries to operate under the name “Baker Hughes, a GE Company”.

ARTICLE 8

CONDITIONS

Section 8.01          Conditions to Each Party’s Obligations to Effect the Transactions.  The obligations of each party to effect the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a)          Stockholder Approval.  The BHI Stockholder Approval shall have been obtained.

(b)          Antitrust/Competition.  (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, (ii) the European Commission shall have issued a decision under the EC Merger Regulation declaring the Transactions compatible with the common market, or, if the European Commission has adopted any decision under Article 9 of the EC Merger Regulation to refer the Transactions in part to any Member State of the European Economic Area, the European Commission shall have issued a decision declaring the part of the Transactions not so referred to that Member State compatible with the common market and every Member State to which part of the Transactions has been referred under Article 9 shall have issued a decision clearing the Transactions and (iii) all applicable waiting and other time periods under Regulatory Laws specified on Annex 8.01(b), other than the HSR Act and the EC Merger Regulation, shall have expired, lapsed or been terminated (as appropriate) and all regulatory clearances set forth on Annex 8.01(b) shall have been obtained.

(c)          No Injunctions or Restraints.  There shall be no Law, injunction, judgment, order, or decree of any Governmental Entity of competent jurisdiction that is in effect which temporarily or permanently prohibits or enjoins the consummation of the Transactions.

(d)          Effective Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

(e)          NYSE Listing.  The shares of Class A Common Stock to be issued in the Merger or in connection with the Transactions (including any such shares issuable pursuant to the Exchange Agreement or the Stockholders Agreement) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)          GE Reorganization.  The GE Reorganization shall have been completed in all material respects.

Section 8.02          Conditions to Obligations of GE.  The obligations of GE to effect the Closing are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by GE on or prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of BHI set forth in Section 4.02(b) and Section 4.02(d) shall be true and correct, other than any inaccuracies that are de minimis in the context of a transaction of this magnitude, as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (ii) the representations and warranties of BHI set forth in this Agreement (other than Section 4.02(b) and Section 4.02(d)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or, other than with respect to Section 4.06(a), “BHI Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a BHI Material Adverse Effect.

(b)          Performance of Obligations of BHI.  BHI shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)          Certificate.  BHI shall have delivered to GE a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of BHI certifying to the effect that the conditions set forth in Sections 8.02(a) and (b) have been satisfied.

(d)          No BHI Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any fact, circumstance, occurrence, event, development, change or condition which, individually or in the aggregate, has had or would reasonably be expected to have a BHI Material Adverse Effect.

Section 8.03          Conditions to Obligations of BHI.  The obligations of BHI to effect the Closing are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver by BHI on or prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of GE set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or, other than with respect to Section 5.05(a), “GE Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a GE Material Adverse Effect.

(b)          Performance of Obligations of GE.  GE shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)          Certificate. GE shall have delivered to BHI a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of GE certifying that the conditions set forth in Sections 8.03(a) and (b) have been satisfied.

(d)          No GE Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any fact, circumstance, occurrence, event, development, change or condition which, individually or in the aggregate, has had or would reasonably be expected to have a GE Material Adverse Effect.

(e)          GE O&G Financial Statements.  (i) GE shall have delivered to BHI the GE O&G Audited Financial Statements and the September 30 Audited Financial Statements in accordance with Section 7.05 and (ii) neither the GE O&G Audited Financial Statements nor the September 30 Audited Financial Statements shall differ from the applicable GE O&G Financial Statements in a manner that is material to the intrinsic value (determined in a manner consistent with appropriate valuation methodologies) of GE O&G in a manner that is adverse (excluding any differences resulting from (x) any changes in the amount of goodwill or intangible assets and (y) the matters described on Annex 8.03(e)).

ARTICLE 9

TERMINATION

Section 9.01          Termination by Mutual Consent.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the BHI Stockholder Approval has been obtained, by mutual written consent of GE and BHI.

Section 9.02          Termination by BHI or GE.  This Agreement may be terminated at any time prior to the Closing, whether before or after the BHI Stockholder Approval has been obtained, by either BHI or GE upon written notice to the other if:

(a)          the Closing Date shall not have occurred on or before the date that is the fifteen-month anniversary of the date of this Agreement (such date or such later date, if any, as is provided in Annex 8.01(b) or the proviso of this Section 9.02(a), the “Termination Date”), and the party seeking to terminate this Agreement pursuant to this Section 9.02(a) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before the Termination Date; provided, however, that in the event the condition set forth in Section 8.01(b) (Antitrust/Competition) shall not have been satisfied on or before the Termination Date because of the failure to obtain the approvals described in part B of Annex 8.01(b) but all of the other conditions set forth in Section 8.01 have been satisfied, either GE or BHI may extend the Termination Date, on one or more occasions, by notice delivered to the other parties, until a date no later than the 18-month anniversary of the date of this Agreement, in which case the Termination Date shall be deemed for all purposes to be the latest of such dates;

(b)          any Law, injunction, judgment, order or decree having the effects set forth in Section 8.01(c) (No Injunctions or Restraints) shall be in effect and shall have become permanent final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.02(b) is not then in material breach of any representation, warranty, covenant or other agreement by GE or BHI, as applicable, contained in this Agreement; or

(c)          the BHI Stockholder Approval shall not have been obtained upon a vote taken at the Special Meeting (including adjournments).

Section 9.03          Termination by BHI.  This Agreement may be terminated at any time prior to the Closing by BHI if:

(a)          GE shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), and (ii) is incapable of being satisfied or cured by GE prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by GE within thirty (30) calendar days following receipt of written notice from BHI of such breach or failure to perform (“GE Terminable Breach”); provided that BHI is not then in BHI Terminable Breach of any representation, warranty, covenant or other agreement by BHI contained in this Agreement;

(b)          prior to the receipt of the BHI Stockholder Approval, the Board of Directors of BHI (or any committee thereof) shall have approved, and BHI shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal, provided that BHI shall have compiled with its obligations under Section 7.07 and shall have paid (or shall concurrently pay) the fee due under Section 9.05; or

(c)          the condition set forth in Section 8.03(e)(ii) is not satisfied upon the delivery to BHI of the Comparable GE O&G Audited Financial Statements, and BHI exercises its right of termination under this Section 9.03(c) within twenty (20) Business Days of such delivery.

Section 9.04          Termination by GE.  This Agreement may be terminated at any time prior to the Closing by GE if:

(a)          BHI shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), and (ii) is incapable of being satisfied or cured by BHI prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by BHI within thirty (30) calendar days following receipt of written notice from GE of such breach or failure to perform (“BHI Terminable Breach”); provided that GE is not then in GE Terminable Breach of any representation, warranty, covenant or other agreement by GE contained in this Agreement;

(b)          a Change in Recommendation (whether in respect of a Superior Proposal or an Intervening Event) has occurred; or

(c)          BHI shall have breached or failed to perform in any material respect any of its obligations under Section 7.07(a).

Section 9.05          Effect of Termination.

(a)          In the event that:

(i)          (A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at least ten (10) days prior to, the Special Meeting, (B) this Agreement is terminated by BHI or GE pursuant to Section 9.02(c), and (C) within twelve (12) months after the date this Agreement is terminated, BHI enters into a definitive agreement with respect to, or consummates, any Alternative Proposal;

(ii)          this Agreement is terminated by GE pursuant to Section 9.04(b), or by GE or BHI pursuant to Section 9.02(c) if at the time of such termination pursuant to Section 9.02(c) GE would also have the right to terminate this Agreement pursuant to Section 9.04(b);

(iii)          this Agreement is terminated by BHI or GE pursuant to Section 9.02(b) with respect to Regulatory Laws;

(iv)          (w) this Agreement is terminated (A) by BHI pursuant to Section 9.03 due to GE’s material breach of Section 7.08, which breach results in the condition set forth in Article 8 being incapable of being satisfied, or (B) by BHI or GE pursuant to Section 9.02(a) and as of the Termination Date, (x) one or more of the conditions set forth in Article 8 or Section 8.01(c) has not been satisfied (including, without limitation, as a result of GE not agreeing to take or not taking any Antitrust Action in excess of the Detriment Limit) and (y) all of the other conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination) provided that for purposes of determining whether the conditions set forth in Section 8.02(a) have been satisfied, the definition of “BHI Material Adverse Effect” shall be interpreted without taking into account any effect resulting from any Regulatory Law applicable to the Transactions or prohibition under or in respect of any Regulatory Law applicable to the Transactions;

(v)          this Agreement is terminated (A) by BHI pursuant to Section 9.03(c) or (B) by BHI or GE pursuant to Section 9.02(a) if at the time of such termination pursuant to Section 9.02(a) the condition set forth in Section 8.03(e)(i) or (ii) has not yet been satisfied;

then (1) in any such event under clause (i) or (ii) of this Section 9.05(a), BHI shall pay to GE a termination fee of $750,000,000 in cash (the “BHI Termination Fee”), less the aggregate amount of any of GE’s Expenses previously reimbursed pursuant to the next paragraph, it being understood that in no event shall BHI be required to pay BHI Termination Fee on more than one occasion, and (2) in any such event under clause (iii) or (iv) of this Section 9.05(a) GE shall pay to BHI a termination fee of $1,300,000,000 in cash (the “GE Termination Fee”), it being understood that in no event shall GE be required to (x) pay the GE Termination Fee on more than one occasion or (y) pay the GE Expense Reimbursement Amount if the GE Termination Fee is also payable.

In the event that an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at least ten (10) days prior to, the Special Meeting and thereafter this Agreement is terminated by BHI or GE pursuant to Section 9.02(c) and no BHI Termination Fee is yet payable in respect thereof pursuant to the preceding sentence, then BHI shall pay to GE all of the Expenses of GE up to an aggregate amount of $40 million.

In the event that the Agreement is terminated in the circumstances contemplated by Section 9.05(a)(v), (the “GE Expense Reinbursement Amount”) GE shall pay to BHI all of the Expenses of BHI up to an aggregate amount of $40 million.

As used herein, “Expenses” shall mean, with respect to GE or BHI, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of GE and its Affiliates or BHI and its Affiliates, as the case may be) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, financing and performance of this Agreement and all other matters related to the Transactions.

For purposes of this Section 9.05, the term “Alternative Proposal” shall have the meaning set forth in Section 7.07(e)(i), except that all references to “15%” therein shall be deemed to be references to “50%.”

(b)          Any payment required to be made pursuant to clause (i) of Section 9.05(a) shall be made to GE promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than three (3) Business Days after delivery to BHI of notice of demand for payment; any payment required to be made pursuant to clause (ii) of Section 9.05(a) shall be made to GE promptly following termination of this Agreement by GE pursuant to Section 9.04(b) (and in any event not later than three (3) Business Days after delivery to BHI of notice of demand for payment); and in each case such payment shall be made by wire transfer of immediately available funds to the account details of GE provided in writing by GE to BHI for such purposes.  Any payment required to be made pursuant to clause (iii) of Section 9.05(a) shall be made to BHI promptly following termination of this Agreement by BHI pursuant to Section 9.02(b) (and in any event not later than three (3) Business Days after delivery to GE of notice of demand for payment) and shall be made to BHI concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by GE pursuant to Section 9.02(b); any payment required to be made pursuant to clause (iv) of Section 9.05(a) shall be made to BHI promptly following termination of this Agreement by BHI pursuant to Section 9.02(a) or Section 9.03(a) (and in any event not later than three (3) Business Days after delivery to GE of notice of demand for payment) and shall be made to BHI currently with, and as a condition to the effectiveness of, the termination of this Agreement by GE pursuant to Section 9.02(a); and, in each case, such payment shall be made by wire transfer of immediately available funds to the account details of BHI provided in writing by BHI to GE for such purposes.  In circumstances where this Section 9.05 requires a reimbursement of Expenses, BHI shall reimburse GE for such Expenses on the later of (i) the day that is three (3) Business Days after the date of termination of this Agreement and (ii) the day that is three (3) Business Days after the delivery of documentation of such Expenses, by wire transfer of immediately available funds to the account details of BHI provided in writing by BHI to GE for such purposes or the account details of GE provided in writing by GE to BHI for such purposes, as applicable.

(c)          In the event that BHI or GE, as the case may be, shall fail to pay BHI Termination Fee or the GE Termination Fee, as applicable, and/or Expenses required pursuant to this Section 9.05 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by J.P. Morgan Chase Bank, N.A., in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.  In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such party shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.

(d)          GE and BHI acknowledge that the fees, Expense reimbursement and the other provisions of this Section 9.05 are an integral part of this Agreement and the Transactions and that, without these agreements, GE and BHI would not enter into this Agreement.  Each of the parties hereto acknowledges that none of the BHI Termination Fee or the GE Termination Fee is a penalty, but rather a reasonable amount that will compensate GE, or BHI, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where payment of the BHI Termination Fee or the GE Termination Fee is required hereunder, upon such payment, the payment of any such BHI Termination Fee or GE Termination Fee in accordance with this Section 9.05, shall be the exclusive remedy of GE or BHI, as the case may be, for (i) any loss suffered as a result of the failure of the Transactions to be consummated and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the Transactions.  Upon payment of the BHI Termination Fee or the GE Termination Fee in accordance with this Section 9.05, none of BHI or GE or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e)          If this Agreement is terminated in accordance with Sections 9.01 through 9.04, this Agreement shall forthwith become null and void and, except as set forth in this Section 9.05, there shall be no liability or obligation on the part of GE, BHI or their respective Affiliates or Representatives, provided that (i) Sections 4.10, 5.09, 7.03(b), 7.03(g), 9.05 and 10.06 will survive termination hereof and (ii) subject to Section 9.05(d), no party shall be relieved from any liabilities or damages (which the parties acknowledge and agree may include, in addition to reimbursement of expenses and out-of-pocket costs, and to the extent proven, other damages suffered by the other party calculated based on loss suffered by such other party’s stockholders (taking into consideration all relevant matters and equitable considerations), which shall be deemed in such event to be damages of such other party and not of such other party’s stockholders themselves and may only be pursued by such other party through actions expressly approved by its board of directors) as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement.  For purposes of this Section 9.05(e), “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.

ARTICLE 10

INDEMNIFICATION

Section 10.01          Indemnification by GE.  From and after the Closing Date, GE will indemnify and defend Newco and its Subsidiaries (including Newco LLC) and their respective successors and assigns (the “BHI Indemnified Persons”) from and against any and all Damages incurred or suffered by any BHI Indemnified Person arising out of, in connection with or relating to all Liabilities of GE and its Affiliates other than the Assumed Liabilities but including the Excluded Liabilities.

Section 10.02          Indemnification by Newco LLC.  From and after the Closing Date, Newco LLC will indemnify and defend GE and its Subsidiaries and their respective successors and assigns (the “GE Indemnified Persons”) from and against any and all Damages incurred or suffered by any GE Indemnified Person arising out of, in connection with or relating to:

(a)          all Assumed Liabilities; and

(b)          any Liability arising out of or relating to (i) the operation of GE O&G prior to the Closing or (ii) Newco or any of its Subsidiaries following the Closing.

Section 10.03          Indemnification Procedures.

(a)          In the case of any claim, action, arbitration, hearing, legal complaint, investigation, litigation or suit (whether civil, criminal, administrative) commenced, brought, conducted or heard by or before, any Governmental Entity or arbitrator (a “Proceeding”) with respect to which GE or Newco, as the case may be (the “Indemnifying Party”), is obligated under Article 10 to indemnify any BHI Indemnified Person or GE Indemnified Party (as the case may be, the “Indemnified Party”), the Indemnified Party will give prompt written notice thereof to the Indemnifying Party.  In the event of any Proceeding asserted by any third party (a “Third Party Claim”), the Indemnifying Party may assume the defense of such Third Party Claim by employment of counsel reasonably satisfactory to the Indemnified Party no later than thirty (30) days after the date of the notice.  The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third Party Claim without the Indemnifying Party’s prior written consent.  The Indemnified Party’s delay or failure to notify timely the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article 10, except to the extent the delay has an adverse impact on the Indemnifying Party’s ability to defend against the Damages.  If the Indemnifying Party does assume the defense, the Indemnified Party may, if it so desires, employ counsel at its own expense.  In addition, where the named parties to a Proceeding include both the Indemnifying Party and an Indemnified Party, the Indemnified Party shall be entitled to retain its own counsel, at the Indemnifying Party’s expense, where the Indemnified Party has been advised by counsel that there are conflicts of interest between the Indemnifying Party and the Indemnified Party which make representation by the same counsel not appropriate.  A claim for indemnification for any matter not involving a third party may be asserted by notice to the Indemnifying Party; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article 10.

Section 10.04          Limitation of Liability.  No party will be liable to any other party for Damages under this Article 10 that are special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, except where the damages or loss of profits are claimed by or awarded to a third party in a Third Party Claim.  The amount of any Damages shall be net of (i) any recovery or benefit (including insurance and indemnification) payable to the Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Indemnifying Party and (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (determined on a with and without basis).

Section 10.05          Exclusion of Other Remedies.  From and after the Closing Date, the indemnification obligations set forth in this Article 10 will constitute the sole and exclusive remedies of the parties for any Damages based on, arising out of or otherwise in respect of any matter addressed in Article 10, except for remedies involving specific performance or other equitable relief.

Section 10.06          Taxes.  From and after the date hereof, GE will indemnify and defend the BHI Indemnified Persons from and against any and all Damages incurred or suffered by any BHI Indemnified Person arising out of, in connection with or relating to any Formation Taxes (as defined in the term sheet for the Tax Matters Agreement); provided that (i) such indemnity shall only apply to the extent that the Closing does not occur (and, to the extent the Closing occurs, the Tax Matters Agreement shall exclusively govern Formation Taxes), (ii) GE shall not be required to indemnify the BHI Indemnified Persons to the extent the Damages arise out of, are in connection with, or relate to a breach of Section 7.04(f) by a BHI Indemnified Person and (iii) Damages for this purpose shall be reduced by Tax benefits actually realized by any BHI Indemnified Person that result from Formation Transactions; provided, that to the extent any such Formation Transactions (as defined in the term sheet for Tax Matters Agreement) would be reflected on the same Tax Return as the Formation Transaction the gains and income of which otherwise would constitute Damages, any such Tax benefit shall be treated as actually realized to the extent such Tax benefit offsets (in amount and character) such gains or income (for this purpose, by solely taking into account such Formation Transactions).  Except as provided by this Section 10.06, the Tax Matters Agreement shall exclusively govern any indemnification for Taxes, and the provisions of the Tax Matters Agreement (and not those of this Article 10), shall govern the manner in which matters relating to Taxes are conducted and resolved and liabilities for Taxes are allocated, paid and indemnified against.

ARTICLE 11

GENERAL PROVISIONS

Section 11.01          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties, delivery by facsimile transmission (providing confirmation of transmission) to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective parties.  Any notice sent by facsimile transmission or electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission.  Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail.  All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address, facsimile number or email address for a party as shall be specified in a notice given in accordance with this Section 11.01:

(a)          if to GE:

General Electric Company
33-41 Farnsworth Street
Boston, Massachusetts 02210
Attention:          James M. Waterbury
Telephone:        (617) 443-3030
Facsimile:          +44 207302 6834
Email:                 jim.waterbury@ge.com

and

GE O&G
The Ark
201 Talgarth Road
London, W6 8BJ
United Kingdom
Attention:         John Keffer
Telephone:       +44 20818 52804
Facsimile:         +44 207302 6834
Email:                john.keffer@ge.com

with a further copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Attention:	John A. Marzulli, Jr. Rory O’Halloran Waajid Siddiqui
Telephone:	(212) 848-4000
Facsimile:	(212) 848-7179
Email:	jmarzulli@shearman.com rory.o’halloran@shearman.com waajid.siddiqui@shearman.com

(b)          if to BHI:

Baker Hughes Incorporated
17021 Aldine Westfield Road
Houston, Texas 77073
Attention: William D. Marsh
Telephone: (713) 879-1257
Facsimile: (713) 439-8472
Email: will.marsh@bakerhughes.com

with a copy to (which copy shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	Arthur F. Golden George R. Bason, Jr. Michael Davis Harold Birnbaum
Telephone:	(212) 450-4000
Facsimile:	(212) 450-5800
Email:	arthur.golden@davispolk.com george.bason@davispolk.com michael.davis@davispolk.com harold.birnbaum@davispolk.com

Section 11.02          Representations and Warranties.  The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing.

Section 11.03          Interpretations.  When a reference is made in this Agreement to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit, such reference shall be to an Article, Section, Schedule, Disclosure Letter, Annex or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, disclosure letters, annexes, exhibits or other attachments to this Agreement.  The BHI Disclosure Letter, the GE Disclosure Letter, all annexes and schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.  Any references in this Agreement:  (a) to “knowledge” of BHI shall mean the actual knowledge of the individuals identified in Section 11.03(a) of the BHI Disclosure Letter; and (b) to the “knowledge” of GE shall mean the actual knowledge of the individuals identified in Section 11.03(b) of the GE Disclosure Letter.

Section 11.04          Governing Law; Jurisdiction; Specific Performance.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)          Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.  Nothing in this Section 11.04 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable.  Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.01 shall be effective service of process for any suit or proceeding in connection with this Agreement or any of the transactions contemplated hereby.

(c)          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  In circumstances where the parties are obligated to consummate the Transactions and the Transactions have not been consummated (other than as a result of the other party’s refusal to close in violation of this Agreement) each of the parties expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders, and that such other party on behalf of itself and its stockholders shall be entitled to enforce specifically the breaching party’s obligation to consummate the Transactions.

Section 11.05          Counterparts; Electronic Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 11.06          Assignment; No Third Party Beneficiaries.

(a)          This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, that GE may designate one or more Affiliates (each, a “GE Transferor”) to transfer one or more GE O&G Subsidiaries or assets and liabilities comprising GE O&G to Newco LLC pursuant to the GE O&G Transfer or to make all or any portion of the Cash Transfer.

(b)          Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that after the Closing, each Indemnified Person is intended to be a third party beneficiary of Section 7.12 and may specifically enforce its terms.

Section 11.07          Expenses.  Except as otherwise specifically provided herein, each party hereto shall BHI its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 11.08          Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 11.09          Entire Agreement.  This Agreement (including the annexes, exhibits and letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the parties hereto with respect to the subject matter hereof and thereof.

Section 11.10          Amendment.  This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the Transactions by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of BHI; provided, however, that after any such approval by the stockholders of BHI, no amendment shall be made without the further approval of such stockholders except as permitted by Law.  This Agreement (including the BHI Disclosure Letter and the GE Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.11          Waiver.  Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.12          Disclosure Letters.  Any disclosure contained in the BHI Disclosure Letter or the GE Disclosure Letter with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the BHI Disclosure Letter or GE Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent.  The mere inclusion of any item in the BHI Disclosure Letter as an exception to a representation or warranty of BHI in this Agreement or the GE Disclosure Letter as an exception to a representation or warranty of GE in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a BHI Material Adverse Effect or a GE Material Adverse Effect, as applicable, or trigger any other materiality qualification.

 [The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL ELECTRIC COMPANY

By:	/s/ Jeffrey R. Immelt
Name: Jeffrey R. Immelt
Title: Chairman and CEO

BAKER HUGHES INCORPORATED

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: Chairman and Chief Executive Officer

BEAR NEWCO, INC.

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

BEAR MERGERSUB, INC.

By:	/s/ Martin S. Craighead
Name: Martin S. Craighead
Title: President

[Signature Page to Transaction Agreement and Plan of Merger]

Exhibit A

FORM OF [NEWCO], LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [●], 2017
_____________________________

THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

ARTICLE IX

TAX MATTERS

Section 9.01	Preparation of Tax Returns	31
Section 9.02	Tax Controversies	31
Section 9.03	Member Tax Matters	32

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS

Section 10.01	Transfers by Members	32
Section 10.02	Permitted Transfers	32
Section 10.03	Restricted Units Legend	33
Section 10.04	Transfer	33
Section 10.05	Assignee’s Rights.	34
Section 10.06	Assignor’s Rights and Obligations	34
Section 10.07	Overriding Provisions	35

ARTICLE XI

ADMISSION OF MEMBERS

Section 11.01	Substituted Members	35
Section 11.02	Additional Members	36

ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 12.01	Withdrawal and Resignation of Members	36

ARTICLE XIII

DISSOLUTION AND LIQUIDATION

Section 13.01	Dissolution.	36
Section 13.02	Liquidation and Termination	37
Section 13.03	Deferment; Distribution in Kind	37
Section 13.04	Cancellation of Certificate	37
Section 13.05	Reasonable Time for Winding Up	38
Section 13.06	Return of Capital	38

v

[NEWCO], LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into by and among [NEWCO], LLC, a Delaware limited liability company (the “Company”), its Members (as defined herein) and each other Person who at any time after the date hereof becomes a Member in accordance with the terms of this Agreement and the DLLCA (as defined herein).
WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated October 30, 2016 (the “Transaction Agreement”), among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), Bear Newco, Inc., a Delaware corporation (“Newco”), and Bear MergerSub, Inc., a Delaware corporation, GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);
WHEREAS, Newco and the Company have heretofore entered into a Limited Liability Company Agreement dated as of [●], 2017 (the “Filing Date”) in accordance with the DLLCA (the “Original LLC Agreement”);
WHEREAS, the parties hereto desire to continue the Company and to amend and restate the Original LLC Agreement in its entirety and enter into this Agreement in order to, inter alia, (i) reflect the addition of GE as a Member of the Company, (ii) provide for the management, operation and governance of the Company, and (iii) set forth their respective rights and obligations as Members in the Company generally.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01  Definitions.
The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“Additional Member” has the meaning set forth in Section 11.02.
“Adjusted Capital Account Balance” means with respect to each Member the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5) and any amounts such Member is obligated (or deemed to be obligated) to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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“Admission Date” has the meaning set forth in Section 10.06.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Appraisers” has the meaning set forth in Section 14.02.
“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XI.
“BHI” has the meaning set forth in the recitals to this Agreement.
“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.
“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.
“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.
“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware on the Filing Date.
“Chancery Court” has the meaning set forth in Section 15.05(b).
 “Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Newco.
“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of Newco.
“Closing Price” has the meaning ascribed to it in Section 3.05(a).

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“Code” means the United States Internal Revenue Code of 1986.
“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members and having the rights and obligations specified with respect to the Common Units in this Agreement.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Interest” means the interest of a Member in Profits, Losses and Distributions.
“Company Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) for the phrase “partnership minimum gain.”  The amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Period shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(d).
“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq.
“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units shall not be a Distribution.
“Equity Securities” means, with respect to any Person, (a) units or other equity interests in such Person (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by such Person), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into any of the foregoing, and (c) warrants, options or other rights to purchase or otherwise acquire from such Person any of the foregoing.
“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company.  “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) termination of a partnership pursuant to Code Section 708(b)(1)(B), (iii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iv) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among GE, Newco and the Company.

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“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XIV.
“Filing Date” has the meaning set forth in the recitals to this Agreement.
“Fiscal Period” means the Fiscal Year or any interim accounting period within a Fiscal Year established by the Company and which is permitted or required by Section 706 of the Code.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.
“GE” has the meaning set forth in the recitals to this Agreement.
“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.
“Gross Asset Value” with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset; (ii) the Gross Asset Value of any property of the Company distributed to any Member shall be adjusted to equal the gross Fair Market Value of such property on the date of Distribution as determined by the Managing Member; and (iii) the Gross Asset Values of assets of the Company shall be increased (or decreased) to the extent the Managing Member determines reasonably and in good faith that such adjustment is necessary or appropriate to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). The Managing Member shall in good faith use such method as it deems reasonable and appropriate to allocate the aggregate of the Gross Asset Value of assets contributed in a single or integrated transaction among each separate property on a basis proportional to their Fair Market Values.
“Incentive Plan” means any equity incentive or similar plan or agreement under which Newco may issue shares of Class A Common Stock or warrants, options, restricted share award or other rights to purchase or otherwise acquire shares of Class A Common Stock to existing and former directors, officers, employees and other Persons providing services to Newco, the Company and their Subsidiaries from time to time.
“Indemnified Person” has the meaning set forth in Section 7.04(a).
“Investment Company Act” means the U.S. Investment Company Act of 1940.
“Joinder” means a joinder to this Agreement, in the form attached as Exhibit A to this Agreement.
“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

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“Losses” means items of Company loss or deduction determined according to Section 5.01(b).
“Majority Members” means the Members (which may include the Managing Member) holding a majority of the Voting Units then outstanding; provided that, if as of any date of determination, a majority of the Voting Units are then held by the Managing Member or any Affiliates controlled by the Managing Member, then “Majority Members” shall mean the Managing Member together with Members (other than the Managing Member and its controlled Affiliates) holding a majority of the Voting Units (excluding Voting Units held by the Managing Member and its controlled Affiliates) then outstanding.
“Managing Member” has the meaning set forth in Section 6.01(a).
“Member” means, as of any date of determination, (a) GE and any GE Transferor (as defined in the Transaction Agreement) and the Managing Member and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XI, but in each case only so long as such Person is shown on the Schedule of Members as a Member.
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” that is set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” that is set forth in Treasury Regulations Section 1.704-2(j)(2).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” that is set forth in Treasury Regulations Section 1.704-2(i)(1).
“Member Tax Distribution” has the meaning set forth in Section 4.01(b)(i).
“Net Income” means the net income that the Company generates with respect to a Fiscal Period, as determined for U.S. federal income tax purposes; provided, however, that such income (i) shall be increased by the amount of all income during such period that is exempt from U.S. federal income tax, (ii) shall be decreased by the amount of all expenditures that the Company makes during such period that are not deductible for U.S. federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.02 and Section 5.03. If the Gross Asset Value of an asset of the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for U.S. federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.
“Net Loss” means the net loss the Company generates with respect to a Fiscal Period, as determined for federal income tax purposes; provided, however, that such loss (i) shall be decreased by the amount of all income during such period that is exempt from federal income tax, (ii) shall be increased by the amount of all expenditures that the Company makes during such period that are not deductible for federal income tax purposes and that do not constitute capital expenditures, and (iii) shall not include any items that are specially allocated pursuant to Section 5.02 or Section 5.03.

5

If the Gross Asset Value of an asset of the Company (or, if the Gross Asset Value is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), such adjusted Gross Asset Value) differs from its adjusted basis for federal, state, or local income tax purposes, the amount of depreciation, amortization, and other cost recovery deductions shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and the amount of gain or loss from a disposition of such asset shall be computed by reference to such Gross Asset Value or such adjusted Gross Asset Value. If the Gross Asset Value of an asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the adjustment amount shall be treated as gain or loss from the disposition of the asset.
“Newco” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.
“Newco Tax Distribution” has the meaning set forth in Section 4.01(b)(i).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).
“Officer” has the meaning set forth in Section 6.01(b).
“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.
“Other Agreements” has the meaning set forth in Section 10.04.
“Paired Interests” has the meaning given to such term in the Exchange Agreement.
“Partnership Representative” has the meaning set forth in Section 9.02.
“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time.
“Permitted Acquisition” has the meaning set forth in Section 3.05(b).
“Permitted Spin Transaction” means a transfer or disposition of shares of Class B Common Stock and Common Units to a corporation that is a wholly owned, direct or indirect Subsidiary of GE (“Spinco”) if in connection with such transfer or disposition (i) all of the stock of Spinco is distributed to the public pursuant to a spin-off or split-off transaction; and (ii) Spinco is combined with Newco by way of a merger of a newly formed subsidiary of Newco merging with and into Spinco in which the shareholders of Spinco receive solely Newco shares (other than cash in lieu of fractional shares) in the merger (the “Merger”); provided, however, that so long as (1) the number of shares of Spinco stock outstanding immediately prior to the Merger shall be equal to the number of Paired Interests held by Spinco at such time,

6

(2) the terms of the Merger provide for an exchange ratio of Spinco stock for Newco stock that is equal to the Exchange Rate (as defined in the Exchange Agreement) then in effect and (3) Spinco has no liabilities other than (A) liabilities incidental to its formation or the maintenance of its corporate existence or immaterial transaction expenses incurred in connection with such spin-off or split-off transaction, (B) obligations under the Exchange Agreement and this Agreement and (C) net tax liabilities associated with the ownership of Common Units and shares of Class B Common Stock (for this purpose, treating Spinco as if it held all of the Common Units and shares of Class B Common Stock held by GE or any of its Affiliates since the date of this Agreement) then no approval or other action of the Conflicts Committee (as defined in the Stockholders Agreement) shall be required; provided, further, that in the event that the Conflicts Committee objects to or proposes to modify any other term of the Merger (other than to enforce the requirements set forth in this definition, it being understood that the Conflicts Committee shall have the burden of demonstrating that the transaction documentation contemplated by the following sentence and proposed by GE is not in customary form in any material respect), GE may undertake the Permitted Spin Transaction without the obligation to complete the Merger, so long as Spinco agrees to assume GE’s obligations under the Stockholders Agreement in connection therewith.  In connection with any such spin-off or split-off transaction (x) Newco shall be obligated to enter into definitive transaction documentation to implement the transactions described in this definition as long as such definitive transaction documentation is customary for such a transaction in light of precedent market transactions at such time, and (y) in the event GE notifies Newco that it intends for such transactions to have Tax-Free Spin Treatment, Newco shall also enter into additional definitive transaction documents customary for such transaction in light of the intended Tax Free Spin Treatment, which shall include, for the avoidance of doubt, customary representations and covenants intended to preserve Tax-Free Spin Treatment.
“Permitted Transfer” has the meaning set forth in Section 10.02.
“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
“Prevailing Market Price” has the meaning ascribed to it in Section 3.05(b).
“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units outstanding within such class of Units.
“Profits” means items of Company income or gain.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between GE and Newco.
“Regulatory Allocations” has the meaning set forth in Section 5.03(g).
“Schedule of Members” has the meaning set forth in Section 3.01(a).

7

“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Stockholders Agreement” means that certain Stockholders Agreement of Newco, dated as of the date hereof, between GE and Newco.
“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the gains, losses or equity interests of which), or to direct the management or policies, is owned or controlled directly or indirectly by such first Person (or one or more of the other Subsidiaries of such Person or a combination thereof).
“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 11.01.
“Tax Distribution Date” has the meaning set forth in Section 4.01(b)(i).
“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).
“Tax-Free Spin Treatment” means that (x) the transactions described in clause (i) of the definition of Permitted Spin Transaction satisfy the requirements of Section 355 of the Code and (y) the Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code and/or qualifies as a transaction under Section 351 of the Code.

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated as the date hereof, between Newco and GE.
“Tax Matters Partner” has the meaning set forth in Section 9.02.
“Transaction Agreement” has the meaning ascribed to it in the recitals to this Agreement.
“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, exchange, hypothecation, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities (including, as applicable, Units) or (b) any equity or other interest (legal or beneficial) in any Member if a majority of the assets held, directly or indirectly, by such Member consist of Units, other than any Permitted Spin Transaction.

“Treasury Regulations” means the regulations promulgated under the Code.
“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Managing Member from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

8

“Unwinding Event” shall have the meaning ascribed to it in Section 10.02.
“Voting Units” means (a) the Common Units and (b) any other Units other than Units that by their express terms do not entitle the record holder thereof to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by Voting Units shall have the power to override any action taken by the Managing Member or to remove or replace the Managing Member, (ii) the Voting Units have no ability to take part in the conduct or control of the Company’s business and (iii) notwithstanding any vote by Voting Units hereunder, the Managing Member shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).
ARTICLE II

ORGANIZATIONAL MATTERS
Section 2.01  Formation of Company.  Pursuant to the Transactions (as defined in the Transaction Agreement), upon the conversion of the surviving entity in the Merger (as defined in the Transaction Agreement), the Company was formed on the Filing Date pursuant to the provisions of the DLLCA.
Section 2.02  Limited Liability Company Agreement.  The Members hereby execute this Agreement for the purpose of governing the affairs of the Company and the conduct of its business in accordance with the provisions of the DLLCA.  This Agreement shall constitute the “limited liability company agreement” (as that term is used in the DLLCA) of the Company effective as of the date set forth above.  The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the DLLCA.  On any matter upon which this Agreement is silent, the DLLCA shall control.  No provision of this Agreement shall be in violation of the DLLCA and to the extent any provision of this Agreement is in violation of the DLLCA, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the DLLCA provides that a provision of the DLLCA shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control.  Notwithstanding any provision of this Agreement to the contrary, no Member or Assignee shall be entitled to appraisal or dissenters’ rights under any circumstances and no appraisal or dissenters’ rights may be granted under Section 18-210 of the DLLCA or otherwise.
Section 2.03  Name.  The name of the Company shall be “[NEWCO], LLC.”  The Managing Member in its sole discretion may change the name of the Company at any time and from time to time.  Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities of the Company then outstanding.  The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Managing Member.

9

Section 2.04  Purpose.  The primary business and purpose of the Company shall be to engage in such activities as are permitted under the DLLCA and determined from time to time by the Managing Member in accordance with the terms and conditions of this Agreement.
Section 2.05  Principal Office; Registered Office.  The principal office of the Company shall be at such place as the Managing Member may from time to time designate.  The address of the registered office of the Company in the State of Delaware shall be 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be Corporation Trust Company.  The Managing Member may from time to time change the Company’s registered agent and registered office in the State of Delaware.
Section 2.06  Term.  The term of the Company commenced upon the filing of the Certificate in accordance with the DLLCA and shall continue in existence until dissolution of the Company in accordance with the provisions of Article XIII.
Section 2.07  No State-Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership), and that no Member be a partner of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.  The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.
ARTICLE III

MEMBERS; UNITS; CAPITALIZATION
Section 3.01  Members.
(a) GE is hereby admitted as an additional Member of the Company effective as of the completion of the Transactions (as defined in the Transaction Agreement).  The Company shall maintain a schedule setting forth:  (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”).
(b) The applicable Schedule of Members in effect immediately following the admission of GE as a Member of the Company is set forth as Schedule 1 to this Agreement.  The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member.  The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the DLLCA.

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(c) No Member shall be required or, except as contemplated by the Transaction Agreement or as approved by the Managing Member pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to contribute or loan any money or property to the Company or borrow any money or property from the Company.
Section 3.02  Units.  Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof.  Immediately after the execution hereof, the Units will be comprised of a single class of Common Units.  The Managing Member may create one or more classes or series of Common Units or preferred Units solely to the extent each such class or series thereof is substantially equivalent to an outstanding class of common stock of Newco or class or series of preferred stock of Newco; provided that, subject to the Exchange Agreement, so long as this Agreement is in effect, the number of Common Units outstanding shall equal the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding.
Section 3.03  Incentive Plans.  If at any time Newco issues a share of Class A Common Stock under an Incentive Plan whether by the exercise of a stock option (or the exercise of any other instrument that entitles the holder thereof to purchase a share of Class A Common Stock) or the grant of a restricted share award or otherwise, the following will occur:
(a) the net proceeds (including the amount of the exercise price paid by the owner or the promissory note representing any loan made by Newco to the owner with respect to a stock purchase award, which promissory note will be deemed to have a Fair Market Value equal to the original principal balance of that promissory note) received by Newco with respect to the share of Class A Common Stock, if any, will be paid or transferred by Newco to the Company, which amounts will be treated for U.S. federal income tax purposes as having been paid to the Company by the person to whom the share of Class A Common Stock is issued;
(b) Newco will be deemed to make an additional Capital Contribution to the Company of an amount of cash equal to:
(i) the current per share market price of a share of Class A Common Stock on the date the share is issued (or, if earlier, the date the related option or other instrument is exercised), reduced by
(ii) the amount paid to the Company as described under subsection (a) above;
(c) the Company will be deemed to purchase from Newco a share of Class A Common Stock for an amount of cash equal to the sum of:
(i) the additional deemed Capital Contribution made by Newco to the Company in subsection (b) above, and

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(ii) the amount paid to the Company as described under subsection (a) above, and to deliver such share of Class A Common Stock to its owner under the Incentive Plan (the parties acknowledging that the deemed purchase will not cause the Company to own the shares of Class A Common Stock for any purpose, including for the purpose of determining stockholders entitled to receive dividends or vote);
(d) in exchange for the payment by Newco to the Company described in subsection (a) above and the deemed Capital Contribution by Newco to the Company described in subsection (b) above (which aggregate amount will be credited to the Capital Account of Newco), the Company will issue to Newco one Common Unit registered in the name of Newco for each share of Class A Common Stock issued by Newco under the Incentive Plan;
(e) the Company will claim any compensation deductions attributable to the issuance or vesting, as the case may be, of shares of Class A Common Stock and any other deductions available by reason of shares issued pursuant to an Incentive Plan (including, as applicable, as a result of an election under Code Section 83(b)), which deductions will be allocated among the Members in accordance with the allocation rules in Article V;
(f) if the owner of any share of Class A Common Stock issued pursuant to an Incentive Plan has timely made an election under Code Section 83(b) with respect to that share of Class A Common Stock and the share of Class A Common Stock is subsequently forfeited, then each of the actual and deemed steps described in subsections (a) through (e) above with respect to that share of Class A Common Stock will be reversed, including the reversion of that share of Class A Common Stock to Newco, the cancellation of the Common Unit issued to Newco and the reversal, if and to the extent required by Treasury Regulations Section 1.83-6(c) or other applicable Tax Law, of any compensation deductions previously allocated to the Members; and
(g) if a share of Class A Common Stock issued under an Incentive Plan is subject to a substantial risk of forfeiture and is not transferable for purposes of Code Section 83, and if a valid election under Code Section 83(b) has not been made with respect to such share of Class A Common Stock, the foregoing transactions shall be deemed to occur for U.S. federal income tax purposes when such share of Class A Common Stock is either transferable or no longer subject to a substantial risk of forfeiture for purposes of Code Section 83. Until such time, for U.S. federal income tax purposes (including for purposes of maintaining Capital Accounts and computing Profits, Losses and related items), such share of Class A Common Stock shall not be deemed to have been issued and any distributions with respect to such share of Class A Common Stock shall for such purposes be treated as compensation paid to the holder thereof by the Company.
Section 3.04  Other Issuances.
If at any time Newco issues a share of Class A Common Stock or any other class or series of Equity Securities of Newco (other than (x) shares of Class B Common Stock or (y) shares of Class A Common Stock under an Incentive Plan), (i) the net proceeds received by Newco with respect to the share of Class A Common Stock or such other Equity Securities, if any, will be paid or transferred by Newco to the Company,

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and (ii) the Company shall issue to Newco one Common Unit registered in the name of Newco for each share of Class A Common Stock (or, with respect to any issuance by Newco of Equity Securities other than Class A Common Stock, one Unit that is substantially equivalent to the Equity Securities issued by Newco) issued by Newco pursuant to the foregoing clause (i); provided, however, that if Newco issues any Equity Securities in order to purchase or fund the purchase from another Member of Units (and Class B Common Stock), then the Company shall not issue any new Units in connection therewith and Newco shall not be required to transfer such net proceeds to the Company (it being understood that such net proceeds shall instead be transferred to such other Member as consideration for such purchase).  This Section 3.04 shall not apply to the issuance and distribution to holders of shares of Newco common stock or rights to purchase Equity Securities of Newco under a “poison pill” or similar shareholder rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock pursuant to the Exchange Agreement, such Class A Common Stock would be issued together with a corresponding right), but shall apply to the issuance of Class A Common Stock in connection with the exercise or settlement of such rights, warrants, options or other rights or property.
Section 3.05  Acquisition of Units.
(a) The Company hereby grants to GE the right to purchase, for every one Common Unit issued to Newco under Section 3.03(d), such number of additional Common Units as would result in GE holding immediately following such purchase the same percentage of the total outstanding Common Units it held immediately prior to such issuance by Newco under Section 3.03(d).  Newco hereby grants to GE the right to purchase, for every one Common Unit issued to Newco under Section 3.03(d), such number of additional shares of Class B Common Stock as would result in GE holding immediately following such purchase the same percentage of the total outstanding shares of Newco common stock it held immediately prior to such issuance by Newco under Section 3.03(d).  The Company shall give written notice of any such proposed issuance of additional Common Units to Newco under Section 3.03(d) no less than ten (10) Business Days prior to the date of the proposed issuance (or, if later, as promptly as reasonably practicable and in any event prior to such proposed issuance), which notice shall include the number of additional Common Units proposed to be issued to Newco and the proposed date of issuance; provided that no such notice shall be required for any individual issuance of fewer than 100,000 additional Common Units so long as the sum of all such individual issuances below such amount do not exceed 1,000,000 Common Units in the aggregate in any ninety (90) day period referred to in the following proviso; provided, further, the Company shall provide at least one such notice every ninety (90) days, which notice shall include all previous issuances of Common Units to Newco under Section 3.03(d) during such ninety (90) day period for which a notice has not previously been provided pursuant to this sentence.  GE shall have the right to purchase a number of Common Units and an equal number of shares of Class B Common Stock, in each case as would result in GE holding immediately following such purchase the same percentage of the total outstanding Common Units and shares of Newco Common Stock it held immediately prior to such issuance by Newco under Section 3.03(d), by delivering written notice to the Company and Newco within one hundred twenty (120) days following the end of the year in which such issuance occurs.  The aggregate purchase price payable by GE for each such Common Unit and share of Class B Common Stock shall be equal to (i) in the case of a Common Unit issued by the Company in respect of a restricted share award under the Incentive Plans, the closing price of the Class A Common Stock on the NYSE (or any successor exchange on which the Class A Common Stock may be listed) (“Closing Price”) on the date of the issuance of such restricted share award (or, if later, the date of issuance of Common Units to GE),

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and (ii) in the case of a Common Unit issued by the Company in respect of an option exercise (or the exercise of any other instrument that entitles the holder thereof to purchase a share of Class A Common Stock) under the Incentive Plans, the Closing Price on the date such option or other instrument is exercised (or, if later, the date of issuance of Common Units to GE), and GE shall pay an amount equal to the par value per share of Class B Common Stock to Newco in respect of each such share of Class B Common Stock so purchased and pay the balance to the Company in respect of each such Common Unit so purchased.  GE’s rights under this Section 3.05(a) shall accrue in arrears and shall be exercisable by GE at any time, and from time to time, at, from and after the issuance by the Company of additional Common Units to Newco provided for in Section 3.03(d) (but subject to the limitations set forth herein).
(b) Notwithstanding anything to the contrary in this Agreement, if at any time GE is permitted to acquire shares of Class A Common Stock under the Stockholders Agreement (“Permitted Acquisition”), GE may instead, at its election purchase Paired Interests (and the Company shall be obligated to issue the Common Units forming a part of such Paired Interests to GE) on the following terms and conditions:
(i) In the case of a Permitted Acquisition of Class A Common Stock from Newco, the aggregate purchase price shall be equal to the per share price of the Class A Common Stock that would have been paid to Newco by GE multiplied by the number of shares of Class A Common Stock that would have been acquired by GE, in each case but for such election.
(ii) In the case of a Permitted Acquisition of Class A Common Stock from any Person other than Newco, GE shall give Newco notice of its election under this Section 3.05(b)(ii) specifying the number of Paired Interests it desires to acquire (which number shall not be greater than the number of shares of Class A Common Stock it would otherwise be permitted to acquire).  Within five Business Days after its receipt of such notice, subject to applicable law, Newco shall repurchase a number of shares of Class A Common Stock in the market equal to the number of Paired Interests GE desires to acquire.  The aggregate purchase price payable by GE for the Paired Interests shall be the price paid by Newco for the shares of Class A Common Stock so repurchased.  Concurrently with Newco’s repurchase of such shares of Class A Common Stock, the Company shall repurchase the same number of Common Units from Newco for the same aggregate purchase price.
(iii) The aggregate purchase price payable by GE under this Section 3.05(b) shall be paid by GE to Newco and the Company in a manner consistent with Section 3.05(a).
(iv) GE shall indemnify Newco for any Taxes incurred by Newco or the Company resulting from or arising out of an acquisition by GE of Class B Common Stock and Common Units pursuant to clause (ii) of this Section 3.05(b), provided that any such Taxes indemnified against shall be treated as Formation Taxes (as defined in and for purposes of the term sheet for the Tax Matters Agreement, as defined in the Transaction Agreement).

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Section 3.06  Authorization and Issuance of Additional Units.
The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Members and on the terms and conditions provided for in Section 3.02, Section 3.03, Section 3.04, Section 3.05 and this Section 3.06.  Subject to the foregoing, the Managing Member may cause the Company to issue additional Common Units authorized under this Agreement at such times and upon such terms as the Managing Member shall determine and the Managing Member shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.06 without the requirement of any consent or acknowledgement of any other Member.
Section 3.07  Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.
(a) Units shall not be certificated unless otherwise determined by the Managing Member.  If the Managing Member determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other Officer designated by the Managing Member, representing the number of Units held by such holder.  Such certificate shall be in such form (and shall contain such legends) as the Managing Member may determine.  Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law.  The Managing Member agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.
(b) If Units are certificated, the Managing Member may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Managing Member of an affidavit of the owner or owners of such certificate, setting forth such allegation.  The Managing Member may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books.  Subject to the provisions of this Agreement, the Managing Member may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

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Section 3.08  Negative Capital Accounts.  No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
Section 3.09  No Withdrawal.  No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.
Section 3.10  Loans From Members.  Loans by Members to the Company shall not be considered Capital Contributions.  Subject to the provisions of Section 3.01, the amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.
Section 3.11  Repurchase or Redemption of Newco Equity Securities.  If at any time any shares of Equity Securities of Newco that are not Class B Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of any other arrangement) by Newco for cash, then the Managing Member shall cause the Company, immediately after such repurchase or redemption, to repurchase or redeem a corresponding number of Common Units held by Newco (in the case of a repurchase or redemption of Class A Common Stock) or a corresponding number of the class or series of Units that are substantially equivalent to the class or series of Equity Securities of Newco repurchased or redeemed (in the case of a repurchase or redemption of any other Equity Securities of Newco), at an aggregate repurchase or redemption price equal to the aggregate repurchase or redemption price of the shares of the Equity Securities of Newco being repurchased or redeemed (plus any expenses related thereto) and upon such other terms as are the same for the Equity Securities of Newco being repurchased or redeemed.  The Company shall indemnify Newco for any Taxes incurred by Newco resulting from or arising out of an acquisition by the Company of Common Units pursuant to this Section 3.11.
ARTICLE IV

DISTRIBUTIONS
Section 4.01  Distributions.
(a) Distributions.  To the extent permitted by applicable Law and hereunder, Distributions to Members in respect of any class or series of Units may be declared by the Managing Member out of funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Managing Member shall determine using such record date as the Managing Member may designate, and any such Distributions shall be made to the Members that hold such class or series of Units as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest with respect to such class or series of Units as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 13.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent.  For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due.

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Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof.  In furtherance of the foregoing, it is intended that the Managing Member shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable Newco to pay dividends or to meet its obligations, including its obligations pursuant to the Tax Matters Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).
(b) Tax Distributions.
(i) On or about each date (a “Tax Distribution Date”) that is five (5) Business Days prior to each due date for a tax return of Newco, as determined without regard to extensions, or other date on which Newco is required to satisfy a tax liability (including as a result of any audit or other proceeding or pursuant to the Tax Matters Agreement), the Company shall be required to (x) make a Distribution to Newco such that Newco receives the amount required to enable Newco to meet its tax obligations, including its obligations pursuant to the Tax Matters Agreement, due on such date (a “Newco Tax Distribution”) and (y) make a Distribution to each other Member so that the Distributions made to Newco under clause (i) and the Distributions made to each other Member under this clause (ii) are in accordance with the Members’ respective Percentage Interests on the applicable Tax Distribution Date (a “Member Tax Distribution” and, together with Newco Tax Distributions, “Tax Distributions”).
(ii) If, on a Tax Distribution Date, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Newco Tax Distributions shall be made in full (to the extent of available funds) and Member Tax Distributions shall be made to the Members to the extent of available funds remaining after such Newco Tax Distributions in accordance with the Members’ Percentage Interests and the Company shall make future Distributions to the Members as soon as funds become available in a manner such that each Member has received the same aggregate Tax Distributions such Member would have received if there had been sufficient funds available on the applicable Tax Distribution Date to make the full amount of Tax Distributions required to have been made under Section 4.01(b)(i) on such Tax Distribution Date.
(iii) The amount of any Tax Distribution to a Member pursuant to this Section 4.01(b) shall be treated as having been made pursuant to Section 4.01(a) and shall reduce the amounts that otherwise would be distributed to the Members pursuant to Section 4.01(a).
Section 4.02  Restricted Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law.

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ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS
Section 5.01  Capital Accounts.
(a) A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code, and the Treasury Regulations promulgated thereunder including Treasury Regulations Section 1.704-1(b)(2)(iv).  The Capital Account of each Member as of the date hereof shall be the dollar value set forth opposite the Member’s name on the Schedule of Members.
(b) Subject to the provisions of Section 5.01(a), the Capital Account for each Member shall consist of the Member’s initial Capital Contribution (actual or deemed), increased by any additional Capital Contributions made by the Member, by the Member’s share of all items of Net Income allocated pursuant to Section 5.02 and any items in the nature of income or gain which are specially allocated pursuant to Section 5.03 and by the amount of any Company liabilities which the Member is deemed to assume or which are secured by any Company property distributed to the Member, and decreased by the Member’s share of all items of Net Loss allocated pursuant to Section 5.02 and any items in the nature of loss or deduction which are specifically allocated pursuant to Section 5.03, by any Distributions to the Member and by the amount of any liabilities of the Member which the Company is deemed to assume or which are secured by property contributed by the Member to the Company. A transferee of a Member’s Interest in the Company (or a portion thereof) shall succeed to the Capital Account of such Member (or the pro rata or other appropriate portion thereof, as applicable).
(c) No interest shall be paid on the initial Capital Contributions or on any subsequent Capital Contributions.  No amount distributed pursuant to Section 4.01 of this Agreement shall constitute a payment under Code Section 707(a) or Section 707(c).
Section 5.02  Allocations.1  Subject to the other provisions of this Article V, Net Income, Net Loss, and, to the extent necessary, individual items of income (including gross income), gain, loss or deduction of the Company, for each Fiscal Period shall be allocated among the Members so that the Capital Account of each Member, after making such allocation, is, or is as nearly as possible, equal (or in proportion thereto, if the total amount to be allocated is insufficient) to the Distributions that would be made to such Member if the Company were dissolved, its affairs wound up, and its assets other than money sold for cash equal to their respective Gross Asset Values (which, for the avoidance of doubt, shall not be booked up or written down to fair market value for this purpose outside of an actual liquidation), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company (if any) were distributed to the Members in accordance with Section 13.02 immediately after making such allocation. For purposes of, and prior to, making allocations under this Section 5.02, (x) Capital Accounts shall be reduced by any Distributions made with respect to the Fiscal Period, (y) Capital Accounts shall be adjusted for any special allocations required pursuant to Section 5.03 with respect to the Fiscal Period, and (z) each Member’s Capital Account balance shall be deemed to be increased by such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

1 NTD: Section 5.02 to be coordinated with the provisions of the Tax Matters Agreement.

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Section 5.03  Regulatory Allocations.  Notwithstanding anything to the contrary in Section 4.01, the following special allocations will apply.
(a) Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence.  The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 5.03(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b) Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Period, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount that equals such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain that is attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to such sentence.  The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 5.03(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c) In accordance with Treasury Regulations Section 1.704-2, any Nonrecourse Deductions for any Fiscal Period shall be specially allocated among the Members in accordance with the Members’ respective Percentage Interests.
(d) Any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(e) If any Member unexpectedly received any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.03(e) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(e) were not in this Agreement.  This Section 5.03(e) is intended to comply with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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(f) If any Member has a deficit Capital Account at the end of any Fiscal Period which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.03(f) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.03(e) and this Section 5.03(f)  were not in this Agreement.
(g) The allocations set forth in Section 5.03(a)-(f), inclusive (the “Regulatory Allocations”), are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.03.  Therefore, notwithstanding any other provision of this Section 5.03 (other than the Regulatory Allocations) to the contrary, the Managing Member shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to the general allocation provisions.
(h) The Company shall make an election pursuant to Section 754 of the Code effective for the Company taxable year that includes the date hereof and all future taxable years.  Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner that is consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.
Section 5.04  Tax Allocations.
(a) Except as otherwise provided in Section 5.04(b), as of the end of each Fiscal Period, items of Company income, gain, loss, deduction, and expense shall be allocated for federal, state, and local income tax purposes among the Members in the same manner as the income, gain, loss, deduction, and expense of which such items are components were allocated to Capital Accounts pursuant to this Article V.

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(b) In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder, Company income, gains, deductions, and losses with respect to any property contributed to the capital of the Company shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at that time (to be computed in accordance with Treasury Regulations).  If Company property is revalued in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at any time, subsequent allocations of Company income, gains, deductions and losses with respect to such property’s revaluation and its adjusted basis for federal income tax purposes in the same manner as the variation is taken into consideration under Code Section 704(c) and the Treasury Regulations thereunder.2
Section 5.05  Indemnification and Reimbursement for Payments on Behalf of a Member.  If the Company or any of its Subsidiaries is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company or any of its Subsidiaries on behalf of any Member based upon such Member’s status as an employee of the Company or any of its Subsidiaries), then such Member shall indemnify the Company or its Subsidiary in full for the entire amount paid (including interest, penalties and related expenses).  The Managing Member may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company or its Subsidiary under this Section 5.05.  A Member’s obligation to make contributions to the Company or any of its Subsidiaries under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company and its Subsidiaries, and for purposes of this Section 5.05, the Company and its Subsidiaries shall be treated as continuing in existence.  Each Member hereby agrees to furnish to the Company or its Subsidiaries such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.
ARTICLE VI

MANAGEMENT
Section 6.01  Authority of Managing Member.
(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in Newco, as the sole managing member of the Company (Newco, in such capacity, the “Managing Member”) and (ii) the Managing Member shall conduct, direct and exercise full control over all activities of the Company.

2 NTD: Section 5.04 to be coordinated with the provisions of the Tax Matters Agreement.
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The Managing Member shall be the “Manager” of the Company for the purposes of the DLLCA.  Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on the Members by the DLLCA with respect to the management and control of the Company.  Any vacancies in the position of Managing Member shall be filled in accordance with Section 6.04.
(b) The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Managing Member.  An Officer may, but need not, be a Member.  Each Officer shall be appointed by the Managing Member and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.  Any one Person may hold more than one office.  Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member.  The authority and responsibility of the Officers shall include such duties as the Managing Member may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis.  The initial officers of the Company shall be those persons appointed and designated by the Managing Member on the date hereof.  All Officers shall be, and shall be deemed to be, officers and employees of the Company.  An Officer may also perform one or more roles as an officer of the Managing Member.
(c) The Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.
Section 6.02  Actions of the Managing Member.  The Managing Member may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.
Section 6.03  Resignation; No Removal.  The Managing Member may resign at any time by giving written notice to the Members.  Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective.  For the avoidance of doubt, the Members (other than Newco) have no right under this Agreement to remove or replace the Managing Member.
Section 6.04  Vacancies.  Vacancies in the position of Managing Member occurring for any reason shall be filled by Newco (or, if Newco has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of Newco immediately prior to such cessation).  For the avoidance of doubt, the Members (other than Newco) have no right under this Agreement to fill any vacancy in the position of Managing Member.

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Section 6.05  Transactions Between the Company, the Managing Member and Affiliates.  The Managing Member may cause the Company to contract and deal with any Subsidiary of the Company on such terms as the Managing Member, the Company or such Subsidiary, as applicable, shall determine.  Subject to Section 4.5 of the Stockholders Agreement, the Managing Member may cause the Company to contract and deal with any Affiliate of the Managing Member which is not a Subsidiary of the Company, provided such contracts and dealings are on arm’s length terms and are in the best interests of the Company.
Section 6.06  Reimbursement for Expenses.  The Managing Member shall not be compensated for its services as Managing Member of the Company except as expressly provided in this Agreement.  The Members acknowledge and agree that, upon the effective time of the Merger (as defined in the Transaction Agreement), the Managing Member’s Class A Common Stock will be publicly traded and therefore the Managing Member will have access to the public capital markets and that such status and the services performed by the Managing Member will inure to the benefit of the Company and all Members; therefore, the Managing Member shall be reimbursed by the Company for any expenses incurred on behalf of the Company, including all fees, expenses and costs of Newco being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence.  To the extent practicable, expenses incurred by the Managing Member on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by the Managing Member on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.
Section 6.07  Delegation of Authority.  The Managing Member (a) may, from time to time, delegate to one or more Persons such authority and duties as the Managing Member may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated, supplemented and/or otherwise modified from time to time.  Any number of titles may be held by the same individual.  The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Managing Member, subject to the other provisions in this Agreement.
Section 6.08  Limitation of Liability of Managing Member.
(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Managing Member nor any of the Managing Member’s Affiliates shall be liable to the Company or to any Member that is not the Managing Member for any act or omission performed or omitted by the Managing Member in its capacity as the sole managing member of the Company pursuant to authority granted to the Managing Member by this Agreement or the DLLCA; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Managing Member’s gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by the Managing Member or its Affiliates contained herein or in the other agreements with the Company.

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The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care).  The Managing Member shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Managing Member in good faith reliance on such advice shall in no event subject the Managing Member to liability to the Company or any Member that is not the Managing Member.
(b) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members (provided that, for the avoidance of doubt, nothing in this Section 6.08(b) shall limit or otherwise affect the obligations of the parties under the Stockholders Agreement).
(c) Whenever in this Agreement the Managing Member is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Managing Member shall act under such express standard and, to the extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Managing Member acts in good faith, the resolution, action or terms so made, taken or provided by the Managing Member shall not constitute a breach of this Agreement or impose liability upon the Managing Member or any of the Managing Member’s Affiliates (provided that, for the avoidance of doubt, nothing in this Section 6.08(c) shall limit or otherwise affect the obligations of the parties under the Stockholders Agreement).
Section 6.09  Investment Company Act.  The Members shall use their respective best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.
Section 6.10  Outside Activities of the Managing Member.  The Managing Member shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Managing Member as a reporting company with a class (or classes) of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities,

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and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing raised by the Managing Member pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that the Managing Member may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Managing Member takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by the Managing Member.  Nothing contained herein shall be deemed to prohibit the Managing Member from executing any guarantee of indebtedness of the Company or its Subsidiaries.
Section 6.11  Corporate Opportunities.
(a) In recognition and anticipation (i) that the Company will not be a wholly-owned subsidiary of GE and that GE will be a significant stockholder of the Company, (ii) that directors, officers and/or employees of GE may serve as directors, managers and/or officers of the Company, (iii) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between GE, the Company and/or Newco, including the Stockholders Agreement, GE may engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that GE may have an interest in the same areas of corporate opportunity as the Company and Affiliated Companies thereof, and (v) that, as a consequence of the foregoing, it is in the best interests of the Company, that the respective rights and duties of the Company, and of GE, and the duties of any directors, managers and/or officers of the Company who are also directors, officers and/or employees of GE be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company and Affiliated Companies thereof, on the one hand, and GE, on the other hand, the sections of this Section 6.11 shall to the fullest extent permitted by Law regulate and define the conduct of certain of the business and affairs of the Company in relation to GE and the conduct of certain affairs of the Company as they may involve GE and its directors, officers and/or employees, and the powers, rights, duties and liabilities of the Company and its officers, directors, managers and unitholders in connection therewith.  To the fullest extent permitted by Law, any Person purchasing or otherwise acquiring any Units, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Section 6.11.
(b) Newco has entered into the Stockholders Agreement with GE, and, subject to the Stockholders Agreement, the Company may from time to time enter into and perform, and cause or permit any Affiliated Company of the Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with GE pursuant to which the Company or an Affiliated Company thereof, on the one hand, and GE, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, managers, officers and/or employees (including any who are directors, managers, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other.

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Subject to Section 6.11(d), and except as otherwise agreed in writing (including in the Stockholders Agreement), no such agreement, or the performance thereof by the Company or any Affiliated Company thereof, or GE, shall, to the fullest extent permitted by Law, be considered contrary to (i) any fiduciary duty that GE may owe to the Company or any Affiliated Company thereof or to any Member or other owner of an equity interest in the Company or an Affiliated Company thereof by reason of GE being a controlling or significant equityholder of the Company of any Affiliated Company thereof or participating in the control of the Company or of any Affiliated Company thereof or (ii) any fiduciary duty owed by any director, manager and/or officer of the Company or any Affiliated Company thereof who is also a director, manager, officer and/or employee of GE to the Company or such Affiliated Company, or to any equityholder thereof.  Subject to Section 6.11(d), to the fullest extent permitted by Law, GE, as a Member of the Company or as an equityholder of any Affiliated Company thereof, or as a participant in control of the Company or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no manager and/or officer of the Company who is also a director, officer and/or employee of GE shall have or be under any fiduciary duty to the Company or any Affiliated Company thereof to refrain from acting on behalf of the Company or any Affiliated Company thereof or of GE in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.
(c) Except as otherwise agreed in writing between the Company and GE, including in the Stockholders Agreement, and subject to Section 6.11(d), GE shall to the fullest extent permitted by Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer or vendor of the Company, and (except as provided in Section 6.11(d)) neither GE nor any officer, director and/or employee thereof shall, to the fullest extent permitted by Law, be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of GE’s engaging in any such activity.  Except as otherwise agreed in writing between the Company and GE, in the event that GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and GE, GE shall to the fullest extent permitted by Law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any Affiliated Company thereof, if GE acts in a manner consistent with the following policy:  if GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and GE, such corporate opportunity shall belong to GE unless such opportunity was expressly offered to GE in its capacity as a Member of the Company.  In the case of any corporate opportunity in which the Company has renounced its interest and expectancy in the previous sentence, GE shall to the fullest extent permitted by Law not be liable to the Company or its Members for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that GE acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company.

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(d) For purposes of this Section 6.11, (1) “Affiliated Company” in respect of the Company shall mean any entity controlled by the Company, (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for Section 6.11(c), would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its directors, officers and/or employees will be brought into conflict with that of the Company, and (3) “GE” shall mean GE and its Affiliates (other than the Managing Member, the Company and any entity that is controlled by the Managing Member or the Company).
(e) The Managing Member will conduct the operations of the Managing Member and its Subsidiaries through the Company and the Company’s Subsidiaries.
ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS
Section 7.01  Limitation of Liability and Duties of Members.
(a) Except as provided in this Agreement or in the DLLCA, no Member (including the Managing Member) shall be obligated personally for any debts, obligation or liability solely by reason of being a Member or acting as the Managing Member of the Company.  Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the DLLCA shall not be grounds for imposing personal liability on the Members for liabilities of the Company.
(b) In accordance with the DLLCA and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member.  To the extent that a Member may be obligated under the DLLCA or other Delaware law to return to or for the benefit of the Company any Distribution made by the Company to or for the benefit of such Member, to the fullest extent permitted by Law, such obligation shall be deemed to be compromised within the meaning of Section 18-502(b) of the DLLCA so that, except as required by Law, the Members to whom money or property is distributed shall not be obligated to return such money or property to the Company or any other Person.  However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
(c) Notwithstanding any other provision of this Agreement (subject to Section 6.08 with respect to the Managing Member), to the extent that, at law or in equity, any Member (or any Member’s Affiliate or any Managing Member, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Managing Member, to another Member, to any Person who acquires an interest in a Company Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any.

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The elimination of duties (including fiduciary duties) to the Company, the Managing Member, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Managing Member, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement.
Section 7.02  Lack of Authority.  No Member, other than the Managing Member or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company.  The Members hereby consent to the exercise by the Managing Member and the Officers of the powers conferred on them by Law and this Agreement.
Section 7.03  No Right of Partition.  No Member, other than the Managing Member, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.
Section 7.04  Indemnification.
(a) Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the DLLCA, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities, damages, and losses (including attorneys’ fees, judgments, amounts paid in settlement, fines, interest or penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or Affiliate thereof or is or was serving as the Managing Member or an Affiliate thereof or is or was an Officer or is or was serving at the request of the Company as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for (i) any expenses, liabilities, damages and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company or (ii) for the avoidance of doubt, any taxes or related interest or penalties imposed on such Indemnified Person, including, with respect to any Member, as a result of any allocations to such Member pursuant to Section 5.04.  Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

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(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Managing Member or otherwise.
(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability, damage or loss under the provisions of this Section 7.04.  The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Managing Member, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Managing Member.
(d) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.
Section 7.05  Members Right to Act.  For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:
(a) Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the Voting Units (which shall in all cases include the Managing Member) voting together as a single class, shall be the acts of the Members.  Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another Person or Persons to act for it by proxy.  An electronic mail or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a).  No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period.  A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest.  Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.
(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Managing Member or by the Members holding a majority of the Voting Units entitled to vote on such matter on at least five (5) Business Days’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called.

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The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held sign a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.  The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.  Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent.  Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.
Section 7.06  Inspection Rights.  The Managing Member may, but shall not be required to, permit any Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, or (iii) consult with the Managing Members, Officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries.  The presentation of an executed written consent of the Managing Member by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives.  No Member (other than GE), unless permitted by the Managing Member, shall have any inspection rights under Section 18-305 of the DLLCA.
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS
Section 8.01  Records and Accounting.  The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to applicable Laws.  All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

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Section 8.02  Fiscal Year.  The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Managing Member.
ARTICLE IX

TAX MATTERS
Section 9.01  Preparation of Tax Returns.
(a) The Managing Member shall be responsible for the preparation and timely filing of all tax returns required to be filed by the Company, including arranging for the preparation of such tax return by an accounting firm or other qualified adviser; provided, however, that prior to filing the Company’s Internal Revenue Service Form 1065, any material foreign, state or local income tax return of the Company, or any material franchise tax return of the Company, the Managing Member shall submit such tax return no less than thirty (30) days prior to its due date to GE for its review, and shall not file or cause to be filed any such tax return with the applicable taxing authority without the consent of GE, which consent shall not be unreasonably withheld or delayed.  GE may object to the filing of such tax return by delivering a written notice to the Managing Member within ten (10) days of receipt of such tax return from the Company.  Such written notice shall specify the item or items included in the tax return disputed by GE.  After delivery of such written notice, GE and the Managing Member shall use commercially reasonable efforts to resolve the dispute.  If GE and the Managing Member are unable to resolve such dispute within five days, the disputed item or items shall be resolved within ten (10) days using the procedures set forth in the Tax Matters Agreement. If GE does not object to the filing of such tax return within ten (10) days of receipt of such tax return from the Managing Member, GE shall be deemed to have consented to the filing of such tax return by the Managing Member.  The cost of such preparation and filing shall be borne by the Company.
(b) Except as explicitly set forth in this Agreement, the Managing Member shall make any decisions with respect to tax elections or other decisions relating to taxes of the Company; provided, however, that in the case of any election that could reasonably be expected to have an adverse effect on GE that is material and disproportionate as to its effect on GE (as compared to its effect on Newco), such election shall not be made without the consent of GE, which consent shall not be unreasonably withheld or delayed.  The Managing Member shall cause the Company to furnish to each Member (i) as soon as reasonably practicable after the close of each Fiscal Year such information concerning the Company as is reasonably required for the preparation of such Member’s income tax returns and (ii) as soon as reasonably practicable after the close of each of the Company’s first three fiscal quarters of each Fiscal Year, such information concerning the Company as is reasonably required to enable the Member to calculate and pay estimated taxes, and (iii) information (including without limitation a Schedule K-1 and any comparable foreign, state and local tax forms) as shall be necessary to enable each Member to prepare its income tax returns and shall provide such information no later than five Business Days after the filing of the Company’s appropriate tax returns.
Section 9.02  Tax Controversies.  The Managing Member is hereby designated as “tax matters partner” of the Company (the “Tax Matters Partner”) for purposes of Section 6231(a)(7) of the Code (as in effect prior to repeal of such section pursuant to the Bipartisan Budget Act of 2015).

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The Managing Member shall designate the “partnership representative” of the Company (the “Partnership Representative”) for purposes of Section 6223 of the Code and all applicable non-U.S. tax purposes.  In the event of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, the Managing Member shall control the conduct of such examinations at the Company’s expense and to expend Company funds for professional services reasonably incurred in connection therewith; provided, that the Managing Member shall promptly provide each other Member a written notice informing the Members that the Company or any of its Subsidiaries, as applicable, is the subject of an examination by a tax authority with respect to a material tax return or that could result in a material amount of taxes (including taxes imposed on Members), shall keep each other Member reasonably informed of material developments relating to such examination and not settle such examination, to the extent relating to a matter that could reasonably be expected to have an adverse effect on any Member that is material and disproportionate as to its effect on other Members or their Affiliates, without the consent of such adversely affected Member, which consent shall not be unreasonably withheld or delayed.
Section 9.03  Member Tax Matters.  Each Member agrees that such Member shall not, except as otherwise required by applicable Law, treat, on such Member’s separate income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected in the Form K-1 or other information statement furnished by the Company to such Member pursuant to Section 9.01.
ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; PREEMPTIVE RIGHTS
Section 10.01  Transfers by Members.  No holder of Units or shares of Class B Common Stock may Transfer or permit the Transfer of any interest in any Units or shares of Class B Common Stock, except Transfers (a) pursuant to and in accordance with the Exchange Agreement, (b) pursuant to and in accordance with Section 10.02, (c) by the holders of Equity Securities in Newco (other than Class B Common Stock) or (d) approved in writing by the Managing Member.  Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Sections 336 or 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not in each case terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
Section 10.02  Permitted Transfers.  The restrictions contained in Section 10.01 shall not apply to any Transfer (each, together with any Transfer pursuant to and in accordance with the Exchange Agreement, a “Permitted Transfer”) pursuant to (i) Section 4.2(a)(iii) of the Stockholders Agreement, (ii) a Transfer by a Member to Newco or any of its Subsidiaries and (iii) a Transfer to an Affiliate of such Member; provided, however, that (A) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clause (iii), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and the Exchange Agreement, the transferor will deliver a written notice to the Company and the Members, which will disclose in reasonable detail the identity of the proposed transferee.

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If a Member Transfers Units pursuant to the foregoing clause (iii) and, while the Transferee continues to hold any Units, such Permitted Transferee ceases to qualify as an Affiliate (other than by virtue of a Permitted Spin Transaction) in relation to the initial Transferor Member from which such Permitted Transferee received such Units (directly or indirectly through a series of Transfers) pursuant to such clause (iii)) (an “Unwinding Event”), then  the relevant initial Transferor shall (1) promptly notify the other Members and the Company of the pending occurrence of such Unwinding Event and (2) take all actions necessary prior to such Unwinding Event to effect a Transfer of all of the Units held by the relevant Permitted Transferee either back to such initial Transferor or to another Person who qualifies as an Affiliate of such initial Transferor, in each case subject to Section 10.04. A “Permitted Transferee” is a Transferee of a Permitted Transfer contemplated by clauses (i) and (iii) of the first sentence of this Section  10.02.
Section 10.03  Restricted Units Legend.  The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available.  To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [●], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF [NEWCO], LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND [NEWCO], LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER.  A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY [NEWCO], LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”
The Company shall imprint such legend on certificates (if any) evidencing Units.  The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.
Section 10.04  Transfer.  Prior to Transferring any Units (other than Transfers to the Company pursuant to the Exchange Agreement), the Transferring holder of Units shall cause the prospective Transferee to be bound by this Agreement as provided in Section 10.02 and any other agreements (including the Exchange Agreement) executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective Transferee to execute and deliver to the Company and the other holders of Units counterparts of this Agreement and any applicable Other Agreements.

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Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported Transferee of such Units as the owner of such securities for any purpose.
Section 10.05  Assignee’s Rights.
(a) The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company.  Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Section 706 of the Code, using any permissible method as determined in the reasonable discretion of the Managing Member.  Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.
(b) Unless and until an Assignee becomes a Member pursuant to Article XI, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).
Section 10.06  Assignor’s Rights and Obligations.  Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XI (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Managing Member may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date.  Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the DLLCA and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

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Section 10.07  Overriding Provisions.
(a) Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers.  For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company.  The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.  The Managing Member shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.
(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI), in no event shall any Member Transfer any Units to the extent such Transfer would:
(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;
(ii) cause an assignment under the Investment Company Act;
(iii) cause the Company to fail to qualify as a partnership or disregarded entity for federal income tax purposes or, without limiting the generality of the foregoing, such Transfer was effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Section 1.7704-1 of the Treasury Regulations;
(iv) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provision of the Code; or
(v) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).
ARTICLE XI

ADMISSION OF MEMBERS
Section 11.01  Substituted Members.  Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Company Interest hereunder, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the Schedule of Members.

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Section 11.02  Additional Members.  Subject to the provisions of Article X hereof, any Person may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Managing Member (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Managing Member may deem appropriate in its reasonable discretion).  Such admission shall become effective on the date on which the Managing Member determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the Schedule of Members.
ARTICLE XII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS
Section 12.01  Withdrawal and Resignation of Members.  No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIII.  Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Managing Member upon or following the dissolution and winding up of the Company pursuant to Article XIII, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIII, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member.  Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.
ARTICLE XIII

DISSOLUTION AND LIQUIDATION
Section 13.01  Dissolution.  The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member.  The Company shall dissolve, and its affairs shall be wound up, only upon:
(a) the unanimous decision of the Managing Member together with the Members that then hold Voting Units to dissolve the Company;
(b) a dissolution of the Company under Section 18-801(a)(4) of the DLLCA, unless the Company is continued without dissolution as permitted under Section 18-801(a)(4) of the DLLCA; or
(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the DLLCA.
Except as otherwise set forth in this Article XIII, the Company is intended to have perpetual existence.  An Event of Withdrawal shall not cause dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

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Section 13.02  Liquidation and Termination.  On dissolution of the Company, the Managing Member shall act as liquidator or may appoint one or more Persons as liquidator.  The liquidators shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the DLLCA.  The costs of liquidation shall be borne as a Company expense.  Until termination of the Company, the liquidators shall continue to operate the Company properties with all of the power and authority of the Managing Member.  The steps to be accomplished by the liquidators are as follows:
(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine):  first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Company; and
(c) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).
Section 13.03  Deferment; Distribution in Kind.  Notwithstanding the provisions of Section 13.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves.  Subject to the order of priorities set forth in Section 13.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 13.02(c), (b) as tenants in common and in accordance with the provisions of Section 13.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing.  Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time.  Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V.  The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XIV.
Section 13.04  Cancellation of Certificate.  On completion of the winding up and liquidation of the Company as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the DLLCA may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company.  The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 13.04.

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Section 13.05  Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 13.02 and 13.03 in order to minimize any losses otherwise attendant upon such winding up.
Section 13.06  Return of Capital.  The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from and to the extent of Company assets available therefor).
ARTICLE XIV

VALUATION
Section 14.01  Determination.  “Fair Market Value” of a specific asset will mean the amount which the seller would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party buyer, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Managing Member (or, if pursuant to Section 13.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.
Section 14.02  Dispute Resolution.  If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 14.01, and the Managing Member and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Managing Member and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing assets or securities of similarly situated companies in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 14.01.  The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers.  If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, whose determination shall be binding.  If Fair Market Value as determined by an Appraiser selected by the Members is within 10% of the Fair Market Value as determined by the other such Appraiser (but not identical), and the Managing Member and such Member(s) do not otherwise agree on a Fair Market Value, the Managing Member shall select the Fair Market Value of one of such Appraisers.  The fees and expenses of the Appraisers shall be borne by the Company.

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ARTICLE XV

GENERAL PROVISIONS
Section 15.01  Power of Attorney.
(a) Each Member hereby constitutes and appoints the Managing Member (or each liquidator, if applicable) with full power of substitution, as its, his or her true and lawful agent and attorney-in-fact, with full power and authority in its, his or her name, place and stead, to:
(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XI or XII; and
(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Managing Member, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Managing Member, to effectuate the terms of this Agreement.
(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the Transfer of all or any portion of its, his or her Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.
Section 15.02  Title to Company Assets.  Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.  The Company shall hold title to all of its property in the name of the Company and not in the name of any Member.  All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

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Section 15.03  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response).  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.  All such notices, requests and other communications to any party hereunder shall be given to such party as follows:
(a)	if to Newco or the Company to:
[•]
[Address]
[Address]
Attention:   [•]
E-mail:        [•]
(b)	if to GE, to:

General Electric Company
41 Farnsworth Street
Boston, Massachusetts 02210
Attention:	James M. Waterbury
Email:	jim.waterbury@ge.com

with a copy to (which shall not constitute notice):
The Ark, 201 Talgarth Road
London, United Kingdom W6 8BJ
Attention:	John Keffer
Email:	john.keffer@ge.com

Section 15.04  Binding Effect.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 15.05  Governing Law; Jurisdiction; Specific Performance.
(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

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(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute, action or other proceeding arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.  Nothing in this Section 15.05 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable.  Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 15.03 shall be effective service of process for any suit or proceeding in connection with this Agreement.
(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.
Section 15.06  Counterparts; Electronic Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
Section 15.07  Assignment; No Third Party Beneficiaries.
(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.
(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
Section 15.08  Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

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Section 15.09  Entire Agreement.  This Agreement, the Transaction Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.  Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.
Section 15.10  Amendments.  This Agreement may be amended or modified upon the consent of the Majority Members and the Managing Member.  Notwithstanding the foregoing, no amendment or modification (a) to this Section 15.10 may be made without the prior written consent of the Managing Member and each of the Members, (b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, and (c) to any of the terms and conditions of Article VI or Section 13.01 (and related definitions as used directly or indirectly therein) may be made without the prior written consent of the Managing Member, which consent may be given or withheld in the Managing Member’s sole discretion.
Section 15.11  Waiver.  Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estopped with respect to, any subsequent or other failure.
Section 15.12  Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.
Section 15.13  Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.
Section 15.14  Right of Offset.  Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment.  For the avoidance of doubt, the distribution of Units to Newco shall not be subject to this Section 15.14.

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Section 15.15  Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification.  Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.  References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time.  References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

[NEWCO], LLC

By:	Bear Newco, Inc., its Managing Member

By:
Name:
Title:

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

BEAR NEWCO, INC.

By:
Name:
Title:

Exhibit B
FORM OF EXCHANGE AGREEMENT
dated as of
[•], 2017
between
GENERAL ELECTRIC COMPANY,
BEAR NEWCO, INC.,
and
[NEWCO], LLC

2

EXCHANGE AGREEMENT
EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2017, by and among [Newco], LLC, a Delaware limited liability company (the “Company”), Bear Newco, Inc., a Delaware corporation (“Newco”), and General Electric Company, a New York corporation, as the holder of Common Units (as defined below) and shares of Class B Common Stock (as defined below) (the “Holder”).1
W I T N E S S E T H:
WHEREAS, the parties hereto desire to provide for the exchange of Common Units together with shares of Class B Common Stock for shares of Class A Common Stock (as defined below), in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
Section 1.01.  Definitions.
(a)            The following terms shall have the following meanings for the purposes of this Agreement:
“Board” means the board of directors of Newco.
“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.
“Cash Exchange Payment” means an amount in cash equal to the product of (i) the number of shares of Class A Common Stock into which the surrendered Paired Interests are exchangeable and (ii) the VWAP of the Class A Common Stock for the five consecutive full Trading Days immediately prior to the date of delivery of the relevant Notice of Exchange.
“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of Newco.
“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of Newco.
“Code” means the United States Internal Revenue Code of 1986.
“Common Unit” has the meaning assigned to it in the LLC Agreement.

1 NTD: GE to determine if there will be more than one GE entity that is a Holder under this Agreement.
3

“Deliverable Common Stock” means Class A Common Stock to be delivered pursuant to an Election Notice in an Exchange.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Date” means the last day on which an Election Notice may be delivered by the Company, or such later date as may be set forth in the applicable Notice of Exchange or required to permit the Election Response Period to occur, as permitted under Section 2.02(c), in which case the “Exchange Date” means either (i) the later date specified in such Notice of Exchange, (ii) the later date upon which the contingencies described in such Notice of Exchange are satisfied,  or (iii) the date on which the Election Response Period ends, as applicable.
“Exchange Rate” means the number of shares of Class A Common Stock for which one Paired Interest is entitled to be Exchanged under this Agreement.  On the date of this Agreement, the Exchange Rate is one (1), subject to adjustment pursuant to Section 2.03.
“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.
“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.
“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.
“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, among the Company, the Holder and Newco.
“Managing Member” has the meaning assigned to it in the LLC Agreement.
“Paired Interest” means one Common Unit together with one share of Class B Common Stock, subject to adjustment pursuant to Section 2.03.
“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between the Holder and Newco.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Stockholders Agreement” means that certain Stockholders Agreement of Newco, dated as of the date hereof, between the Holder and Newco.

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“Tax Matters Agreement” has the meaning assigned to it in the LLC Agreement.
“Trading Day” means any Business Day on which the Class A Common Stock is traded, or able to be traded, on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading.
“Transaction Agreement” means that certain Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among the Holder, Baker Hughes Incorporated, a Delaware corporation, Newco and Bear MergerSub, Inc., a Delaware corporation.
“Units” has the meaning assigned to it in the LLC Agreement.
“VWAP” means, for any specified period, with respect to a share of Class A Common Stock, a price per share equal to the volume-weighted average of the trading prices of such stock, as reported by Bloomberg L.P., or its successor, for such period (without regard to pre-open or after hours trading outside of any regular trading session during such period) on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.
(b)            Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the LLC Agreement.
(c)            Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Chancery Court	Section 4.05(b)
Company	Preamble
Election Notice	Section 2.02(b)
Election Response Period	Section 2.02(c)(ii)
Exchange	Section 2.01
Exchange Agent	Section 2.02(a)
Holder	Preamble
Newco Change of Control Transaction	Section 2.04
Notice of Exchange	Section 2.02(a)
Permitted Transferee	Section 4.01
Newco	Preamble

Section 1.02.  Other Definitional and Interpretative Provisions.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.

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Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.  References to agreements or other documents shall be deemed to refer to such agreement or other document as amended, restated, supplemented and/or otherwise modified from time to time.  References to any Law or statute shall be deemed to refer to such Law or statute, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto.
ARTICLE II

EXCHANGE
Section 2.01.  Exchange of Paired Interests.  Subject to any restrictions set forth in the Stockholders Agreement and Section 2.02(h), the Holder shall be entitled at any time and from time to time upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Company, in exchange (such exchange, an “Exchange”) for the delivery by the Company to the Holder of either (i) a number of shares of Class A Common Stock that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate or (ii) at the option of Newco, or the Company on behalf of Newco, to be exercised pursuant to Section 2.02(b), a Cash Exchange Payment; provided that, notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to effect an Exchange if and to the extent that, after the effectiveness of the Exchange and after giving effect to any disposition of Class A Common Stock that occurs immediately after such Exchange, the Holder and its Permitted Transferees collectively would beneficially own (as defined in the Stockholders Agreement) more than 50% of the outstanding shares of Class A Common Stock at such time.
Section 2.02.  Exchange Procedures; Notices and Revocations.
(a)            The Holder may exercise the right to effect an Exchange as set forth in Section 2.01 by delivering a written notice of exchange in respect of the Paired Interests to be Exchanged substantially in the form of Exhibit A hereto (the “Notice of Exchange”), duly executed by the Holder or the Holder’s duly authorized attorney, to the Company at the address set forth in Section 4.03 during normal business hours, or if any agent for the Exchange is duly appointed and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours.  If Common Units and/or the Class B Common Stock are then represented by certificates, certificate(s) representing at least the number of Common Units and/or Class B Common Stock being exchanged, with instrument(s) of transfer reasonably acceptable to the Company and executed in blank, shall be delivered by the Holder to the Company at the address set forth in Section 4.03 during normal business hours or to the offices of the Exchange Agent during normal business hours.

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If such certificates have been lost, the Holder may deliver, in lieu of such certificate(s), an affidavit of lost certificates.  Newco shall take such actions as may be required, including, if applicable, the issuance and sale of shares of Class A Common Stock to the Company for the delivery by the Company to the Holder of a number of shares of Class A Common Stock that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate, to ensure the performance by the Company of its obligations under this Article II.
(b)            Upon receipt of a Notice of Exchange, Newco or the Company on behalf of Newco may deliver a notice (“Election Notice”) within three (3) Business Days after receipt by Newco and the Company of such Notice of Exchange, in which Newco, or the Company on behalf of Newco, may elect for a Cash Exchange Payment to be provided in an elective Exchange pursuant to Section 2.01.  Subject to the proviso of Section 2.01, if no Election Notice is given within such three (3) Business Day period, Newco, or the Company on behalf of Newco, shall be deemed not to have made an election for a Cash Exchange Payment to be provided in the applicable Exchange and shall be required to deliver Class A Common Stock.
(c)            Contingent Notice of Exchange and Revocation by the Holder.
(i)            A Notice of Exchange from the Holder may specify that the Exchange is to be (x) contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of any Deliverable Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which any Deliverable Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property and/or (y) effective upon a specified future date.
(ii)            Notwithstanding anything herein to the contrary, the Holder may withdraw or amend a Notice of Exchange, in whole or in part, prior to the effectiveness of the Exchange (including following the delivery of an Election Notice), at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or if later, at any time within 24 hours of the delivery of an Election Notice (the “Election Response Period”)) by delivery of a written notice of withdrawal to Newco and the Company or the Exchange Agent, specifying (1) the number of withdrawn Paired Interests, (2) if any, the number of Paired Interests as to which the Notice of Exchange remains in effect and (3) if the Holder so determines, a new Exchange Date or any other new or revised information permitted in the Notice of Exchange (which new Exchange Date shall not be earlier than the date that is three (3) Business Days after the date such notice of withdrawal is received by Newco and the Company).

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(d)            Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date, and the Exchanging Holder (or other Person(s) whose name or names in which any Deliverable Common Stock is to be issued) shall be deemed to be a holder of any Deliverable Common Stock from and after the effectiveness of the Exchange.  As promptly as practicable on or after the Exchange Date, the Company shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which any Deliverable Common Stock is to be issued) the Cash Exchange Payment, or if applicable, the number of shares of any Deliverable Common Stock deliverable upon such Exchange, registered in the name of the Holder (or other Person(s) whose name or names in which any Deliverable Common Stock is to be issued).
(e)            The shares of any Deliverable Common Stock issued upon an Exchange, other than any such shares issued in an Exchange registered under the Securities Act, shall bear a legend in substantially the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.
(f)            If (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the SEC, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, Newco, upon the written request of the Holder shall promptly provide the Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry shares) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated.  In connection therewith, the Holder shall provide Newco with such information in its possession as Newco may reasonably request in connection with the removal of any such legend.
(g)            Subject to the Registration Rights Agreement, Newco, the Company and the Holder shall bear their own respective expenses in connection with the consummation of any Exchange by the Holder, whether or not any such Exchange is ultimately consummated; provided, however, that Newco will pay any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, further, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of the Holder, then the Holder and/or the Person in whose name such shares are to be delivered shall pay to Newco or the Company, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Newco and the Company that such tax has been paid or is not payable.
(h)            Notwithstanding anything to the contrary in this Article II, the Holder shall not be entitled to effect an Exchange (and, if attempted, any such Exchange shall be void ab initio), the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if the Company shall reasonably determine that such Exchange would be prohibited by any applicable Law, provided this subsection Section 2.02(h) shall not limit the Company’s obligations under Section 2.06(c).

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Section 2.03.  Adjustment.
(a)            The Exchange Rate shall be adjusted accordingly if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class B Common Stock or Common Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock.  If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction and prior to the effectiveness of the Exchange.  For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, this Section 2.03(a) shall continue to be applicable, mutatis mutandis, with respect to such security or other property.  This Agreement shall apply to, mutatis mutandis, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of Newco or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.
(b)            This Agreement shall apply to the Paired Interests held by the Holder and its Permitted Transferees as of the date hereof, as well as any Paired Interests hereafter acquired by the Holder and its Permitted Transferees.
Section 2.04.  Tender Offers and Other Events with Respect to Newco.  Subject to the restrictions set forth in the Stockholders Agreement, in the event that a tender offer, share exchange offer, issuer bid, merger, recapitalization or similar transaction with respect to Class A Common Stock (a “Newco Offer”) is proposed by Newco or is proposed to Newco or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, the Holder of Paired Interests shall be permitted (and, in the case of a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date (as defined in the Stockholders Agreement), required) to participate in such Newco Offer by delivery of a Notice of Exchange (which Notice of Exchange shall, in the case of a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date, be deemed delivered to the Company without any action by the Holder, and in any case shall be effective immediately prior to the consummation of such Newco Offer (and, for the avoidance of doubt, shall be contingent upon such Newco Offer and not be effective if such Newco Offer is not consummated)).

9

In the case of a Newco Offer proposed by Newco, Newco and the Holder will use their respective reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the Holder of Paired Interests to participate in such Newco Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, however, that without limiting the generality of this sentence (and without limiting the ability of the Holder to Exchange Paired Interests at any time pursuant to the terms of this Agreement), Newco will, other than in the case of a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date, use its reasonable best efforts to ensure that the Holder may participate in each such Newco Offer without being required to Exchange Paired Interests.  For the avoidance of doubt, in no event shall the Holder of Paired Interests be entitled to receive in such Newco Offer aggregate consideration for each Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Newco Offer (it being understood that payments under or in respect of the Tax Matters Agreement shall not be considered part of any such consideration).  Notwithstanding anything to the contrary contained herein, if the Company makes a Cash Exchange Payment to effect an Exchange made to participate in a Newco Offer, the Cash Exchange Payment shall equal the consideration payable in the Newco Offer for the number of shares of Class A Common Stock into which the Paired Interests are exchangeable.  A “Newco Change of Control Transaction” shall mean (a) a merger or consolidation in which (i) Newco is a constituent party or (ii) a subsidiary of Newco is a constituent party and Newco issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Newco or a subsidiary of Newco in which the holders of shares of capital stock of Newco outstanding immediately prior to such merger or consolidation continue to hold, or whose shares of capital stock of Newco are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or other entity or (B) if the surviving or resulting corporation or other entity is a wholly-owned subsidiary of another corporation or other entity immediately following such merger or consolidation, the parent corporation or other entity of such surviving or resulting corporation or other entity, (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Newco or any subsidiary of Newco of all or substantially all the assets of Newco and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of Newco if substantially all of the assets of Newco and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of Newco or (c) the acquisition by any Person (other than the Holder or Affiliate thereof) of a majority of the outstanding Equity Securities (as defined in the LLC Agreement) of Newco entitled to vote generally in the election of directors to the Board.  In the event of a Newco Change of Control Transaction that occurs after (but not upon) the Trigger Date and that is approved by the Board after (but not upon) the Trigger Date and, to the extent required by applicable Law or the certificate of incorporation of Newco, the holders of Newco’s common stock, the Holder shall take all action reasonably necessary or appropriate to cause all Paired Interests to be exchanged for shares of Class A Common Stock prior to (but which exchange may be contingent on) the consummation of such Newco Change of Control Transaction.

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Section 2.05.  Listing of Deliverable Common Stock.  Newco shall use its reasonable best efforts to cause all Class A Common Stock issued upon an Exchange to be listed on the same national securities exchange upon which the outstanding Class A Common Stock may be listed or traded at the time of such issuance.
Section 2.06.  Deliverable Common Stock to be Issued; Capital Structure; Cancellation of Paired Units.
(a)            Newco shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Paired Interests and shall take such other actions as are necessary to preserve the one-to-one ratio between the number of Common Units owned by Newco and the number of shares of Class A Common Stock then-outstanding; provided, however, that nothing contained herein shall be construed to preclude Newco or the Company from satisfying its obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of Newco or any of its subsidiaries or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of Newco or any subsidiary thereof).  Newco and the Company represent, warrant and covenant that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.
(b)            Newco and the Company shall take all actions necessary so that, at all times for so long as this Agreement is in effect, subject to Section 2.03, the number of Common Units outstanding equals the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding.  Newco shall not in any manner effect any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock or Class B Common Stock, unless the Company simultaneously effects a subdivision or combination of the Common Units with an identical ratio.  The Company shall not in any manner effect any subdivision (by any unit split, unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units, unless Newco simultaneously effects a subdivision or combination of the shares of Class A Common Stock and Class B Common Stock with an identical ratio.
(c)            When a Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class B Common Stock constituting a component of such Paired Interest shall be cancelled by Newco and (ii) the Common Unit constituting a component of such Paired Interest shall be (A) deemed transferred from the Exchanging Holder to Newco and, if the Exchange was made for a Cash Exchange Payment, such Common Unit shall be redeemed (or cancelled and deemed redeemed) by the Company.

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Section 2.07.  Distributions.  No Exchange shall impair the right of the Exchanging Holder to receive any distributions payable on the Common Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange.  No adjustments in respect of dividends or distributions on any Common Unit will be made on the Exchange of any Paired Interest, and if the Exchange Date with respect to a Common Unit occurs after the record date for the payment of a dividend or other distribution on Common Units but before the date of the payment, then the registered Holder of the Common Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Common Unit on the payment date notwithstanding the Exchange of the Paired Interests or a default in payment of the dividend or distribution due on the Exchange Date, and, for the avoidance of doubt, no Exchanging Holder shall have the right to receive any distributions (including tax distributions) on any exchanged Common Unit with a record date that occurs from and after any Exchange Date, provided that an Exchanging Holder shall have the right to receive a distribution with respect to the exchanged Common Units immediately prior to the Exchange to the extent that the Exchanging Holder (i) did not receive its Percentage Interest of a Tax Distribution (each as defined in the LLC Agreement) with respect to such Common Units pursuant to Section 4.01(b)(ii) of the LLC Agreement and (ii) has not received any additional distributions to compensate for the shortfall in the Tax Distributions with respect to such Common Units between the applicable Tax Distribution Date and the Exchange Date, in an amount equal to such shortfall.  For the avoidance of doubt, the Exchanging Holder shall not be entitled to receive, in respect of a single record date, distributions or dividends both on Common Units exchanged by the Holder and on shares of Deliverable Common Stock received by the Holder in such Exchange.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Section 3.01.  Representations and Warranties of Newco and of the Company.
(a)            Each of Newco and the Company represents and warrants that (i) it is a corporation or limited liability company duly incorporated or formed, as applicable, and is existing in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate or limited liability company power, as applicable, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and, in the case of Newco, to issue the Deliverable Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby (including, in the case of Newco, the issuance of the Deliverable Common Stock) have been duly authorized by all necessary corporate or limited liability company action on its part, as applicable, and (iv) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)            Each of Newco and the Company represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as expressly permitted by this Agreement, the LLC Agreement or the Stockholders Agreement, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

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Section 3.02.  Representations and Warranties of the Holder.  The Holder represents and warrants that (i) it is duly incorporated and is in good standing under the laws of the State of New York, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Holder and (iv) this Agreement constitutes a legal, valid and binding obligation of the Holder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
ARTICLE IV

MISCELLANEOUS
Section 4.01.  Additional Holders.
To the extent that the Holder validly transfers any or all of its Paired Interests to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement, the Stockholders Agreement or the Registration Rights Agreement, as applicable, then such transferee (each, a “Permitted Transferee”) shall have the right, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

Section 4.02.  Further Assurances.  Each party hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of Newco and the Company, may be necessary or advisable to carry out the intent and purposes of this Agreement.
Section 4.03.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response).  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.  All such notices, requests and other communications to any party hereunder shall be given to such party as follows:
(a)            if to Newco or the Company to:
[•]
[Address]

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[Address]
Attention:                [•]
E-mail:                         [•]
if to the Holder, to:
General Electric Company
41 Farnsworth Street
Boston, Massachusetts 02210
Attention:             James M. Waterbury
Email:                         jim.waterbury@ge.com
with a copy to (which shall not constitute notice):
The Ark
201 Talgarth Road
London, W6 8BJ
United Kingdom
Attention:              John Keffer
Email:                         john.keffer@ge.com
Section 4.04.  Binding Effect.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.
Section 4.05.  Governing Law; Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.
(a)            THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
(b)            Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.  Nothing in this Section 4.05 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable.  Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.03 shall be effective service of process for any suit or proceeding in connection with this Agreement.

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(c)            The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.
Section 4.06.  Counterparts; Electronic Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
Section 4.07.  Assignment; No Third Party Beneficiaries.
(a)            This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that the Agreement shall be assigned (in whole or in part, as applicable) to any Permitted Transferee to whom Common Units and shares of Class B Common Stock are transferred in accordance with the LLC Agreement and the Stockholders Agreement.
(b)            Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.
Section 4.08.  Expenses.  Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
Section 4.09.  Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
Section 4.10.  Entire Agreement.  This Agreement and, as applicable, the other Ancillary Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.  Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person.

15

Section 4.11.  Amendment.  This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) Newco, (ii) the Company, and (iii) the Holder.
Section 4.12.  Waiver.  Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.
Section 4.13.  Tax Treatment.  This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder.  Unless otherwise required by applicable Law, the parties shall report an Exchange consummated hereunder as a taxable sale of the Common Units and shares of Class B Common Stock by the Holder to Newco, and no party shall take a contrary position on any income tax return or amendment thereof.
[Signature Pages Follow]

16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.
BEAR NEWCO, INC.

By:
Name:
Title:

[NEWCO], LLC

By:
Name:
Title:

GENERAL ELECTRIC COMPANY:

By:
Name:
Title:

[Signature Page to the Exchange Agreement]

Exhibit C

FORM OF STOCKHOLDERS AGREEMENT
dated as of
[●], 2017
between
BEAR NEWCO, INC.
and
GENERAL ELECTRIC COMPANY

Page
ARTICLE I DEFINITIONS		1

1.1	Certain Definitions	1
1.2	Other Terms	5

ARTICLE II TERM		6

2.1	Term and Termination	6

ARTICLE III CORPORATE GOVERNANCE MATTERS		7

3.1	Board Composition	7
3.2	Director Nomination Rights	7
3.3	Committees of the Company Board	8
3.4	Compliance with Organizational Documents	9
3.5	GE Agreement to Vote	9

ARTICLE IV OTHER AGREEMENTS		9

4.1	Confidentiality	9
4.2	Restrictions on Transferability and Acquisitions	12
4.3	Preemptive Rights	14
4.4	No Violations	15
4.5	Related Party Transactions	16
4.6	GE Policies	16

ARTICLE V FINANCIAL AND OTHER INFORMATION		17

5.1	Annual Financial Information	17
5.2	Quarterly Financial Information	17
5.3	GE’s Operating Reviews	18
5.4	GE Public Filings	18
5.5	Other Financial Reporting Matters	19
5.6	Exchange of Information	23
5.7	Ownership of Information	24
5.8	Compensation for Providing Information	24
5.9	Record Retention	24
5.10	Liability	24
5.11	Other Agreements Providing for Exchange of Information	25
5.12	Production of Witnesses; Records; Cooperation	25
5.13	Privilege	26

ARTICLE VI DISPUTE RESOLUTION		26

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(Continued)
Page
6.1	General Provisions	26
6.2	Consideration by Senior Executive and Conflicts Committee	27
6.3	Attorneys’ Fees and Costs	27

ARTICLE VII MISCELLANEOUS		27

7.1	Corporate Power; Fiduciary Duty	27
7.2	Governing Law	27
7.3	Force Majeure	27
7.4	Notices	28
7.5	Severability	28
7.6	Entire Agreement	29
7.7	Assignment; No Third-Party Beneficiaries	29
7.8	Amendment; Waiver	29
7.9	Interpretations	29
7.10	Privileged Matters	30
7.11	Counterparts; Electronic Transmission of Signatures	31
7.12	Enforceable by the Conflicts Committee	32

ii

STOCKHOLDERS AGREEMENT
STOCKHOLDERS AGREEMENT, dated [●], 2017 (this “Agreement”), between General Electric Company, a New York corporation (“GE”) and Bear Newco, Inc., a Delaware corporation (the “Company”).  Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated October 30, 2016 (as the same may be amended from time to time, the “Transaction Agreement”), among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), the Company and Bear MergerSub, Inc., a Delaware corporation, GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with Bear and have effected or agreed to effect the Transactions (as defined herein);
WHEREAS, pursuant to the Transactions contemplated by the Transaction Agreement, GE holds 100% of the issued and outstanding Class B Common Stock (as defined herein), constituting approximately 62.5% of the voting power of the issued and outstanding shares of Company Common Stock (as defined herein); and
WHEREAS, GE and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Transactions contemplated by the Transaction Agreement; (ii) provide for the management, operation and governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that GE shall not be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of GE or any of GE’s Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement.

1

“Amended and Restated Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time to time.
“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i).  The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended from time to time.
“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.
“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.
“Closing” has the meaning ascribed thereto in the Transaction Agreement.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
“Company Group” means the Company, each Subsidiary of the Company from and after the Closing (in each case so long as such Subsidiary remains a Subsidiary of the Company) and each other Person that is controlled either directly or indirectly by the Company immediately after the Closing (in each case for so long as such Person continues to be controlled either directly or indirectly by the Company).
“Company Independent Director” means each of the Initial Bear Directors and any successor director thereof who (i) is an Independent Director and (ii) without limiting (i), (A) is not a GE Designee, (B) is not a current or former (x) member of the board of directors of GE or (y) officer or employee of any member of the GE Group, (C) does not have and has not had any other substantial relationship with any member of the GE Group and (D) is designated by the Governance & Nominating Committee as a Company Independent Director.
“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other common stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other common or preferred stock issued by the Company.
“Consolidation Threshold” means the members of the GE Group’s beneficial ownership, in the aggregate, on any date during a fiscal year of at least fifty percent (50%) of the voting power of the then outstanding shares of Company Common Stock, or, notwithstanding such percentage, if any member of the GE Group is required during any fiscal year, in accordance with GAAP, to consolidate the Company’s financial statements with its financial statements, then in respect of such fiscal year.

2

“Corporate Reporting Data” means the submissions and data requirements set forth in detail on Schedules 5.1 and 5.2.1
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, among GE, the Company and Newco LLC, as amended from time to time.
“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.
“FP&A Reports” means the reports and data requirements set forth in detail on Schedule 5.3.2
“GAAP” means United States generally accepted accounting principles.
“GE Annual Statements” means the audited annual financial statements and annual reports to shareholders of any GE Group member.
“GE Group” means GE and each Person (other than any member of the Company Group) that is an Affiliate of GE from and after the Closing.
“GE O&G Subsidiary” has the meaning ascribed thereto in the Transaction Agreement.
“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.
“Group” means the GE Group or the Company Group, as the context requires.
“Independent Director” means a director who is independent under NYSE listing rules.

[1]	Note to Draft: These Schedules to be prepared between signing and closing and to be reasonably acceptable to GE and BHI.
[2]	Note to Draft: This Schedule to be prepared between signing and closing and to be reasonably acceptable to GE and BHI.

3

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.
“Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
“Newco LLC” means [Newco], LLC, a Delaware limited liability company.
“Newco LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, among Newco LLC, GE and the Company, as amended from time to time.
“NYSE” means the New York Stock Exchange.
“Other Stockholder” means a holder of Company Common Stock that is not a member of the GE Group.
“Parties” means GE and the Company.
“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.
“Pro Rata Portion” means, with respect to GE, on any issuance date for Company Securities, the number of Company Securities equal to the product of (i) the total number of Company Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of shares of Company Common Stock owned by GE immediately prior to such issuance by (y) the total number of shares of Company Common Stock outstanding on such date immediately prior to such issuance.
“Ratings Agencies” means Moody’s Investors Service and Standard & Poor’s.
“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the GE Group, or any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the GE Group, on the other hand.

4

“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.
“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
“Tax” has the meaning ascribed thereto in the Transaction Agreement.
“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement, the Ancillary Agreements (as defined in the Transaction Agreement) and the Long-Term Ancillary Agreements (as defined in the Transaction Agreement).
“Transactions” has the meaning ascribed thereto in the Transaction Agreement.
“Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Company Common Stock, including by means of (i) the Transfer of an interest in a Person that directly or indirectly holds such Company Common Stock or (ii) a hedge, swap or other derivative.  “Transferred” and “Transferring” shall have correlative meanings.
“Trigger Date” means the first date on which members of the GE Group both (a) cease to beneficially own more than fifty percent (50%) of the voting power of the outstanding Company Common Stock and (b) no longer meet the Consolidation Threshold.
1.2 Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Preamble
BHI	Preamble
Company	Preamble
Company Auditors	5.5(h)(i)
Company Confidential Information	4.1(a)
Company Information	5.5(g)
Company Public Documents	5.5(d)

5

Term	Section
Company’s Knowledge	4.4(a)
Conflicts Committee	3.3(d)
Dispute	6.1(a)
Excluded Securities	4.3(a)
Governance & Nominating Committee	3.3(c)
GE	Preamble
GE Auditors	5.5(h)(i)
GE Confidential Information	4.1(b)
GE Designee	3.2(a)
GE Directors	3.1(a)
GE Policies	4.6(a)
GE Public Filings	5.4
GE’s Knowledge	4.4(b)
Initial BHI Directors	3.1(a)
Initial Notice	6.2
Issuance Notice	4.3(b)
Lockup Period	4.2(a)(i)
Non-GE Designee	3.2(e)
Non-GE Directors	3.1(a)
Non-Privileged Deal Communications	7.10(c)
organizational documents	3.4
Privilege	5.13
Privileged Communications	7.10(a)
Privileged Deal Communications	7.10(b)
Related Party Transactions Policy	4.5(b)
Representatives	4.1(a)
Response	6.2

ARTICLE II

TERM
2.1 Term and Termination.  This Agreement is effective as of the date hereof and shall terminate automatically in the event that the GE Group (a) no longer owns any shares of Company Common Stock or (b) owns 100% of the outstanding shares of Company Common Stock.  Notwithstanding the foregoing, (a) the provisions of Section 4.1, Section 5.8, Section 5.9, Section 5.10, Section 5.12, Section 5.13, Article VI and Article VII shall survive the termination of this Agreement and (b) the provisions of Section 5.1, Section 5.2, Section 5.3 and Section 5.4 shall survive the termination of this Agreement for so long as any member of the GE Group is required, in accordance with GAAP or SEC reporting requirements and by virtue of its equity ownership in the Company, to include financial or other information about the Company Group in its financial statements, but only to the extent (x) directly relating to such financial or other information about the Company Group that any member of the GE Group is so required to include in its financial statements and (y) relating to a fiscal year in which members of the GE Group beneficially owned at least 10% of the outstanding shares of Company Common Stock on any date during such fiscal year.

6

ARTICLE III

CORPORATE GOVERNANCE MATTERS
3.1 Board Composition.
(a) The Company Board shall initially consist of nine (9) members comprised of (i) five (5) directors, including the chairman of the Company Board, designated by GE in accordance with the Transaction Agreement (collectively, with their successors, the “GE Directors”), (ii) the Chief Executive Officer of BHI immediately prior to date hereof, and (iii) three (3) directors that are Independent Directors designated by BHI, and reasonably acceptable to GE, in accordance with the Transaction Agreement (collectively, the “Initial BHI Directors” and together with the Chief Executive Officer of BHI and the successors of (ii) and (iii) appointed pursuant to this Agreement, the “Non-GE Directors”).
(b) For the avoidance of doubt, until the Trigger Date, the proportion of GE Directors to Non-GE Directors shall remain the same as that set forth in Section 3.1(a); provided, however, it being understood and agreed that the proportion of GE Directors and Non-GE Directors relative to the entire Company Board may decrease as a result of increases in the size of the Company Board to implement director designation rights granted to a seller or target company in connection with an arm’s length merger of or acquisition by any member of the Company Group.
3.2 Director Nomination Rights.
(a) Until the Trigger Date, in connection with any annual or special meeting of the stockholders of the Company at which directors shall be elected, GE shall have the right to designate five (5) persons for nomination by the Company Board for election to the Company Board (each person so designated, a “GE Designee”).  Until the Trigger Date, GE shall have full authority and ability to nominate, elect and remove the GE Designees in accordance with Section 3.2(c) in the case of the nomination or election of the GE Designees.  GE shall not designate any person to be a GE Designee who it believes does not meet the requirements for director nominees as set forth in the applicable policies of the Company relating to director qualification from time to time.  The Company Board shall promptly and in good faith consider each GE Designee designated pursuant to this Section 3.2(a), applying the same standards as shall be applied for the consideration of other proposed nominees of the Company Board.  In the event that the Company Board fails to approve the nomination of any GE Designee, GE shall have the right to designate an alternative GE Designee for consideration.  For the avoidance of doubt, current or former employment of any GE Designee by GE or any of its Subsidiaries or service by any such GE Designee on the board of directors of GE or any of its Subsidiaries shall not disqualify such individual from serving on the Company Board as a GE Designee.
(b) Notwithstanding Section 3.2(a), until the Trigger Date, if the size of the Company Board shall, with GE’s prior written approval or otherwise, be increased or decreased, GE shall have the right to designate one or more GE Designees to the Company Board such that the total number of GE Directors on the Company Board shall be proportional (rounded up to the nearest whole number) to the number of GE Directors on the Company Board set forth in Section 3.1(a).

7

(c) The Company shall cause each GE Designee and Non-GE Designee whose nomination has been approved to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such GE Designee and Non-GE Designee, including soliciting proxies in favor of the election of such persons.
(d) Until the Trigger Date, in the event that any GE Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute GE Director.
(e) From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not a GE Designee, the Governance & Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination, reasonably acceptable to GE, for election to the Company Board to fill such vacancy (each such person, a “Non-GE Designee”).
(f) Until the Trigger Date, the Company shall avail itself of all available “controlled company” exceptions to the corporate governance listing standards of the NYSE.
(g) For the avoidance of doubt, GE shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company in accordance with Section 7.4.
3.3 Committees of the Company Board.
(a) Audit Committee.  The Company shall cause the Audit Committee of the Company Board to consist of three (3) directors, including at least one (1) Company Independent Director.
(b) Compensation Committee.  The Company shall cause the Compensation Committee of the Company Board to consist of at least one (1) Non-GE Director.
(c) Governance & Nominating Committee.  The Company shall cause the Governance & Nominating Committee of the Company Board (“Governance & Nominating Committee”) to consist of five (5) directors, including at least three (3) Company Independent Directors.
(d) Conflicts Committee.  The Governance & Nominating Committee shall have a subcommittee (the “Conflicts Committee”) consisting solely of the Company Independent Directors.  The Conflicts Committee (including, without limitation, in connection with any transactions under Section 4.2 or Section 4.5) shall be fully empowered to obtain assistance from employees of the Company, including its legal and financial staff, to retain independent legal, financial and other advisors as the committee deems reasonably necessary and to not approve any transaction or other matter submitted to the committee for approval (and such non-approval shall be binding on the Company Board), and shall have the authority and responsibilities set forth in this Agreement and as may otherwise be delegated to the Conflicts Committee by the Governance & Nominating Committee or the Company Board from time to time.

8

(e) Other Committee Composition.  The number of Non-GE Directors on all committees of the Company Board not specified in this Section 3.3 shall be proportional (rounded down to the nearest whole number) to the number of Non-GE Directors on the Company Board; provided that each such committee shall have at least one (1) Company Independent Director.
3.4 Compliance with Organizational Documents.  The Company shall, and shall cause each of its Subsidiaries to, take any and all actions reasonably necessary to ensure continued compliance by the Company and its Subsidiaries with the provisions of its respective certificate or articles of incorporation, bylaws or operating agreement, as the case may be (collectively, “organizational documents”), and this Agreement.  The Company shall notify GE in writing promptly after becoming aware of any act or activity taken or proposed to be taken by the Company or any of its Subsidiaries which resulted or would result in non-compliance with any such organizational documents or this Agreement.  For the avoidance of doubt, the provisions of Section 3.1 and Section 3.2 will apply only to the Company Board and not to any board of directors or similar governing body of any Subsidiary of the Company.
3.5 GE Agreement to Vote.  From and after the date hereof, GE shall, and shall cause each of its Affiliates to, (a) cause their respective shares of Company Common Stock to be present for quorum purposes at any Company stockholder meeting, (b) vote in favor of all Non-GE Designees and (c) not vote in favor of the removal of any Non-GE Director other than for cause.
ARTICLE IV

OTHER AGREEMENTS
4.1 Confidentiality.
(a)
(i) For a period of three (3) years following the Trigger Date or such longer period pursuant to the last sentence of this Section 4.1(a)(i), subject to Section 4.1(c) and except as contemplated by this Agreement or any Transaction Document, GE shall not, and shall cause its Subsidiaries and their respective officers, directors, employees, and other agents and representatives (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to any member of the GE Group, or use or otherwise exploit for its own benefit or for the benefit of any third party, any Company Confidential Information.  If any uses or disclosures are made in connection with providing services to any member of the GE Group under this Agreement or any Transaction Document, then the Company Confidential Information so used or disclosed shall be used only as required to perform the services.

9

The GE Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 4.1(a), any Information, material or documents relating to the business currently or formerly conducted, or proposed to be conducted, by any member of the Company Group furnished to or in possession of any member of the GE Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by any member of the GE Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Company Confidential Information.”  “Company Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the GE Group not otherwise permissible hereunder, (ii) GE can demonstrate it was or became available to any member of the GE Group from a source other than the Company or its Affiliates or (iii) is developed independently by a member of the GE Group without reference to the Company Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the GE Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.  In the event any member of the GE Group receives Company Confidential Information after the Trigger Date, GE shall keep and shall cause its Representatives to keep such Company Confidential Information confidential until the later of (x) a period of one (1) year following the date such Company Confidential Information was disclosed to the GE Group and (y) the third anniversary of the Trigger Date.
(ii) Without limiting Section 4.1(a)(i), from the date hereof until the Trigger Date, GE shall, and shall cause its Subsidiaries to (x) use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Company Confidential Information by them and their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care and (y) not use any Company Confidential Information to engage in a Competing Business (as defined in the Non-Competition Agreement) or to take any other action in violation of the Non-Competition Agreement (as defined in the Transaction Agreement) or otherwise in a manner materially detrimental to the interests of the Company; provided that, for the avoidance of doubt, following the Trigger Date the disclosure and use of Company Confidential Information shall be governed by Section 4.1(a)(i).
(b)
(i) For a period of three (3) years following the Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement or any Transaction Document, the Company shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person, other than its Representatives or its Affiliates who reasonably need to know such information in providing services to the Company or any member of the Company Group, or use or otherwise exploit for its own benefit or for the benefit of any third party, any GE Confidential Information.

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If any uses or disclosures are made in connection with providing services to any member of the Company Group under this Agreement or any Transaction Document, then the GE Confidential Information so used or disclosed shall be used only as required to perform the services.  The Company Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.  For purposes of this Section 4.1(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by GE or any of its Affiliates (other than any member of the Company Group) furnished to or in possession of any member of the Company Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “GE Confidential Information.”  “GE Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a use or disclosure by any member of the Company Group not otherwise permissible hereunder, (ii) the Company can demonstrate was or became available to any member of the Company Group from a source other than GE or its Affiliates or (iii) is developed independently by a member of the Company Group without reference to the GE Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by a member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the GE Group with respect to such information.  In the event any member of the Company Group receives GE Confidential Information after the Trigger Date, the Company shall keep and shall cause its Representatives to keep such GE Confidential Information confidential until the later of (x) a period of one (1) year following the date such GE Confidential Information was disclosed to the Company Group and (y) the third anniversary of the Trigger Date.
(ii) Without limiting Section 4.1(b)(i), from the date hereof until the Trigger Date, the Company shall, and shall cause its Subsidiaries to (x) use the same degree of care to prevent and restrain the unauthorized use or disclosure of the GE Confidential Information by them and their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care and (y) not use any GE Confidential Information in a manner materially detrimental to the interests of GE; provided that, for the avoidance of doubt, following the Trigger Date the disclosure and use of GE Confidential Information shall be governed by Section 4.1(b)(i).
(c) If GE or its Affiliates, on the one hand, or the Company or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Entity or pursuant to applicable Law or stock exchange requirements to disclose or provide any Company Confidential Information or GE Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), as applicable, the Person receiving such request or demand, or so required by applicable Law or stock exchange requirements, shall use all reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order.

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The Party receiving such request or demand agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient.  Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Company Confidential Information or GE Confidential Information, as the case may be, to the extent required by such Law or stock exchange requirement (as so advised by counsel) or by lawful process or such Governmental Entity.
4.2 Restrictions on Transferability and Acquisitions.
(a) Lockup.
(i) For a period of two (2) years beginning on the date hereof (the “Lockup Period”), no member of the GE Group shall Transfer or agree to Transfer any shares of Company Common Stock to any Person that is not an Affiliate of GE, unless approved by the Conflicts Committee.
(ii) Following the expiration of the Lockup Period, no member of the GE Group shall, without the prior written consent of the Conflicts Committee, Transfer or agree to Transfer any shares of Company Common Stock to a Person (that is not an Affiliate of GE) or group (as such term is used in Section 13(d) of the Exchange Act) if such Person or group would beneficially own in excess of 15% of the voting power of the outstanding shares of Company Common Stock following such Transfer; provided, that such restrictions shall not apply to Transfers (A) pursuant to widely distributed public offerings of shares of Company Common Stock (including pursuant to “spin-off” and “split-off” transactions (a “Public Offering”)) and (B) permitted after the fifth anniversary of the date hereof in accordance with Section 4.2(a)(iii).
(iii) Following the fifth anniversary of the date hereof, the GE Group shall be permitted to Transfer (1) all of its Paired Interests (as defined in the Exchange Agreement) or (2) all of its shares of Class A Common Stock (after exchanging all of its Paired Interests into Class A Common Stock), to an unaffiliated third party subject to the following conditions: (A) the buyer must make an offer to purchase all shares of Company Common Stock held by each Other Stockholder for the same consideration (including, for the avoidance of doubt, cash or stock consideration, rights to contingent consideration, tax receivable agreements or the cash value thereof, and all other economic entitlements, but excluding any value associated with commercial transactions between the buyer and Newco similar to those between GE and Newco contemplated by the Transaction Documents) and on otherwise substantially the same terms and conditions and (B) if such offer does not result in the buyer owning 100% of the Company Common Stock, the buyer must either (x) agree to assume GE’s obligations under this Agreement or (y) enter into a stockholders agreement with the Company containing substantially the same terms and conditions as those contained herein.  In connection with any Transfer permitted by this Section 4.2(a)(iii), the Company Board (including, for the avoidance of doubt, the GE Directors), can approve in advance an acquisition contemplated by this Section for purposes of Section 203 of the Delaware General Corporation Law.

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(b) Standstill.
(i) For a period of five (5) years beginning on the date hereof (the “Standstill Period”), GE shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries that would result in GE and its Affiliates beneficially owning more than 65% of the voting power of the outstanding shares of Company Common Stock; provided that GE shall be permitted to make a private proposal to the Non-GE Directors that would not reasonably be expected to require the Company or any of its Affiliates to make any public announcement or other disclosure.  The foregoing shall not prohibit:
(A) GE or any of its Representatives or Affiliates from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Company Common Stock on a pro rata basis;
(B) acquisitions by GE or any of its Representatives or Affiliates of Company Common Stock (A) approved by the Conflicts Committee or (B) pursuant to the exercise of the preemptive rights set forth in Section 4.3; or
(C) GE or any of its Affiliates from acquiring Company Common Stock pursuant to and in accordance with the terms of the Exchange Agreement and Section 3.03 or Section 3.05 of the Newco LLC Agreement.
(ii) Without limiting Section 4.2(b)(i), during the Standstill Period GE shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, in any manner, (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote any Company Common Stock in connection with the election of the Non-GE Directors or the removal of any Non-GE Director, (B) solicit, knowingly encourage or knowingly facilitate, directly or indirectly, any third party to engage in any such solicitation, (C) make any public statement (or statement to an Other Stockholder) in support of any such third-party solicitation or against any of the Company’s director nominees, (D) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Common Stock or (E) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the stockholders of the Company; provided that subclauses (D) and (E) shall only apply if taken in furtherance of the actions described in subclauses (A), (B) and (C) of this subsection (ii).

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(c) Buyout Transaction.  Any proposal by any member of the GE Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by Other Stockholders must be (i) subject to review, evaluation and prior written approval of the Conflicts Committee, and (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the voting power of the outstanding shares of capital stock of the Company held by Other Stockholders approve the transaction (or equivalent tender offer condition).
(d) Legend.  Any stock certificates representing the Company Common Stock held by GE or its Affiliates shall include a legend referencing the transfer restrictions set forth herein and in the Company’s Charter.
4.3 Preemptive Rights.
(a) To the extent permitted under NYSE rules, the Company hereby grants to GE the right to purchase its Pro Rata Portion of any Company Securities (other than any Excluded Securities) that the Company may from time to time propose to issue or sell to any Person.  For purposes of this Section 4.3, “Excluded Securities” means Company Securities issued in connection with: (i) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (ii) any acquisition by the Company of the stock, assets, properties or business of any Person; (iii) a stock split, stock dividend or any similar recapitalization; or (iv) any issuance of warrants or other similar rights to purchase Company Common Stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company or any of its Subsidiaries. For the avoidance of doubt, to the extent stockholder approval is required under the NYSE rules for the issuance or sale of Company Securities as provided in this Section 4.3, (x) the Company may issue or sell Company Securities to such other Persons prior to obtaining such stockholder approval in accordance with Section 4.3(d), and (y) the Company shall use its reasonable best efforts to obtain such approval, and after receipt of such approval the Company shall issue or sell the Company Securities (if any) that GE has irrevocably elected to purchase to GE, on the terms set forth in the relevant Issuance Notice.
(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) to GE within five (5) Business Days following any meeting of the Company Board at which any such issuance or sale is approved or, if the approval of the Company Board is not required in connection with such issuance or sale, no less than ten (10) Business Days prior to the date of the proposed issuance or sale.  The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance, including:
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(i) the number and class of the Company Securities to be issued and the percentage of the outstanding shares of capital stock of the Company such issuance would represent;
(ii) the proposed issuance date, which shall be at least ten (10) Business Days from the date of the Issuance Notice; and
(iii) the proposed purchase price per Company Security.
(c) GE shall for a period of ten (10) Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase its Pro Rata Portion of the Company Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company.  If, at the termination of such ten (10) Business Day period, GE shall not have delivered such notice to the Company, GE shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of such Company Securities.  The closing of any purchase by GE shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by GE may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approval or consent of a Governmental Entity or any other third party (and the Company and GE shall use their respective reasonable best efforts to obtain such approvals).
(d) Upon the expiration of the ten (10) Business Day period described in Section 4.3(c), the Company shall be free to sell such Company Securities that GE has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to GE in the Issuance Notice delivered in accordance with Section  4.3(b).
(e) The provisions of this Section 4.3 shall terminate on the Trigger Date.
4.4 No Violations.
(a) The Company covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to the Company’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the GE Group of:  (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the GE Group; or (iii) any judgment, order or decree of any Governmental Entity having jurisdiction over any member of the GE Group or any of its respective assets.  For purposes of this Section 4.4(a), the “Company’s Knowledge” means the actual knowledge of the executive officers of the Company.
(b) GE covenants and agrees that it shall not, and shall cause its Subsidiaries not to, take any action or enter into any commitment or agreement which, to GE’s Knowledge, may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any member of the Company Group of:  (i) any provisions of applicable Law; (ii) any provision of the organizational documents of any member of the Company Group; or (iii) any judgment, order or decree of any Governmental Entity having jurisdiction over any member of the Company Group.  For purposes of this Section 4.4(b), “GE’s Knowledge” means the actual knowledge of the executive officers of GE.

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(c) GE and the Company agree to provide to the other any information and documentation reasonably requested by the other for the purpose of evaluating and ensuring compliance with Sections 4.4(a) and Section 4.4(b) hereof.
(d) The provisions of this Section 4.4 shall terminate on the Trigger Date.
4.5 Related Party Transactions.
(a) All proposed Related Party Transactions contemplated by the Transaction Documents between the Company and any member of the GE Group have been approved by the Company Board in connection with its approval of this Agreement.  Any amendments to or modifications or terminations of or material waivers, consents or elections under any Related Party Transactions (other than any Related Party Transactions under the Transaction Documents), shall require the prior written approval of the Conflicts Committee, subject to and consistent with the Related Party Transactions Policy (as defined below).  Any material amendments or modifications or terminations of any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto, including the Related Party Transaction Policy) or material waivers, consents (other than any consents of the Company, as managing member of Newco LLC contemplated by the Newco LLC Agreement where no member of the GE Group is a counterparty to or beneficiary of the matter in question, and such matter would not otherwise require the prior written approval of the Conflicts Committee under this Section 4.5(a) or the Related Party Transactions Policy) or elections of the Company’s or Newco LLC’s rights under any of the Transaction Documents (including, for the avoidance of doubt, the schedules thereto, including the Related Party Transaction Policy) shall require the prior written approval of the Conflicts Committee.
(b) All Related Party Transactions that are not contemplated by the Transaction Documents shall be governed by the policy set forth on Schedule 4.5(b) (the “Related Party Transactions Policy”).
(c) Following the date hereof, Related Party Transactions involving payments (individually or together with all substantially related payments) in excess of the Threshold (as defined in the Related Party Transactions Policy) shall be subject to the prior written approval of the Conflicts Committee, subject to and consistent with the Related Party Transactions Policy.
4.6 GE Policies.
(a) The policies of the Company Group shall not be inconsistent with the policies of GE provided to the Company (the “GE Policies”); provided, however, that in circumstances where a provision of the Company’s Charter or Amended and Restated Bylaws or of any Transaction Document (including, for the avoidance of doubt, this Agreement) and a GE Policy would each apply, the provision in the Company’s Charter or Amended and Restated Bylaws or Transaction Document shall control with respect to the Company Group.

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(b) The Company shall take, and shall cause the other members of the Company Group to take, all commercially reasonable actions to cause its and the other members of the Company Group’s compliance policies and procedures to (i) comply with all applicable Laws and (ii) not contravene GE’s The Spirit and the Letter, as amended from time to time; provided that the Company may, with the approval of the Company Board, adopt a new Company code of conduct not inconsistent with GE’s The Spirit and the Letter.
(c) The provisions of this Section 4.6 shall terminate on the Trigger Date.
ARTICLE V

FINANCIAL AND OTHER INFORMATION
Unless otherwise expressly provided, each of the covenants and agreements in this Article V shall terminate at the end of the fiscal year in which the Trigger Date occurs, subject to clause (b) of Section 2.1:
5.1 Annual Financial Information.
(a) The Company shall, at any time during any fiscal year, use commercially reasonable efforts to deliver to GE the Corporate Reporting Data set forth on Schedule 5.1 for such year.  The Company shall use commercially reasonable efforts to deliver the financial data and schedules comprising such Corporate Reporting Data within the reasonable time periods specified by GE, which time periods shall be specified by GE in writing by no later than fifteen (15) days prior to the end of each fiscal year.  All annual consolidated financial statements of the Company and its Subsidiaries delivered to GE shall set forth in comparative form the consolidated figures for the previous fiscal year prepared in accordance with Regulation S-X.  The Corporate Reporting Data shall include a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite years, including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K, prepared for inclusion in the annual report to stockholders of any member of the GE Group.
(b) (i) No later than the day prior to the day the Company publicly files its Annual Report on Form 10-K with the SEC, the Company shall deliver to GE the substantially final form of its Annual Report on Form 10-K, together with all certifications required by applicable Law by each of the chief executive officer and chief financial officer of the Company and the form of opinion the Company’s independent certified public accountants expect to provide thereon and (ii) the Company shall, if requested by GE, also deliver to GE all of the information required to be delivered in Schedule 5.1 with respect to each Subsidiary of the Company which is itself required to file Annual Reports on Form 10-K with the SEC, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to the Company required to be delivered to GE pursuant to Section 5.1(a).
5.2 Quarterly Financial Information.
(a) The Company shall use commercially reasonable efforts to deliver to GE the Corporate Reporting Data set forth on Schedule 5.2 for the first, second and third quarter of each year.

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The Company shall use commercially reasonable efforts to deliver the financial data and schedules comprising such Corporate Reporting Data within the reasonable time periods specified by GE, which time periods shall be specified by GE in writing by no later than fifteen (15) days prior to the end of each fiscal quarter.  All quarterly consolidated financial statements of the Company and its Subsidiaries delivered to GE shall include financial statements for such quarterly periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of the Company the consolidated figures for the corresponding quarter and period of the previous fiscal year prepared in accordance with Article 10 of Regulation S-X.  The Corporate Reporting Data shall include a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite quarterly periods, including an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K.
(b) (i) No later than the day prior to the day the Company publicly files a Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to GE the substantially final form of its Quarterly Report on Form 10-Q, together with all certifications required by applicable Law by each of the chief executive officer and chief financial officer of the Company, and (ii) the Company shall, if requested by GE, also deliver to GE all of the information required to be delivered in Schedule 5.2 with respect to each Subsidiary of the Company which is itself required to file Quarterly Reports on Form 10-Q with the SEC, with such information to be provided in the same manner and detail and on the same time schedule as the information with respect to the Company required to be delivered to GE pursuant to Section 5.2(a).
5.3 GE’s Operating Reviews.  The Company shall use commercially reasonable efforts to deliver to GE the FP&A Reports set forth on Schedule 5.3 for such quarterly or annual period in effect as of the first day of such period.  The Company shall use commercially reasonable efforts to deliver the financial data and schedules comprising such FP&A Reports during each fiscal year within the reasonable time periods specified by GE in writing by no later than fifteen (15) days prior to the end of the preceding fiscal year, or within any other reasonable time periods specified by GE in writing thereafter, but in any event prior to fifteen (15) days before the date such FP&A Report is required to be delivered to GE.  The Company shall provide GE an opportunity to meet with management of the Company to discuss such FP&A Reports upon reasonable notice during normal business hours.
5.4 GE Public Filings.  The Company shall cooperate, and cause its accountants to cooperate, with GE to the extent reasonably requested by GE in the preparation of GE’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by GE or any of its Subsidiaries with the SEC, any national securities exchange or otherwise made publicly available (collectively, “GE Public Filings”).  The Company agrees to use commercially reasonable efforts to provide to GE all information that GE reasonably requests in connection with any such GE Public Filings or that, in the judgment of GE’s legal department, is required to be disclosed therein under any Law.  The Company agrees to use commercially reasonable efforts to provide such information in a timely manner to enable GE, as applicable, to prepare, print and release such GE Public Filings on such date as GE shall determine.

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If and to the extent reasonably requested by GE, the Company shall diligently and promptly review all drafts of such GE Public Filings and prepare in a diligent and timely fashion any portion of such GE Public Filing pertaining to the Company or its Subsidiaries.  Prior to any printing or public release of any GE Public Filing, an appropriate executive officer of the Company, shall, if requested by GE, confirm to the best of such officer’s knowledge that the information provided by the Company relating to the Company Group in such GE Public Filing is accurate, true and correct in all material respects.  Unless required by Law or GAAP or interpretations thereof, without the prior consent of GE, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any GE Public Filing.
5.5 Other Financial Reporting Matters.
(a) Maintenance of Books and Records.  The Company shall, and shall cause each of its consolidated Subsidiaries to, (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and such Subsidiaries; (ii) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (x) transactions are executed in accordance with management’s general or specific authorization; (y) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; and (z) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, so long as in effect.
(b) Fiscal Year.  The Company shall, and shall cause each of its consolidated Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year; provided that, if on the date hereof any consolidated Subsidiary of the Company has a fiscal year which ends on a date other than December 31, the Company shall use its reasonable best efforts to cause such Subsidiary to change its fiscal year to one which ends on December 31 if such change is reasonably practicable.
(c) Other Financial Information.  Notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the voting power of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, the Company shall use commercially reasonable efforts to provide to GE upon reasonable request of GE such other financial information and analyses of the Company and its Subsidiaries that may be necessary, by virtue of its equity ownership in the Company, for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond in a timely manner to any reasonable requests for information regarding the Company and its Subsidiaries received by GE from investors or financial analysts; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of the Company except pursuant to policies and procedures mutually agreed upon by GE and the Company for the disclosure of such information and except as required by applicable Law.  In connection therewith, the Company shall also permit GE, the GE Auditors and other Representatives of GE to discuss the affairs, finances and accounts of any member of the Company Group with the officers of the Company and the Company Auditors, all at such times and as often as GE may reasonably request upon reasonable notice during normal business hours.

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(d) Public Information and SEC Reports.  The Company and each of its Subsidiaries that files information with the SEC shall use commercially reasonable efforts to timely file and cooperate with GE in preparing reports, notices and proxy and information statements to be sent or made available by the Company or such Subsidiaries to their security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by the Company or such Subsidiaries and all registration statements and prospectuses to be filed by the Company or such Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”) and deliver to GE (to the attention of its senior securities counsel), no later than the date the same are printed for distribution to its shareholders, sent to its shareholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system).  Upon reasonable advance notice from GE of its planned filing date for any given period (including reasonable notice of any changes to such date), the Company shall use commercially reasonable efforts to file (x) its Quarterly Report on Form 10-Q with the SEC on or about the same day as GE’s planned filing date with the SEC for its quarterly reports for the corresponding period and (y) its Annual Report on Form 10-K with the SEC on or about the same day as GE’s planned filing date with the SEC for its annual reports for the corresponding period; provided, that in no event shall the Company file such report for any given period prior to GE’s filing of its own such report for the corresponding period, unless the Company is so required by Law.  The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any of its Subsidiaries.  GE shall have the right to review, reasonably in advance of public release or release to financial analysts or investors (1) all press releases and other statements to be made available by the Company or any of its Subsidiaries to the public that relate to financial or accounting matters and (2) all reports and other information prepared by the Company or any of its Subsidiaries for release to financial analysts or investors; provided, however, that neither GE nor any member of the GE Group shall disclose any material, non-public information of the Company except pursuant to policies and procedures mutually agreed upon by GE and the Company for the disclosure of such information and except as required by applicable Law; provided, further, that notwithstanding anything in this Article V to the contrary, after the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, GE shall have the right to review such press releases, public statements, reports and other information in advance if necessary, by virtue of its equity ownership in the Company, for any member of the GE Group to (1) comply with applicable financial reporting requirements or its customary financial reporting practices or (2) respond to any reasonable requests for information regarding the Company and its Subsidiaries received by GE from investors or financial analysts.  No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the GE Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any of its Subsidiaries without the prior written consent of GE (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the GE Group, except as may be required by Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the GE Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

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(e) Meetings with Financial Analysts.  The Company shall notify GE reasonably in advance of the date of all scheduled meetings and conference calls to be held between the Company and members of the investment community (including any financial analysts), and of any conferences to be attended by management of the Company with members of the investment community, and shall consult with GE as to the appropriate timing for all such meetings, calls and conferences.  The Company shall not schedule such meeting or call or attend such conference on any date to which GE reasonably objects.  The foregoing shall not require the Company to notify GE of one-on-one discussions between management of the Company and members of the investment community (including any financial analysts).
(f) Meetings with Ratings Agencies.  The Company shall notify GE reasonably in advance of the date of all scheduled meetings and conference calls to be held between the Company and members of the Ratings Agencies, and shall consult with GE as to the appropriate timing for all such meetings, calls and conferences.  The Company shall not schedule such meeting or call or attend such conference on any date to which GE reasonably objects.  The foregoing shall not require the Company to notify GE of one-on-one discussions between management of the Company and members of the Ratings Agencies.
(g) Earnings Releases.  GE agrees that, unless required by Law (and subject to the last sentence of this paragraph) or unless the Company shall have consented thereto, no member of the GE Group will publicly release any quarterly, annual or other financial information of the Company or any of its Subsidiaries (“Company Information”) delivered to GE pursuant to this Article V prior to the time that GE publicly releases financial information of GE, for the relevant period.  GE will consult with the Company on the timing of their annual and quarterly earnings releases and GE and the Company will give each other an opportunity to review the information therein relating to the Company and its Subsidiaries and to comment thereon; provided, that GE shall have the sole right to determine the timing of all such releases if GE and the Company disagree.  Upon reasonable advance notice from GE, the Company shall use commercially reasonable efforts to publicly release its financial results for each annual and quarterly period on the day of GE’s earnings release within a reasonable time following GE’s release.  If any member of the GE Group is required by Law to publicly release such Company Information prior to the public release of GE’s financial information, GE will give the Company notice of such release of Company Information as soon as practicable but no later than two (2) days prior to such release of Company Information.
(h) GE Annual Statements.
(i) Coordination of Auditors’ Opinions.  The Company will use its commercially reasonable efforts to enable its independent certified public accountants (the “Company Auditors”) to complete their audit such that they will date their opinion on the Company’s audited annual financial statements on the same date that GE’s independent certified public accountants (the “GE Auditors”) date their opinion on the GE Annual Statements, and to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements.

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(ii) Access to Personnel and Working Papers.  The Company will request the Company Auditors to make available to the GE Auditors both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the GE Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the GE Auditors’ report on the GE Annual Statements, all within sufficient time to enable GE to meet its timetable for the printing, filing and public dissemination of the GE Annual Statements.  If the GE Auditors identify, in any management letter or other correspondence in connection with the annual audit of GE, any issue with the accounting principles, any proposed adjustment or any similar area of concern with respect to the Company Group, GE shall promptly inform the Company and provide the Company with an excerpt of the applicable portions of such management letter or correspondence.
(i) Internal Auditors.  The Company shall provide GE, the GE Auditors or other Representatives of GE reasonable access upon reasonable notice during normal business hours to the Company’s and its Subsidiaries’ books and records so that GE may conduct reasonable audits relating to the financial statements provided by the Company pursuant to this Article V, as well as to the internal accounting controls and operations of the Company and its Subsidiaries.
(j) Accounting Estimates and Principles.  The Company will give GE reasonable notice of any proposed material change in accounting estimates or material changes in accounting principles from those in effect with respect to the Company Group, and will give GE notice immediately following adoption of any such changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.  In connection therewith, the Company will consult with GE, and, if requested by GE, the Company will consult with the GE Auditors with respect thereto.  As to material changes in accounting principles that could affect any member of the GE Group, the Company will not make any such changes without GE’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), excluding changes that are mandated or required by the SEC, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board, if such a change would be sufficiently material to be required to be disclosed in the Company’s financial statements as filed with the SEC or otherwise publicly disclosed therein.  If GE so requests, the Company will be required to obtain the concurrence of the Company Auditors as to such material change prior to its implementation.  GE will use its reasonable best efforts to promptly respond to any request by the Company to make a change in accounting principles and, in any event, in sufficient time to enable the Company to comply with its obligations under Section 5.1.
(k) Management Certification.  The Company’s chief executive officer and the Company’s chief financial or accounting officer shall submit quarterly representations (with such changes thereto prescribed by GE consistent with representations furnished to GE by other business units of GE or as otherwise required by changes to applicable Law or stock exchange requirements) attesting to the accuracy and completeness of the financial and accounting records referred to therein in all material respects and the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting.

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(l) Operating Review Process.  The Company shall conduct its strategic and operational review process on a schedule that is consistent with that of GE’s.  GE acknowledges that, as a supplement to the information furnished by the Company to GE pursuant to Section 5.3, GE shall conduct its strategic and operational reviews of the Company through participation in meetings or other activities of the Company Board by the members of the Company Board that are designated for nomination by GE.  To facilitate GE’s participation in the process in this manner, the Company shall hold all of its regularly scheduled board meetings at which its strategic and operational reviews are discussed within a time frame consistent with GE’s strategic and operational review process.  GE shall make a good faith attempt to conduct all other reviews of the Company’s operations, affairs, finances or results (other than those required to comply with applicable financial reporting requirements or its customary financial reporting practices) through participation in meetings or other activities of the Company Board by the members of the Company Board that are designated for nomination by GE.  In connection with strategic, operational or other reviews, relevant GE personnel other than the members of the Company Board designated for nomination by GE may participate at GE’s invitation.  GE will notify the Company in advance of any such additional attendees.
(m) Accountants’ Reports.  The Company agrees that, notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, the Company will promptly upon receipt of written notice from GE, but in no event later than five (5) Business Days following the receipt thereof, deliver to GE copies of all reports submitted to the Company or any of its Subsidiaries by their independent certified public accountants, including each report submitted to the Company or any of its Subsidiaries concerning its accounting practices and systems and any comment letter submitted to management in connection with their annual audit and all responses by management to such reports and letters.
5.6 Exchange of Information.  Notwithstanding the occurrence of the Trigger Date, for so long as members of the GE Group beneficially own at least 10% of the outstanding shares of Company Common Stock on any date during the applicable fiscal year, each of GE and the Company, on behalf of itself and the other members of its respective Group, agrees to use commercially reasonable efforts to provide, or cause to be provided, to the other, at any time after the date hereof, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting Party reasonably needs: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or a member of its Group (including under applicable securities or Tax Laws) by a Governmental Entity having jurisdiction over the requesting Party or such member of its Group; (ii) for use in any other judicial, regulatory, administrative, Tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Tax or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other; or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any Party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

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5.7 Ownership of Information.  Any Information owned by one Group that is provided to a requesting Party pursuant to Section 5.6 shall be deemed to remain the property of the providing Group.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
5.8 Compensation for Providing Information.  In connection with Information exchanged pursuant to Section 5.6 or a party’s obligations under Section 5.12, the Party requesting Information or performance agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or otherwise performing, to the extent that such costs are incurred for the benefit of the requesting Party.  Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.
5.9 Record Retention.  To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement, GE and the Company agree to use their reasonable best efforts to retain all Information in their respective possession or control in accordance with the policies of GE as in effect on the date hereof, to the extent such policies are communicated in writing to the Company reasonably in advance, or such other policies as may be reasonably adopted by the appropriate Party after the date hereof.  Neither Party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other Party may have the right to obtain pursuant to this Agreement prior to the fifth anniversary of the date hereof without first using its reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided further, however, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
5.10 Liability.  No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the Party providing such Information.  No Party shall have any liability to any other Party if any Information is destroyed after reasonable best efforts by such Party to comply with the provisions of Section 5.9.

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5.11 Other Agreements Providing for Exchange of Information.
(a) The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.
(b) Following the Trigger Date, in the event any Information provided by one Group to the other (other than Information provided pursuant to Section 5.9) is no longer needed for the purposes contemplated by any other Transaction Document or is no longer required to be retained by applicable Law, the receiving Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
5.12 Production of Witnesses; Records; Cooperation.
(a) Except in the case of an adversarial Action by one Party against another Party, each of GE and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under the Transaction Documents.  The requesting Party shall bear all costs and expenses in connection therewith.
(b) Without limiting the foregoing, GE and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions.
(c) Without limiting any provision of this Section 5.12, each of GE and the Company agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim except as required by Law.
(d) The obligation of GE and the Company to provide witnesses pursuant to this Section 5.12 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.12(a)).
(e) In connection with any matter contemplated by this Section 5.12, GE and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

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5.13 Privilege.  The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”).  Neither the Company or any member of the Company Group nor GE or any member of the GE Group will be required to provide any information pursuant to this Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.
ARTICLE VI

DISPUTE RESOLUTION
6.1 General Provisions.
(a) Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.
(b) Commencing with a request contemplated by Section 6.2, all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.
(c) Except as provided in Section 6.1(f) in connection with any Dispute, the Parties expressly waive and forego any right to trial by jury.
(d) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the Parties in writing.
(e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending.  The Parties will take such action, if any, required to effectuate such tolling.
(f) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

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(g) To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2 herein, a Party may bring such a Dispute in court in accordance with Section 6.1(f) of this Agreement.
6.2 Consideration by Senior Executive and Conflicts Committee.  The Parties shall attempt in good faith to resolve any Dispute by negotiation between the CEO of GE, on the one hand, and the Conflicts Committee, on the other hand.  Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”).  Fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”).  The Initial Notice and the Response shall include (i) a statement of the Dispute and of each Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person.  Such meeting may be in person or by telephone within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.
6.3 Attorneys’ Fees and Costs.  Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VI.
ARTICLE VII

MISCELLANEOUS
7.1 Corporate Power; Fiduciary Duty.
(a) GE represents on behalf of itself and the Company represents on behalf of itself, as follows:
(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and
(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.
(b) Notwithstanding any provision of this Agreement, none of GE or the Company shall be required to take or omit to take any act that would violate its fiduciary duties to any minority stockholders of the Company or any non-wholly-owned Subsidiary of GE or the Company, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).
7.2 Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York, except under Article III to the extent the substantive Laws of the State of Delaware apply.
7.3 Force Majeure.  No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.
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A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event:  (i) notify the other Parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
7.4 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and, in the case of delivery in person or by overnight mail, shall be deemed to have been duly given upon receipt) by delivery in person or overnight mail to the respective parties or delivery by electronic mail transmission (providing confirmation of transmission) to the respective Parties.  Any notice sent by electronic mail transmission shall be deemed to have been given and received at the time of confirmation of transmission.  Any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by overnight mail.  All notices, requests, claims, demands and other communications hereunder shall be addressed as follows, or to such other address or email address for a Party as shall be specified in a notice given in accordance with this Section 7.4:
If to GE, to:
General Electric Company
41 Farnsworth Street
Boston, Massachusetts 02210
Attention:	James M. Waterbury
Email:	jim.waterbury@ge.com

with a copy to (which shall not constitute notice):
The Ark
201 Talgarth Road
London, United Kingdom W6 8BJ
Attention:	John Keffer
Email:	john.keffer@ge.com

If to the Company, to:
[Newco]
[Address]
[Address]
Attention:
Email:

7.5 Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.
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7.6 Entire Agreement.  This Agreement (including the annexes, exhibits and letters hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof.
7.7 Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Party.  This Agreement is for the sole benefit of the Parties to this Agreement and the members of their respective Group and their permitted successors and assigns, including any Permitted Transferee (as defined in the Newco LLC Agreement) and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity (other than the Conflicts Committee pursuant to Section  7.8 or Section 7.12) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
7.8 Amendment; Waiver.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties to such agreement; provided that any material amendment or modification of this Agreement shall require the prior written approval of the Conflicts Committee.  Either Party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided, further, that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of the Conflicts Committee.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
7.9 Interpretations.  When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “this Agreement,” “hereof,” “herein,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, annexes, exhibits or other attachments to this Agreement.  The word “or” shall be deemed to mean “and/or.”  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

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The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.
7.10 Privileged Matters.
(a) Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “GE Law Firms”) may serve as counsel to GE and the other members of the GE Group, on the one hand, and the GE O&G Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the GE Law Firms may serve as counsel to the GE Group or any director, officer, employee or Affiliate of any member of the GE Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation.  In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) prior representation of the GE O&G Subsidiaries by the GE Law Firms, and (ii) representation of any member of the GE Group prior to and after the Closing by the GE Law Firms.  As to any privileged attorney-client communications between the GE Law Firms and any GE O&G Subsidiary prior to the Closing (collectively, the “Privileged Communications”), the Company, together with any of its Affiliates, successors or assigns, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.
(b) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all privileged communications in any form or format whatsoever between or among the GE Law Firms, on the one hand, and GE, any other member of the GE Group or the GE O&G Subsidiaries, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by GE, any other member of the GE Group or the GE O&G Subsidiaries, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to GE, shall be controlled by GE, and shall not pass to or be claimed by the Company or any other member of the Company Group.  The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the GE Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any member of the GE Group or the GE Law Firms.
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(c) The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the GE Law Firms, GE, any other member of the GE Group or the GE O&G Subsidiaries, or any of their respective directors, officers, employees or other Affiliates or representatives that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by GE, any other member of the GE Group or the GE O&G Subsidiaries, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to GE, shall be controlled by GE and ownership thereof shall not pass to or be claimed by the Company or any other member of the GE Group.
(d) Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than GE, any other member of the GE Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of GE.  If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three (3) Business Days) notify GE in writing (including by making specific reference to this Section 7.10(d) so that GE can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.
(e) This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of the Conflicts Committee and any member of the Company Group (including BHI) and any successors thereof.
7.11 Counterparts; Electronic Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

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7.12 Enforceable by the Conflicts Committee.  All of the Company’s and Newco LLC’s rights under this Agreement and the other Transaction Documents may be enforced by the Conflicts Committee; provided that nothing in this Agreement shall require the Conflicts Committee to act on behalf of, or enforce any rights of, the Company or Newco LLC.  Any recovery in connection with an Action brought by the Conflicts Committee hereunder or thereunder shall be for the proportionate benefit of all Other Stockholders.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
GENERAL ELECTRIC COMPANY

By:
Name:
Title:

BEAR NEWCO, INC.

By:
Name:
Title:

Exhibit D
FORM OF REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2017, is entered into between General Electric Company, a New York corporation (“GE”), and Bear Newco, Inc., a Delaware corporation (“Newco” or the “Company”).  Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated October 30, 2016 (the “Transaction Agreement”), among GE, Baker Hughes Incorporated, a Delaware corporation (“BHI”), the Company and Bear MergerSub, Inc., a Delaware corporation, GE and BHI have agreed to combine GE O&G (as defined in the Transaction Agreement) with BHI and have effected or agreed to effect the Transactions (as defined in the Transaction Agreement);
WHEREAS, in connection with the Transactions, GE acquired newly issued membership interests in Newco LLC, a Delaware limited liability company and wholly owned subsidiary of Newco (“Newco LLC”) (the “Membership Interests”), and shares of Newco’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which Membership Interests, together with shares of Class B Common Stock, are exchangeable on a 1:1 basis for Class A common stock, par value $0.0001 per share, of Newco (the “Class A Common Stock”); and
WHEREAS, the Company wishes to grant certain registration rights with respect to the Class A Common Stock or other Registrable Securities held by GE or any other Holder, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GE and Newco, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.  The following terms shall have the meanings set forth in this Section 1.1:
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.
“Excluded Registration” means a registration under the Securities Act of (i) Registrable Securities pursuant to one or more Demand Registrations pursuant to Section 2 hereof, (ii) securities registered on Form S-8 or any similar successor form, and (iii) securities registered to effect the acquisition of, or combination with, another Person.

“Holder” means (i) GE and (ii) any direct or indirect transferee of GE who shall become a party to this Agreement in accordance with Section 2.9 and has agreed in writing to be bound by the terms of this Agreement.
“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.
“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
“Registrable Securities” means the Class A Common Stock, including any shares thereof issuable upon or issued upon exercise, conversion or exchange of other securities of Newco or any of its subsidiaries (including Class B Common Stock and Membership Interests) and any securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of the Class A Common Stock, whether by way of a dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization, owned by the Holders, whether owned on the date hereof or acquired hereafter; provided, however, that securities that, pursuant to Section 3.1, no longer have registration rights hereunder shall not be considered Registrable Securities.
“Requesting Holders” shall mean any Holder(s) requesting to have its (their) Registrable Securities included in any Demand Registration or Shelf Registration.
“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations promulgated by the SEC thereunder.
1.2 Other Terms.  For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.
Term	Section
Adverse Effect	Section 2.1.5
Advice	Section 2.6
Affiliate	Transaction Agreement
Agreement	Introductory Paragraph
BHI	Recitals
Company	Introductory Paragraph
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Demand Registration	Section 2.1.1(a)
Demanding Shareholders	Section 2.1.1(a)
Demand Request	Section 2.1.1(a)
FINRA	Section 2.7

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Term	Section
GE	Introductory Paragraph
Inspectors	Section 2.5(xiii)
Membership Interests	Recitals
Transaction Agreement	Recitals
Newco	Introductory Paragraph
Piggyback Registration	Section 2.2.1
Records	Section 2.5(xiii)
Required Filing Date	Section 2.1.1(b)
Seller Affiliates	Section 2.8.1
Shelf Registration	Section 2.1.2
Suspension Notice	Section 2.6

1.3	Rules of Construction. Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;
(2)	“or” is not exclusive;
(3)	words in the singular include the plural, and words in the plural include the singular;
(4)	provisions apply to successive events and transactions; and
(5)	“herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.
ARTICLE 2
REGISTRATION RIGHTS
2.1	Demand Registration.

2.1.1 Request for Registration.
(a) Commencing on the date hereof, subject to any restrictions contained in the Stockholders Agreement, any Holder or Holders of Registrable Securities shall have the right to require the Company to file a registration statement on Form S-1 or S-3 or any other appropriate form under the Securities Act or Exchange Act for a public offering or the listing or trading of all or part of its or their Registrable Securities (including any public offering or listing or trading of securities of (i) the Company or (ii) any wholly owned, direct or indirect Subsidiary of GE) in connection with and subject to the requirements applicable to a Permitted Spin Transaction (as defined in the Newco LLC Operating Agreement) (a “Demand Registration”), by delivering to the Company written notice stating that such right is being exercised, naming, if applicable, the Holders whose Registrable Securities are to be included in such registration (collectively, the “Demanding Shareholders”), specifying the number of each such Demanding Shareholder’s Registrable Securities to be included in such registration and, subject to Section 2.1.3 hereof, describing the intended method of distribution thereof (a “Demand Request”).
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(b) Subject to Section 2.1.6, the Company shall file the registration statement in respect of a Demand Registration as soon as practicable and, in any event, within forty-five (45) days after receiving a Demand Request (the “Required Filing Date”) and shall use reasonable best efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, however, that:
(i) the Company shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) within 60 days after the effective date of a previous Demand Registration, other than a Shelf Registration pursuant to this Article 2; and
(ii) the Company shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) unless the Demand Request is for a number of Registrable Securities with a market value that is equal to at least $50 million as of the date of such Demand Request.
2.1.2 Shelf Registration.  With respect to any Demand Registration, the Requesting Holders may require the Company to effect a registration of the Registrable Securities under a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”) or any takedown thereunder.
2.1.3 Selection of Underwriters.  At the request of a majority of the Requesting Holders, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a “firm commitment” underwritten offering.  The Holders of a majority of the Registrable Securities to be registered in a Demand Registration shall select the investment banking firm or firms to manage the underwritten offering, provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld or delayed.  No Holder may participate in any registration pursuant to Section 2.1.1 unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements described above and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Securities to be transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion thereto, and provided, further, that such liability will be limited to the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.

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2.1.4 Rights of Nonrequesting Holders.  Upon receipt of any Demand Request, the Company shall promptly (but in any event within ten (10) days) give written notice of such proposed Demand Registration to all other Holders, who shall have the right, exercisable by written notice to the Company within twenty (20) days of their receipt of the Company’s notice, to elect to include in such Demand Registration such portion of their Registrable Securities as they may request.  All Holders requesting to have their Registrable Securities included in a Demand Registration in accordance with the preceding sentence shall be deemed to be “Requesting Holders” for purposes of this Section 2.1.
2.1.5 Priority on Demand Registrations.  No securities to be sold for the account of any Person (including the Company) other than a Requesting Holder shall be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Requesting Holders that the inclusion of such securities will not adversely affect the price, timing or distribution of the offering or otherwise adversely affect its success (an “Adverse Effect”).  Furthermore, if the managing underwriter or underwriters shall advise the Requesting Holders that, even after exclusion of all securities of other Persons pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such Demand Registration by Requesting Holders is sufficiently large to cause an Adverse Effect, the Registrable Securities of the Requesting Holders to be included in such Demand Registration shall equal the number of shares which the Requesting Holders are so advised can be sold in such offering without an Adverse Effect and such shares shall be allocated pro rata among the Requesting Holders on the basis of the number of Registrable Securities requested to be included in such registration by each such Requesting Holder.
2.1.6 Deferral of Filing.  The Company may defer the filing (but not the preparation) of a registration statement required by Section 2.1 until a date not later than sixty (60) days after the Required Filing Date and not more than twice and not more than ninety (90) days in the aggregate in any twelve-month period if (i) the Board of Directors of the Company or a committee of the Board of Directors of the Company determines in good faith that such registration would be materially detrimental to the Company and its stockholders; provided, that the Board of Directors of the Company or such committee, as applicable, shall, in making such determination, take into consideration the benefit to the Company of completing such registration and the reduction of the ownership of Registrable Securities by the Requesting Holder, or (ii) prior to receiving the Demand Request, the Company had determined to effect a registered underwritten public offering of the Company’s securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering.  A deferral of the filing of a registration statement pursuant to this Section 2.1.6 shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the proposed registration for the Company’s account is abandoned.  In order to defer the filing of a registration statement  pursuant to this Section 2.1.6, the Company shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 2.1.6 and a general statement of the reason for such deferral and an approximation of the anticipated delay.  Within twenty (20) days after receiving such certificate, the holders of a majority of the Registrable Securities held by the Requesting Holders and for which registration was previously requested may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement.  The Company may defer the filing of a particular registration statement pursuant to this Section 2.1.6 only once.

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2.2	Piggyback Registrations.

2.2.1 Right to Piggyback.  Each time the Company proposes to register any of its equity securities (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) (a “Piggyback Registration”), the Company shall give prompt written notice to each Holder of Registrable Securities (which notice shall be given not less than ten (10) days prior to the anticipated filing date of the Company’s registration statement), which notice shall offer each such Holder the opportunity to include any or all of its Registrable Securities in such registration statement, subject to the limitations contained in Section 2.2.2 hereof.  Each Holder who desires to have its Registrable Securities included in such registration statement shall so advise the Company in writing (stating the number of shares desired to be registered) within ten (10) days after the date of such notice from the Company.  Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Securities in any registration statement pursuant to this Section 2.2.1 by giving written notice to the Company of such withdrawal.  Subject to Section 2.2.2 below, the Company shall include in such registration statement all such Registrable Securities so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other equity securities originally proposed to be registered.
2.2.2 Priority on Piggyback Registrations.
(a) If a Piggyback Registration is an underwritten offering and was initiated by the Company, and if the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such Holder, and (iii) third, any other securities requested to be included in such registration, provided that if such other securities have been requested to be included pursuant to a registration rights agreement, then such securities would be included as set forth in (ii) above.  If as a result of the provisions of this Section 2.2.2(a) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.
(b) If a Piggyback Registration is an underwritten offering and was initiated by a security holder of the Company, and if the managing underwriter advises the Company that the inclusion of Registrable Securities requested to be included in the Registration Statement would cause an Adverse Effect, the Company shall include in such registration statement (i) first, the securities requested to be included therein by the security holders requesting such registration and the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities owned by each such holder, and (ii) second, any other securities requested to be included in such registration (including securities to be sold for the account of the Company).

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If as a result of the provisions of this Section 2.2.2(b) any Holder shall not be entitled to include all Registrable Securities in a registration that such Holder has requested to be so included, such Holder may withdraw such Holder’s request to include Registrable Securities in such registration statement.
(c) No Holder may participate in any registration statement in respect of a Piggyback Registration hereunder unless such Holder (x) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Company and (y) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents, each in customary form, reasonably required under the terms of such underwriting arrangements; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of his or its Registrable Securities to be sold or transferred free and clear of all liens, claims, and encumbrances, (ii) such Holder’s power and authority to effect such transfer, and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, however, that the obligation of such Holder to indemnify pursuant to any such underwriting arrangements shall be several, not joint and several, among such Holders selling Registrable Securities, and the liability of each such Holder will be in proportion to, and provided, further, that such liability will be limited to, the net amount received by such Holder from the sale of his or its Registrable Securities pursuant to such registration.
2.3 SEC Form S-3.  The Company shall use its reasonable best efforts to cause Demand Registrations to be registered on Form S-3 (or any successor form) once the Company becomes eligible to use Form S-3, and if the Company is not then eligible under the Securities Act to use Form S-3, Demand Registrations shall be registered on the form for which the Company then qualifies.  The Company shall use its reasonable best efforts to become eligible to use Form S-3 (including if applicable an automatic shelf registration statement) and, after becoming eligible to use Form S-3, shall use its reasonable best efforts to remain so eligible.
2.4 Holdback Agreements.
(a) The Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 90-day period beginning on the effective date of any registration statement in connection with a Demand Registration (other than a Shelf Registration), or in the case of a Shelf Registration, the filing of any prospectus relating to the offer and sale of Registrable Securities, or a Piggyback Registration, except pursuant to any registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.

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(b) If any Holder of Registrable Securities notifies the Company in writing that it intends to effect an underwritten sale registered pursuant to a Shelf Registration pursuant to Article 2 hereof, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for its equity securities, during the seven days prior to and during the 90-day period beginning on the pricing date for such underwritten offering, except pursuant to registrations on Form S-4 or Form S-8 or any successor form or unless the underwriters managing any such public offering otherwise agree.
(c) Each Holder agrees, in the event of an underwritten offering by the Company (whether for the account of the Company or otherwise), not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, including any sale pursuant to Rule 144 under the Securities Act (except as part of such underwritten offering), during the seven days prior to, and during the 90-day period (or such lesser period as the lead or managing underwriters may require) beginning on the effective date of the registration statement for such underwritten offering (or, in the case of an offering pursuant to an effective shelf registration statement pursuant to Rule 415, the pricing date for such underwritten offering).
2.5 Registration Procedures.  Whenever any Holder has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable, and pursuant thereto the Company will as expeditiously as possible:
(i)
prepare and file with the SEC, pursuant to Section 2.1.1(a) with respect to any Demand Registration, a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, provided that as far in advance as practicable before filing such registration statement or any amendment thereto, the Company will furnish to the selling Holders copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any such Holder shall have the opportunity to object to any information contained therein and the Company will make corrections reasonably requested by such Holder with respect to such information prior to filing any such registration statement or amendment;

(ii)
except in the case of a Shelf Registration, prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

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(iii)
in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective (including the filing of a new registration statement upon the expiration of a prior one) and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto until the date on which all the Registrable Securities subject thereto have been sold pursuant to such registration statement;

(iv)
furnish to each seller of Registrable Securities and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any prospectus supplement, any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section 2.6 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

(v)
use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests (or, in the event the registration statement does not relate to an underwritten offering, as the holders of a majority of such Registrable Securities may reasonably request); use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

(vi)
promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective,

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(B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)
permit any selling Holder which, in such Holder’s sole and exclusive judgment, might reasonably be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

(viii)
make reasonably available members of management of the Company, as selected by the Holders of a majority of the Registrable Securities included in such registration, for assistance in the selling effort relating to the Registrable Securities covered by such registration, including, but not limited to, the participation of such members of the Company’s management in road show presentations;

(ix)
otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and make generally available to the Company’s securityholders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12) month period beginning with the first day of the Company’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12) month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(x)
if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

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(xi)
as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;

(xii)
cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xiii)
promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (xiii) if either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are otherwise confidential and so notifies the Inspectors in writing, unless prior to furnishing any such information such Holder of Registrable Securities requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(xiv)
furnish to each seller and underwriter a signed counterpart of (A) an opinion or opinions of counsel to the Company, and (B) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

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(xv)
cause the Registrable Securities included in any registration statement to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (B) quoted on any inter-dealer quotation system if similar securities issued by the Company are quoted thereon, and, in each case, to be registered under the Exchange Act;

(xvi)	provide a transfer agent and registrar for all Registrable Securities registered hereunder;
(xvii)
cooperate with each seller and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(xviii)
during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(xix)	notify each seller of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;
(xx)
enter into such agreements (including underwriting agreements in the managing underwriter’s customary form) as are customary in connection with an underwritten registration, with any representations, warranties and other agreements contained therein for the benefit of the underwriters also being for the benefit of the sellers of Registrable Securities;

(xxi)
provide such information and cooperation in connection with any distribution, listing or trading of any securities of a wholly owned, direct or indirect Subsidiary of GE in connection with and subject to the requirements applicable to a Permitted Spin Transaction (as defined in the Newco LLC Operating Agreement) to the same extent that would be required for the direct registration of Registrable Securities; and

(xxii)
advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

2.6 Suspension of Dispositions.  Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 2.5(vi)(C), such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

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In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Sections 2.5(ii) and 2.5(iii) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice.  The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.
2.7 Registration Expenses. All reasonable, out-of-pocket fees and expenses incident to any registration hereunder, including, without limitation, the Company’s performance of or compliance with this Article 2, all registration and filing fees, all fees and expenses associated with filings required to be made with the Financial Industry Regulatory Authority (“FINRA”) (including, if applicable, the reasonable fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 2720, and of its counsel), as may be required by the rules and regulations of FINRA, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses), messenger and delivery expenses, the fees and expenses incurred in connection with any listing or quotation of the Registrable Securities, fees and expenses of counsel for the Company and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company, will be borne by the Company (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any registration statement becomes effective; provided, however, that any underwriting discounts, commissions, or fees attributable to the sale of the Registrable Securities will be borne by the Holders pro rata on the basis of the number of shares so registered and the fees and expenses of any counsel, accountants, or other persons retained or employed by any Holder will be borne by such Holder.
2.8 Indemnification.
2.8.1 The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, each seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls such seller (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.8.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading,

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(B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act or Exchange Act, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as any such statements are made in reliance upon and in strict conformity with information furnished in writing to the Company by such seller or any Seller Affiliate for use therein.  The reimbursements required by this Section 2.8.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
2.8.2 In connection with any registration statement in which a seller of Registrable Securities is participating, each such seller will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify the Company and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.8.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing to the Company by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to, and will be limited to, the net amount received by such seller from the sale of Registrable Securities pursuant to such registration statement; provided, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company.

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2.8.3 Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (X) the indemnifying party has agreed to pay such fees or expenses, or (Y) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person.  If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.
2.8.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.8.1 or Section 2.8.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8.4 were determined by pro rata allocation (even if the Holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 2.8.4.  The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.8.3, defending any such action or claim.  Notwithstanding the provisions of this Section 2.8.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages which such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities.

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No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Holders’ obligations in this Section 2.8.4 to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.
If indemnification is available under this Section 2.8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.8.1 and Section 2.8.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.8.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.8.2.
2.8.5 The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.
2.9 Transfer of Registration Rights.  The rights of each Holder under this Agreement may be assigned to any direct or indirect transferee of a Holder permitted under the Stockholders Agreement who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement.
2.10 Rule 144.  The Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Class A Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the reasonable request of any Holder, the Company will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by the Company’s principal financial officer, stating (a) the Company’s name, address and telephone number (including area code), (b) the Company’s Internal Revenue Service identification number, (c) the Company’s SEC file number, (d) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

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2.11 Preservation of Rights.  The Company will not (i) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.
2.12 Stockholders Agreement.  Notwithstanding anything else herein to the contrary, nothing in this Agreement shall be construed to permit a Transfer (as defined in the Stockholders Agreement) by any Holder of Registrable Securities that is prohibited by the terms of the Stockholders Agreement.
ARTICLE 3
TERMINATION
3.1 Termination.  The Holders may exercise the registration rights granted hereunder in such manner and proportions as they shall agree among themselves.  The registration rights hereunder shall cease to apply to any particular Registrable Security when:  (a) a registration statement with respect to the sale of such Registrable Security shall have become effective under the Securities Act and such Registrable Security shall have been disposed of in accordance with such registration statement; (b) such Registrable Security shall have been sold to the public pursuant to Rule 144 under the Securities Act (or any successor provision); (c) such Registrable Security shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force; (d) such Registrable Security shall have ceased to be outstanding, (e) in the case of Registrable Securities held by a Holder that is not GE or any Affiliate thereof, such Holder holds less than five percent (5%) of the then outstanding Registrable Securities and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction or (f) in the case of Registrable Securities held by GE or any Affiliate thereof, such Holder holds less than three percent (3%) of the then outstanding Registrable Securities and such Registrable Securities are eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction.  The Company shall promptly upon the request of any Holder furnish to such Holder evidence of the number of Registrable Securities then outstanding.
ARTICLE 4
MISCELLANEOUS
4.1 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response).  All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.  All such notices, requests and other communications to any party hereunder shall be given to such party as follows:

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(a)	if to Newco or the Company to:
[•]
[Address]
[Address]
Attention:   [•]
E-mail:        [•]

(b)	if to GE, to:
General Electric Company
33-41 Farnsworth Street
Boston, Massachusetts 02210
Attention:	James M. Waterbury
E-mail:	jim.waterbury@ge.com

with a copy to (which shall not constitute notice):
The Ark
201 Talgarth Road
London, United Kingdom W6 8BJ
Attention:	John Keffer
E-mail:	john.keffer@ge.com

If to any other Holder, the address indicated for such Holder in the Company’s stock transfer records with copies, so long as GE owns any Registrable Securities, to GE as provided above.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
4.2 Authority.  Each of the parties hereto represents to the other that (i) it has the corporate power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
4.3 Governing Law; Jurisdiction; Specific Performance.
4.3.1 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

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4.3.2 Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.  Nothing in this Section 4.3 shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable.  Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.1 shall be effective service of process for any suit or proceeding in connection with this Agreement.
4.3.3 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.
4.4 Successors and Assigns.  Except as otherwise expressly provided herein, this Agreement shall be binding upon and benefit the Company, each Holder, and their respective successors and assigns.
4.5 Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law (as defined in the Transaction Agreement), then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
4.6 Remedies.  Any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with Article 10 of the Transaction Agreement.
4.7 Waivers.  Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estopped with respect to, any subsequent or other failure.

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4.8 Amendment.  This Agreement may not be amended or modified in any respect except by a written agreement signed by the Company, GE (so long as GE owns any Registrable Securities) and the Holders of a majority of the then outstanding Registrable Securities.
4.9 Counterparts; Electronic Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.
BEAR NEWCO, INC.

By:
Name:
Title:

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

Exhibit E

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BEAR NEWCO, INC.
BEAR NEWCO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.	The name of the corporation is BEAR NEWCO, INC. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 28, 2016.
2.
This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation as heretofore amended, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

3.
Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, the Corporation has authorized [1000] shares of common stock, par value $0.01 per share (the “Original Common Stock”), and has issued [one] share of Original Common Stock.

4.	The certificate of incorporation is hereby amended and restated in its entirety to read as follows:

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ARTICLE I
NAME
The name of the corporation is “[BEAR NEWCO, INC.]” (hereinafter called the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is Corporation Trust Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
(A)
Classes of Stock.  The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [●] shares, which shall be divided into three classes of stock designated as follows:

1.	[●] shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”);
2.	[●] shares of Class B common stock, $0.0001 par value per share (“Class B Common Stock”, and together with Class A Common Stock, “Common Stock”); and
3.	[●] shares of undesignated preferred stock, $0.0001 par value per share (“Preferred Stock”).
Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, (i) no shares of Class A Common Stock were authorized, issued or outstanding, no shares of Class B Common Stock were authorized, issued or outstanding and no shares of Preferred Stock were authorized, issued or outstanding and (ii) [one] share of Original Common Stock was authorized, issued and outstanding, which share of Original Common Stock is being repurchased for the par value thereof upon the effective time of this Amended and Restated Certificate of Incorporation and simultaneously with the repurchase of such share of Original Common Stock, shares of Class A Common Stock will be issued.
(B)
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of either the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

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(C)	Common Stock. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Common Stock, are as follows:
1.
                Ranking.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by such rights of the holders of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of any series of Preferred Stock.

2.	Voting.
(a)
Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, except as otherwise provided in section (C)(2)(b) of this Article IV.

(b)
Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.  Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(c)
Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, together as single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of stockholders generally.

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3.
                Dividends.  Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.  Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

4.
                Liquidation.  Subject to the rights of the holders of any series of Preferred Stock, the holders of Class A Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.  A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this section (C)(4), shall not be deemed to be occasioned by, or to include, any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.  The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation.

(D)
Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series.  The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate of designation pursuant to the DGCL (a “Preferred Stock Designation”), setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations, or restrictions thereof, if any, of the shares of each such series.  The powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock may differ from those of any and all other series at any time outstanding.  The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.	the designation of the series, which may be by distinguishing name, number, letter or title;

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2.
                the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3.
                the rights in respect of any dividends (or methods of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid, the amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of such series in respect of dividends, whether such dividends, if any, shall be cumulative or noncumulative and the date or dates upon which such dividends shall be payable;

4.
                the redemption rights and price or prices, if any, for shares of the series, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or another corporation or entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

5.
                the amounts payable out of the assets of the Corporation on, and the preferences, if any, of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

6.
                whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

7.	any restrictions on the issuance of shares of the same series or any other class or series;
8.	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and
9.
                any other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, if any, of each series of Preferred Stock, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock.

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Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law.
(E)	Restrictions on Transfers and Issuances.
1.
                No shares of Class B Common Stock may be issued except to a holder of Common Units or its Permitted Transferee (as such term is defined in the LLC Agreement (as defined herein)) (other than the Corporation or any subsidiary of the Corporation that is a holder of Common Units), such that after such issuance of Class B Common Stock such holder (together with its Permitted Transferees) holds an identical number of Common Units and shares of Class B Common Stock.

2.
                No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation or [NEWCO, LLC], in each case upon which transfer such shares shall, to the full extent permitted by law, automatically be retired or (ii) in accordance with the terms of the Stockholders Agreement (as defined herein), the Amended and Restated Limited Liability Company Agreement of [NEWCO, LLC], dated as of [●], 2017, as the same may be further amended and/or restated from time to time (the “LLC Agreement”) and the Exchange Agreement, dated as of [●], 2017, by and among [NEWCO, LLC], the Corporation and [GREEN], copies of which will be provided to any stockholder of the Corporation upon written request therefor.  Any stock certificates representing shares of Class B Common Stock shall include a legend referencing the transfer restrictions set forth herein. As used in this Certificate of Incorporation, “Common Units” has the meaning assigned to such term in the LLC Agreement.

ARTICLE V
MANAGEMENT
This Article V is inserted for the management of the business and for the conduct of the affairs of the Corporation.
(A)	General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.
(B)
Number of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect additional directors and to the Stockholders Agreement, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board.

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(C)
Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term of one (1) year, ending on the date of the next annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, that the term of each such director shall continue until the election and qualification of his or her successor, subject to his or her earlier death, resignation, disqualification or removal.

(D)
Vacancies.  Subject to the rights of holders of any series of Preferred Stock to elect directors and to the terms of the Stockholders Agreement, any newly created directorship that results from an increase in the number of directors, or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause, shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.  Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor and until the election and qualification of his or her successor, subject to his or her earlier death, resignation, disqualification or removal.

(E)
Removal.  Subject to the rights of the holders of any series of Preferred Stock and to the terms of the Stockholders Agreement, any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon.

(F)
Committees.  Pursuant to the Bylaws and subject to the Stockholders Agreement, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

ARTICLE VI
ELECTION OF DIRECTORS
Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VII
EXCULPATION AND INDEMNIFICATION OF DIRECTORS
(A)
Limited Liability.  To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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(B)
Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in section (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

(C)
Prepayment of Expenses.  The Corporation shall, to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D)
Claims.  If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E)
Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise.

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(F)
Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(G)
Other Indemnification and Prepayment of Expenses.  This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(H)
Priority of Corporation Obligations.  In the event that a Covered Person has rights of indemnification or advancement of expenses from any Person (an “Other Indemnitor”) other than the Corporation or an Affiliate of the Corporation in respect of a proceeding and also has rights of indemnification or advancement of expenses from the Corporation under this Article VII, the Corporation shall be primarily liable for indemnification and advancement of expenses to such Covered Person in respect of such proceeding and any obligation of an Other Indemnitor to provide indemnification or advancement of expenses shall be secondary to the obligations of the Corporation under this Article VII.  If any Other Indemnitor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable or subject to advancement under this Article VII, then (i) such Other Indemnitor shall be fully subrogated to all rights of the Covered Person with respect to the payments actually made and (ii) the Corporation shall reimburse such Other Indemnitor for the payments actually made.

ARTICLE VIII
STOCKHOLDER ACTION
(A)
Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such holders or by a consent in writing by such holders in accordance with Section 228 of the DGCL and the Bylaws.  In addition, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

(B)
Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only (1) by or at the direction of the Board, any committee thereof, the Chairman of the Board, or the Chief Executive Officer or (2) by the Secretary of the Corporation upon the written request of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock voting together as a single class.  Except as provided in the preceding sentence, special meetings of the stockholders of the Corporation may not be called by any person or persons.

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(C)
Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE IX
SECTION 203 OF THE DGCL
The Corporation shall be governed by Section 203 of the DGCL (“Section 203”) if and for so long as Section 203 by its terms shall apply to the Corporation.
ARTICLE X
SEVERABILITY
If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:  (A) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (B) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XI
AMENDMENT OF CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.  Subject to applicable law and to the Stockholders Agreement, and subject to the rights of the holders of any series of Preferred Stock pursuant to any Preferred Stock Designation, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation.
ARTICLE XII
AMENDMENT OF BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law but subject to the Stockholders Agreement, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum, or by unanimous written consent.  The Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon.

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ARTICLE XIII
FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or (D) any action asserting a claim governed by the internal affairs doctrine.  To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
ARTICLE XIV
CORPORATE OPPORTUNITIES
(A)
General.  In recognition and anticipation (1) that the Corporation will not be a wholly owned subsidiary of GE and that GE will be a significant stockholder of the Corporation, (2) that directors, officers and/or employees of GE may serve as directors and/or officers of the Corporation, (3) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between GE and the Corporation including the Stockholders Agreement, GE may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (4) that GE may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (5) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of GE, and the duties of any directors and/or officers of the Corporation who are also directors, officers and/or employees of GE, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and GE, on the other hand, the sections of this Article XIV shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to GE and the conduct of certain affairs of the Corporation as they may involve GE and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article XIV.

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(B)
Certain Agreements and Transactions Permitted.  The Corporation has entered into the Stockholders Agreement with GE, and, subject to the Stockholders Agreement, may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with GE pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and GE, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other.  Subject to section (D) of this Article XIV, and except as otherwise agreed in writing (including in the Stockholders Agreement), no such agreement, or the performance thereof by the Corporation or any Affiliated Company thereof, or GE, shall, to the fullest extent permitted by law, be considered contrary to (1) any fiduciary duty that GE may owe to the Corporation or any Affiliated Company thereof or to any stockholder or other owner of an equity interest in the Corporation or an Affiliated Company thereof by reason of GE being a controlling or significant stockholder of the Corporation or of any Affiliated Company thereof or participating in the control of the Corporation or of any Affiliated Company thereof or (2) any fiduciary duty owed by any director and/or officer of the Corporation or any Affiliated Company thereof who is also a director, officer and/or employee of GE to the Corporation or such Affiliated Company, or to any stockholder thereof.  Subject to section (D) of this Article XIV, to the fullest extent permitted by law, GE, as a stockholder of the Corporation or any Affiliated Company thereof, or as a participant in control of the Corporation or any Affiliated Company thereof, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director and/or officer of the Corporation who is also a director, officer and/or employee of GE shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of GE in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(C)
Business Activities.  Except as otherwise agreed in writing between the Corporation and GE, including in the Stockholders Agreement, and subject to section (D) of this Article XIV, GE shall to the fullest extent permitted by law have no duty to refrain from (1) engaging in the same or similar activities or lines of business as the Corporation or (2) doing business with any client, customer or vendor of the Corporation, and (except as provided in section (D) of this Article XIV below) neither GE nor any officer, director and/or employee thereof shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of GE’s engaging in any such activity.

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Except as otherwise agreed in writing between the Corporation and GE, in the event that GE acquires knowledge (other than through its position as a stockholder of the Corporation or through any of its directors, officers or employees that are also directors, officers or employees of the Corporation) of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, GE shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if GE acts in a manner consistent with the following policy: if GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, such corporate opportunity shall belong to GE unless such opportunity was expressly offered to GE in its capacity as a stockholder of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, GE shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that GE acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

(D)
Corporate Opportunities.  Except as otherwise agreed in writing between the Corporation and GE, in the event that a director and/or officer of the Corporation who is also a director, officer and/or employee of GE acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and GE, such director and/or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director and/or officer acts in a manner consistent with the following policy:

1.
                such a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation and who is also a director, officer and/or employee of GE shall belong to the Corporation only if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation and otherwise shall belong to GE; and

2.
                such a corporate opportunity offered to any person who is an officer or employee of the Corporation and also is a director, officer and/or employee of GE shall belong to the Corporation unless such opportunity is expressly offered to such person in his or her capacity as a director, officer and/or employee of GE, in which case such opportunity shall belong to GE.

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(E)
Certain Definitions.  For purposes of this Article XIV, (1) ”Affiliated Company” in respect of the Corporation shall mean any entity controlled by the Corporation, (2) ”corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation, but for sections (C) and (D) of this Article XIV, would have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its directors, officers and/or employees will be brought into conflict with that of the Corporation, and (3) ”GE” shall mean General Electric Company and its Affiliates (other than the Corporation and any entity that is controlled by the Corporation).

ARTICLE XV
STOCKHOLDERS AGREEMENT

For so long as that certain Stockholders Agreement, dated as of [  ], by and between the Corporation and GE, as amended from time to time, a copy of which will be provided to any stockholder of the Corporation upon written request therefor, (the “Stockholders Agreement”), is in effect, the provisions of the Stockholders Agreement shall be incorporated by reference into the relevant provisions hereof, and such provisions shall be interpreted and applied in a manner consistent with the terms of the Stockholders Agreement.
ARTICLE XVI
CERTAIN DEFINITIONS
Except as otherwise provided in this Certificate of Incorporation, the following definitions shall apply to the following terms as used in this Certificate of Incorporation:
(A)
“Affiliate” shall mean (1) in respect of GE, any Person that, directly or indirectly, is controlled by GE, controls GE or is under common control with GE and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that, directly or indirectly, is controlled by the Corporation); and (2) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(B)	“GE” shall mean General Electric Company.
(C)
“Person” shall mean an individual, a firm, a corporation, a partnership, a limited liability company, an association, a joint venture, a joint stock company, a trust, an unincorporated organization or similar company, or any other entity.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed this [●] day of [●], 2017.
[BEAR NEWCO INC.]

By:
Name:
Title:

15

Exhibit F

FORM OF AMENDED AND RESTATED

BYLAWS

OF

BEAR NEWCO, INC.

Page

ARTICLE I STOCKHOLDERS		1
1.1	Place of Meetings	1
1.2	Annual Meeting	1
1.3	Special Meetings	1
1.4	Notice of Meetings	1
1.5	Voting List	1
1.6	Quorum	2
1.7	Adjournments	2
1.8	Proxies	2
1.9	Action at Meeting	3
1.10	Notice of Stockholder Business and Nominations	3
1.11	Conduct of Meetings	11

ARTICLE II DIRECTORS		12
2.1	General Powers	12
2.2	Number, Election and Qualification	12
2.3	Chairman of the Board; Vice Chairman of the Board	12
2.4	Terms of Office	13
2.5	Quorum	13
2.6	Action at Meeting	13
2.7	Removal	13
2.8	Vacancies	13
2.9	Resignation	13
2.10	Regular Meetings	13
2.11	Special Meetings	13
2.12	Notice of Special Meetings	14
2.13	Meetings by Conference Communications Equipment	14
2.14	Action by Consent	14
2.15	Committees	14
2.16	Compensation of Directors	15
2.17	Interested Transactions	15

ARTICLE III OFFICERS		15
3.1	Titles	15
3.2	Election	15
3.3	Qualification	15
3.4	Tenure	15
3.5	Resignation and Removal	16
3.6	Vacancies	16
3.7	President; Chief Executive Officer	16
3.8	Vice Presidents	16
3.9	Secretary and Assistant Secretaries	16
3.10	Treasurer and Assistant Treasurers	17
3.11	Delegation of Authority	17

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ARTICLE IV CAPITAL STOCK		17
4.1	Issuance of Stock	17
4.2	Stock Certificates; Uncertificated Shares	17
4.3	Transfers	18
4.4	Lost, Stolen or Destroyed Certificates	18
4.5	Record Date	18

ARTICLE V GENERAL PROVISIONS		20
5.1	Fiscal Year	20
5.2	Corporate Seal	20
5.3	Waiver of Notice	20
5.4	Voting of Securities	20
5.5	Evidence of Authority	20
5.6	Certificate of Incorporation	20
5.7	Severability	20
5.8	Pronouns	21
5.9	Electronic Transmission	21
5.10	Certain Definitions	21

ARTICLE VI AMENDMENTS		21

ARTICLE VII INDEMNIFICATION AND ADVANCEMENT		21
7.1	Right to Indemnification	21
7.2	Prepayment of Expenses	21
7.3	Authorization of Indemnification	22
7.4	Good Faith Defined	22
7.5	Right of Claimant to Bring Suit	22
7.6	Nonexclusivity of Indemnification and Advancement of Expenses	23
7.7	Priority of Corporation Obligations	23
7.8	Insurance	23
7.9	Certain Definitions	24
7.10	Survival of Indemnification and Advancement of Expenses	24
7.11	Contract Rights	24

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ARTICLE I

STOCKHOLDERS

1.1          Place of Meetings.  All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Bear Newco, Inc. (the “Corporation”), the Chairman of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.  The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

1.2          Annual Meeting.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board or the Chief Executive Officer (which date shall not be a legal holiday in the place, if any, where the meeting is to be held).  The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3          Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called as (and only as) provided in the Certificate of Incorporation.  The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.  Business transacted at any special meeting of stockholders shall be limited to matters related to the purpose or purposes stated in the notice of meeting.

1.4          Notice of Meetings.  Except as otherwise provided by the DGCL, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.  Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given.  The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting).  The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.  If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5          Voting List.  The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation.  If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.  Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
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1.6          Quorum.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum of such class or classes or series entitled to take action with respect to the vote on such matter.  A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7          Adjournments.  Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, if directed to be voted on by the chairman of the meeting, by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum.  If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8          Proxies.  Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communication in a manner, if any, authorized by the Board in its sole discretion by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law.  No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.
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1.9          Action at Meeting.  When a quorum is present at any meeting, any matter to be voted upon by the stockholders at such meeting shall, except as set forth in Section 2.2, be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock of that class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws.  Voting at meetings of stockholders need not be by written ballot.

1.10	Notice of Stockholder Business and Nominations.

(A)	Annual Meetings of Stockholders.

(1)          Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board, any committee thereof, the Chairman of the Board or the Chief Executive Officer or (c) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.10 is delivered to the Secretary of the Corporation and at the time of the annual meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.10.  For the avoidance of doubt, the procedures set forth in this Section 1.10 shall be the exclusive means for a stockholder to make nominations or submit proposals for other business for an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor rule thereto and included in the Corporation’s proxy statement that has been prepared to solicit proxies for such annual meeting).

(2)          For any nominations or any other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred and twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that (a) in the case of the annual meeting of stockholders of the Corporation to be held in 2018, or (b) in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by the Corporation).
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In no event shall the adjournment or postponement of an annual meeting (or any public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.  To be in proper form, such stockholder’s notice (whether given pursuant to this paragraph (A)(2) of Section 1.10 or paragraph (B) of Section 1.10) to the Secretary of the Corporation shall set forth:

(a)	as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director to the Board

(i)
all information relating to such person that is required to be disclosed, whether in a proxy statement, other filings required to be made in connection with solicitations of proxies for election of directors in a contested election contest, or as otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder;

(ii)
such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request); such person’s written representation and agreement (in the form provided by the Secretary of the Corporation upon written request), (A) that such person is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) that such person is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (C) that, in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, such person would, if elected as a director, comply with all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed;

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(iii)
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, and their respective affiliates and associates, or any other person or persons (including their names) acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates or associates, or any other person or persons (including their names) acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(iv)
any information that such person would be required to disclose pursuant to clauses (ii) and (iv) – (ix) of clause (c) of this paragraph (A)(2) of Section 1.10 if such person were a stockholder purporting to make a nomination or propose business pursuant thereto; and

(v)
an undertaking to notify the Corporation in writing of any change in the information called for by clauses (i) – (iv) as of the record date for notice of such meeting, by notice received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the tenth (10th) day following such record date;

(b)	as to any other business that the stockholder proposes to bring before the meeting,

(i)
a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the complete text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend any Corporation document, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

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(ii)
a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and their respective affiliates and associates, and any other person or persons (including their names) acting in concert therewith in connection with the proposal of such business by such stockholder; and

(c)
as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal for other business is made, any of their respective affiliates or associates (including, if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity), and any others acting in concert with any of the foregoing:

(i)
the name and address of such stockholder, as they appear on the Corporation’s books, such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(ii)
the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(iii)
a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee;

(iv)
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation (a “Derivative Instrument”);

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(v)
a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, has the right to vote any shares of any security of the Corporation;

(vi)
any short interest of such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(vii)
any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, that are separated or separable from the underlying shares of capital stock of the Corporation;

(viii)
any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments, held, directly or indirectly, by a general or limited partnership in which such stockholder or such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(ix)
any performance-related fees (other than an asset-based fee) that such stockholder and such beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, if any;

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(x)
a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business or nomination;

(xi)
a representation whether the stockholder or the beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination;

(xii)
any other information relating to such stockholder and beneficial owner, if any, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, required to be disclosed under the DGCL or in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal of other business and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

(xiii)
an undertaking by the stockholder and beneficial owner, if any, to notify the Corporation in writing of any change in the information called for by clauses (i) – (xii) above as of the record date for such meeting, by notice received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the tenth (10th) day following such record date.

The Corporation may, as a condition of any such nomination being deemed properly brought before an annual meeting, require any proposed nominee to furnish (i) any information required pursuant to any undertaking delivered pursuant to this paragraph (A)(2) of Section 1.10, and (ii) such other information as the Corporation may request.  The foregoing notice requirements of this paragraph (A) of this Section 1.10 shall be deemed satisfied by a stockholder with respect to business (other than any purported nomination) if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with Rule 14a-8 promulgated under the Exchange Act or any successor rule thereto and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(3)          Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 1.10 and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.10 shall also be considered timely, but only with respect to nominees for the additional directorship positions, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
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(4)          Notwithstanding anything in this Section 1.10 to the contrary, the requirements of this Section 1.10 shall not apply to the exercise by GE of its rights to designate persons for nomination for election to the Board pursuant to the Stockholder’s Agreement dated as of the date hereof, between GE and the Corporation.

(B)          Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the special meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or any committee thereof, the Chairman of the Board or the Chief Executive Officer or (2) provided that the Board pursuant to Section 1.3 hereof has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (a) is a stockholder of record at the time the notice provided for in this Section 1.10 is delivered to the Secretary of the Corporation and at the time of the special meeting, (b) is entitled to vote at the special meeting and (c) complies with the notice procedures and conditions set forth in this Section 1.10 (including the information requirements in paragraph (A)(2) of Section 1.10) as to such nomination.  For the avoidance of doubt, clause (2) of the foregoing sentence of this paragraph (B) of Section 1.10 shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board at a special meeting of stockholders at which directors are to be elected.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if a stockholder’s notice meeting the requirements of paragraph (A)(2) of this Section 1.10 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.  In no event shall the adjournment or postponement of a special meeting as to which notice has been sent to stockholders, or any public announcement with respect thereto, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C)          General.  (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to be properly elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(xi) of this Section 1.10) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 1.10, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
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Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder, to act for such stockholder as proxy at the annual or special meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting of stockholders.

(2)          For purposes of this Section 1.10, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)          Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.10 (including paragraphs (A)(2) and (B) hereof), and compliance with paragraphs (A)(2) and (B) of this Section 1.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of (A)(2), business (other than nominations) brought properly under and in compliance with Rule 14a-8 of the Exchange Act or any successor rule thereto, as it may be amended from time to time).  Nothing in this Section 1.10 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors if and to the extent provided for under any applicable provisions of the Certificate of Incorporation.
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(D)          Action by Stockholders without Meeting.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

1.11	Conduct of Meetings.

(A)          Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board.  The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(B)          The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate in its sole discretion regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting.  Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (4) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (5) limitations on the time allotted to questions or comments by participants.  Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
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(C)          The chairman of the meeting shall announce at the meeting the date and time of the opening and the closing of the polls for each matter voted upon at the meeting.  After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted unless the Court of Chancery of the State of Delaware shall determine otherwise.

(D)          In advance of any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof.  One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation.  Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.  The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.  Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

ARTICLE II

DIRECTORS

2.1          General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2          Number, Election and Qualification.  Subject to that certain Stockholders Agreement, dated as of [   ], by and between the Corporation and General Electric Company, as amended from time to time (the “Stockholders Agreement”), the total number of directors constituting the Board shall be such number as may be fixed from time to time by resolution of the Board.  At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present or represented at the meeting and entitled to vote thereon.  Election of directors need not be by written ballot.  Directors need not be stockholders of the Corporation.

2.3          Chairman of the Board; Vice Chairman of the Board.  The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation.  If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws.  If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board.  Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.
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2.4          Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term of one year, ending on the date of the next annual meeting of stockholders following the date of such director’s election or appointment; provided that the term of each director shall continue until the election and qualification of his or her successor, subject to his or her earlier death, resignation, disqualification or removal.

2.5          Quorum.  The greater of (a) a majority of the directors at any time in office and (b) one-third of the whole Board shall constitute a quorum of the Board.  If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6          Action at Meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, by the Certificate of Incorporation or by these Bylaws.

2.7          Removal.  Subject to the rights of holders of any series of Preferred Stock and subject to the provisions of the Stockholders Agreement, directors of the Corporation may be removed as provided in the Certificate of Incorporation.

2.8          Vacancies.  Subject to the provisions of the Certificate of Incorporation and the Stockholders Agreement and the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders.

2.9          Resignation.  Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.  Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.10          Regular Meetings.  Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination.  A regular meeting of the Board may be held without notice immediately before or after and at the same place as the annual meeting of stockholders.

2.11          Special Meetings.  Special meetings of the Board may be called by the Chairman of the Board, by the Chief Executive Officer, by the affirmative vote of a majority of the directors then in office or by one director in the event that there is only a single director in office.
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2.12          Notice of Special Meetings.  Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting.  Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting.  A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13          Meetings by Conference Communications Equipment.  Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14          Action by Consent.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.15          Committees.  Subject to the provisions of the Stockholders Agreement, the Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Subject to the provisions of the Stockholders Agreement, in the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board who meets the requirements for membership on the committee to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent permitted by the DGCL and provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Each such committee shall keep minutes and make such reports as the Board may from time to time request.  Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the committee or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board.  Except as otherwise provided in the Certificate of Incorporation, the Stockholders Agreement, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
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2.16          Compensation of Directors.  Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine.  No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

2.17          Interested Transactions.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

ARTICLE III

OFFICERS

3.1          Titles.  The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine.  The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.

3.2          Election.  The officers of the Corporation shall be elected annually by the Board at its first meeting following the annual meeting of stockholders.

3.3          Qualification.  Subject to such rules and policies as may be adopted by the Board and in effect from time to time, no officer need be a stockholder.  To the extent permitted by the DGCL, any two or more offices may be held by the same person.

3.4          Tenure.  Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.
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3.5          Resignation and Removal.  Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Board, the Chief Executive Officer, the President or the Secretary.  Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.  Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office.

3.6          Vacancies.  The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.  Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.

3.7          President; Chief Executive Officer.  Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation.  The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board.  The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Chief Executive Officer or the President (if the President is not the Chief Executive Officer), one or more Executive Vice Presidents (as authorized by resolutions of the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

3.8          Vice Presidents.  Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe.  The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

3.9          Secretary and Assistant Secretaries.  The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe.  In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and of the Board and keep a record of the proceedings thereof, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

The Secretary may appoint Assistant Secretaries and Attesting Secretaries, each of whom shall have the power to affix and attest the corporate seal of the Corporation, and to attest the execution of documents on behalf of the Corporation and who shall perform such other duties as may be assigned by the Secretary.  In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretary designated by the Board) shall perform the duties and exercise the powers of the Secretary.
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The chairman of any meeting of the Board or of stockholders may designate a temporary secretary to keep a record of any meeting.

3.10          Treasurer and Assistant Treasurers.  The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer.  In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as authorized by the Board or the Chief Executive Officer, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.

3.11          Delegation of Authority.  The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1          Issuance of Stock.  Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

4.2          Stock Certificates; Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares.  Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form.  Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
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If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each class of stock or series thereof shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock; provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each class of stock or series thereof.

Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each class of stock or series thereof.

4.3          Transfers.  Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation, the Stockholders Agreement and in these Bylaws.  Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation.  Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require.  Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4          Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

4.5          Record Date.  In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
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If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days prior to such action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board.  If no record date has been fixed by the Board, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required under the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or certified or registered mail, return receipt requested.  If no record date has been fixed by the Board and prior action by the Board is required under the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
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ARTICLE V

GENERAL PROVISIONS

5.1          Fiscal Year.  Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2          Corporate Seal.  The corporate seal shall be in such form as shall be approved by the Board.

5.3          Waiver of Notice.  Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person.  Neither the business nor the purpose of any meeting need be specified in any such waiver.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4          Voting of Securities.  Except as the Board may otherwise designate, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution), with respect to the securities of any other entity which may be held by this Corporation.

5.5          Evidence of Authority.  A certificate by the Secretary, an Assistant Secretary, an Attesting Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6          Certificate of Incorporation.  All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended and/or restated and in effect from time to time.

5.7          Severability.  If any provision or provisions (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion of any paragraph of these Bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
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5.8          Pronouns.  All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9          Electronic Transmission.  For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

5.10          Certain Definitions.  For purposes of these Bylaws: the terms “GE” and its “affiliates” are used as defined in Article XVI of the Certificate of Incorporation; the terms “affiliate” and “associate” when used in relation to a person other than GE are used as defined in Rule 12b-2 of the Exchange Act.

ARTICLE VI

AMENDMENTS

Except as otherwise provided in the Stockholders Agreement, these Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the Board or by the affirmative vote of the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereon.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT

7.1          Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 7.5, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

7.2          Prepayment of Expenses.  The Corporation shall, to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.
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7.3          Authorization of Indemnification.  Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth under applicable law and is otherwise consistent with applicable law.  Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders.  Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation.  To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

7.4          Good Faith Defined.  For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action was based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise.  The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent.  The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in the DGCL.

7.5          Right of Claimant to Bring Suit.  If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.  It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct.
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7.6          Nonexclusivity of Indemnification and Advancement of Expenses.  The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to the last sentence of Section 7.1, indemnification of the persons specified in Section 7.1 shall be made to the fullest extent permitted by law.  The provisions of this Article VII shall not be deemed to preclude the indemnification of or advancement of expenses to any person who is not specified in Section 7.1 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.7          Priority of Corporation Obligations.  In the event that a Covered Person has rights of indemnification or advancement of expenses from any person (an “Other Indemnitor”) other than the Corporation or an affiliate of the Corporation in respect of a proceeding and also has rights of indemnification or advancement of expenses from the Corporation under this Article VII, the Corporation shall be primarily liable for indemnification and advancement of expenses to such Covered Person in respect of such proceeding and any obligation of an Other Indemnitor to provide indemnification or advancement of expenses shall be secondary to the obligations of the Corporation under this Article VII.  If any Other Indemnitor pays or causes to be paid, for any reason, any amounts otherwise indemnifiable or subject to advancement under this Article VII, then (i) such Other Indemnitor shall be fully subrogated to all rights of the Covered Person with respect to the payments actually made and (ii) the Corporation shall reimburse such Other Indemnitor for the payments actually made.

7.8          Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.
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7.9          Certain Definitions.  For purposes of this Article VII: references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10          Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

7.11          Contract Rights.  The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a Covered Person shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

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ANNEX 7.18(a)

TAX MATTERS AGREEMENT TERM SHEET

This term sheet (the “Term Sheet”) is intended by the parties to be a binding outline of the terms for certain Tax matters to be entered into between the Parties after signing.  It is intended that such terms shall be incorporated into a definitive agreement signed by the parties.  Additional terms and conditions may also be agreed upon in the definitive agreement.  Any definitive agreement remains subject to internal corporate approval by each party.  Capitalized terms used but not otherwise defined herein shall have the respective meaning set forth in the Transaction Agreement and Plan of Merger by and between GE and BHI (the “Transaction Agreement”).

Agreement Name:	Tax Matters Agreement (the “Agreement”)
Parties:
GE	General Electric Company, a New York corporation (“GE”).
Newco	Bear Newco, Inc., a Delaware corporation listed on the New York Stock Exchange (“Newco”).
Newco LLC	Newco LLC
Date:	Closing Date
General Purpose:
•     GE, Newco and Newco LLC desire to provide for and agree upon the allocation between the parties of Tax liabilities and benefits arising prior to, as a result of, and subsequent to the transactions contemplated by the Transaction Agreement and any restructuring transactions in connection therewith, and to provide for and agree upon other matters relating to Taxes.

Structure Tax Benefit Sharing:
Formation Taxes
•     GE will bear 100% of any net Formation Taxes (irrespective of whether the Transactions are consummated).

o     “Formation Taxes” shall mean any Taxes imposed with respect to any Formation Transaction to the extent that such Tax would not have been imposed if GE had transferred all of GE O&G to Newco in exchange for stock of Newco (and BHI’s shareholders were treated as contributing their BHI shares to Newco in exchange for stock of Newco) in a transaction qualifying under Section 351 of the Code, including any Taxes arising by reason of (A) the acceleration or triggering of deferred intercompany transactions and excess loss accounts under Treas. Reg. §§ 1.1502-13 and 1.1502-19, respectively, (B) prepaid expenses, (C) deferred revenue, (D) the acceleration of adjustments under Section 481 of the Code and (E) any other items that are accelerated by reason of any Formation Transaction or for which the income or gain has economically accrued prior to the Closing and for which an item of income or gain is recognized by reason of the formation of Newco LLC.  For the avoidance of doubt, Formation Taxes shall not be included in Newco LLC Pre-Closing Taxes (defined below).

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o     “Formation Transactions” shall mean (i) any transactions contemplated by the Transaction Agreement, and (ii) any restructuring transactions in furtherance thereof that are undertaken by BHI and its Subsidiaries or by GE and its Subsidiaries, including the GE Reorganization. For the avoidance of doubt, a GE Exchange shall not be treated as a Formation Transaction.

o     GE and Newco will negotiate in good faith to determine whether a Formation Transaction undertaken by GE resulted in Formation Taxes, and GE will (i) provide Newco with all information reasonably requested for the purpose of making this determination and (ii) deliver a certification by the chief financial officer of GE to the effect that a Formation Transaction undertaken by GE did, or did not, result in Formation Taxes and the amount thereof.

•     Between the date of the Transaction Agreement and until the Closing, GE and BHI shall mitigate, to the extent possible, any Formation Taxes. Such cooperation shall include (i) BHI and GE providing any information with respect to Formation Transactions reasonably requested by the other party and (ii) GE and BHI jointly determining any Formation Transactions to be undertaken by BHI and its Subsidiaries; provided that, in the event that GE and BHI disagree on any Formation Transaction, GE shall make such determination in its reasonable discretion (for this purpose, any position supported by substantial authority shall be considered reasonable).

•     Any refunds of Formation Taxes borne by GE shall inure to the benefit of GE (without duplication of any Structure Benefits received by GE).

Structure Benefits – Sharing
•     The parties shall share Structure Benefits (defined below) as follows:

o     To the extent of Formation Taxes borne by GE, 100% to GE; and

o     Thereafter, to be shared by Newco and GE based on the percentage of the Newco LLC interests owned directly by Newco and GE, respectively, at the time of such allocation (the “Sharing Allocation”).  The initial Sharing Allocation shall be: (i) GE - 62.5% and (ii) Newco - 37.5%.

Structure Benefits – Defined	• “Structure Benefits” shall mean:

o     Any Tax benefits actually realized by GE and/or Newco attributable to Tax items, including Tax basis, deductions, losses or credits created and Taxes paid resulting from transactions giving rise to Formation Taxes (including correlative items that are attributable to amounts included in the calculation of Formation Taxes); and

o     Any Tax benefits actually realized by a Member attributable to (i) a loss, deduction or credit allocated to such Member to the extent that such loss, deduction or credit could not have been used by Newco LLC on a stand-alone basis, determined as if Newco LLC were classified as a corporation (instead of a partnership) for U.S. federal income tax purposes or (ii) a loss (including a loss associated with a liability described in Treas. Reg. §1.752-7) allocated to such Member or a gain allocated to the other Member, in each case pursuant to Section 704(c) of the Code, to the extent such allocation of loss or gain was disproportionate relative to the applicable Sharing Percentage (and, for the avoidance of doubt, excluding depreciation or amortization allocated pursuant to Section 704(c), which is addressed below).

•      For purposes of determining whether any such Tax benefits were actually realized by GE or Newco, as the case may be, such Tax benefits shall be computed annually on a “with and without basis” and payment (or credit or other offset in lieu of a payment) in respect thereof shall be made annually.

•     To the extent that (i) GE does not receive a pro rata distribution from Newco LLC pursuant to Section 4.01(b)(ii) of the Newco LLC Operating Agreement (such shortfall, the “Tax Distribution Shortfall”), and (ii) GE is required to share a Structure Benefit with Newco, such Structure Benefit shall be reduced by an amount equal to the Tax Distribution Shortfall unless and until the Tax Distribution Shortfall is paid to GE.

•      If subsequent to the computation and payment (or credit or other offset in lieu of a payment) of a Structure Benefit, it is determined that the amount of such Structure Benefit is different than the amount previously determined, either in the taxable year in which the Structure Benefit arose (e.g., by reason of an audit adjustment) or in another taxable year, then upon such determination, GE, Newco and/or Newco LLC shall make such payments as are necessary to ensure that the net economic position of GE and Newco after such payments is the same as it would have been had the originally determined Structure Benefit been equal to the subsequently-determined Structure Benefit (“Rebalancing Payments”).

Section 704(c) Methods
•      Newco LLC shall select methods under Section 704(c) of the Code, initially and with respect to subsequent occasions for Section 704(c) method selection, in such a manner that is projected to produce (taking into account the result of prior Section 704(c) method selections), to the extent reasonably possible, an annual allocation of depreciation and amortization of Section 704(c) items based on the applicable Sharing Allocation.

General Tax Sharing:
Pre-Closing Taxes
•      Newco LLC will be responsible for (i) any pre-closing Taxes of BHI and its Subsidiaries other than any Formation Taxes and (ii) any pre-closing Taxes of GE O&G, whether imposed on GE and its Subsidiaries or Newco LLC and its Subsidiaries, other than (x) GE Income Taxes and (y) GE Formation Taxes (“Newco LLC Pre-Closing Taxes”).

•      In addition to GE’s liability for Formation Taxes as set forth above (without duplication), GE will be responsible for, and indemnify Newco, Newco LLC and the Subsidiaries of each against (i) any Taxes imposed with respect to any Formation Transactions undertaken by GE (“GE Formation Taxes”); and (ii) any Tax with respect to a pre-closing period that is, in whole or in part, based upon, related to or measured by income or gains, and any business franchise or similar Tax, in each case of any GE Holdco LLC or any GE O&G Subsidiary or that are related to GE O&G, whether imposed on GE and its Subsidiaries or Newco LLC and its Subsidiaries, including any Taxes that any GE Holdco LLC or a GE O&G Subsidiary is liable for as a result of being a member of an affiliated, consolidated, combined or unitary group, including any liability imposed under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign Law (“GE Income Taxes”).

•     Any refunds or credits of such Taxes borne by any party shall inure to the benefit of such party.

•      In the event that Newco carries forward a BHI Tax attribute from a pre-closing Tax period and such attribute reduces Newco’s Tax liabilities with respect to a post-closing Tax period, GE shall be entitled to share in a percentage of such reduction in Newco’s Tax liabilities equal to GE’s sharing percentage in the applicable Sharing Allocation.

Post-Closing Taxes
•     To the extent that GE or its Subsidiaries are required to file an affiliated, consolidated, combined or unitary group Tax return that includes Newco LLC or its subsidiaries, Newco LLC shall pay an amount to GE equal to the amount of Taxes that would be payable if Newco LLC and the relevant Subsidiaries filed a separate Tax return.  Any adjustments resulting from an audit or proceeding, will be calculated and payable in the same manner.  To the extent that a separate Tax return of Newco LLC and its Subsidiaries would reflect a net operating loss and such loss reduces the amount of Tax payable with respect to a group Tax return filed by GE or its Subsidiaries, GE shall reimburse Newco LLC for the amount equal to  such reduction in Tax liability of the applicable GE group by reason of the use of such net operating loss, which shall be computed on a “with or without basis.”

•     To the extent that filing a Tax return on an affiliated, consolidated, combined or unitary group basis is optional, GE shall determine whether Newco LLC or its Subsidiaries shall be included. If so included, the principles set forth above shall apply.

Tax Receivable Sharing:
Exchanges by GE
•     GE and Newco agree to treat an exchange by GE of Newco LLC Units (and Class B stock of Newco) for Class A common stock as a Taxable sale of GE’s LLC Units to Newco for U.S. federal income tax purposes (a “GE Exchange”).

•     Newco LLC will have in effect an election under Section 754 of the Code for all Taxable years.

•     As a result of any GE Exchange, GE shall be entitled to payments equal to 50% of the Tax benefit that will be realized by Newco from the step-up in basis and any other attributes resulting from such GE Exchange, which shall be calculated on a “with and without basis” (“TRS Payments”).

•      Upon a material breach by Newco with respect to its obligation to make TRS Payments, TRS Payments shall be accelerated and paid to GE based on certain assumptions, including sufficient annual taxable income to use any Tax benefit that will be realized by Newco resulting from a GE Exchange and an appropriate discount rate.

•     In the event of a change of control of Newco, all TRS Payments following such change of control shall be mutually determined by GE and Newco acting in good faith based on Newco’s projected standalone taxable income, which shall be calculated at the time of such change of control based on Newco’s standalone activities, balance sheet, tax attributes and other characteristics, in each case, immediately before such change of control.

Payment Mechanics:
General
GE and Newco shall cooperate in good faith to determine the manner in which payments shall be made pursuant to this Agreement in order to minimize Taxes imposed with respect to such payments, including by causing payments to be made to or by Newco LLC.  Each payment made hereunder shall be “grossed up” to take into account any Taxes imposed thereon such that party economically entitled to the payment receives, on an after-tax basis, the amount it would have received if the payment had not been taxable.

Covenants:
GE Reorganization
BHI and GE shall negotiate in good faith to agree on customary representations and covenants provided to GE by Newco LLC that directly relate to facts or actions within Newco LLC’s control and that could adversely impact, in the reasonable judgment of GE, the intended tax treatment of any material Formation Transaction undertaken by GE; provided that BHI shall not be required to agree to any such representation or covenant of Newco LLC if and to the extent that compliance with such representation or covenant, as the case may be, would reasonably be expected to (A) impose a material restriction on the business operations of Newco LLC and its Subsidiaries or (B) result in any material liabilities for Newco LLC and its Subsidiaries; and provided further that Newco LLC shall not be treated as breaching any such representation or covenant during any period during which GE (or a transferee of GE) owns 50% or more of the aggregate voting power of the outstanding Newco stock.

Confidentiality:	The Agreement shall contain commercially reasonable obligations pertaining to the protection and dissemination of confidential information that are customary for an agreement of this nature.
Governing Law:	New York.
Miscellaneous:	The Agreement shall contain commercially reasonable miscellaneous interpretative and procedural provisions that are customary for an agreement of this nature.